                                                                  EXHIBIT (A)(1)

                           OFFER TO PURCHASE FOR CASH

                                       BY
                                ITT CORPORATION
                  UP TO 30,000,000 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       AT
                              $70.00 NET PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 13, 1997, UNLESS THE OFFER IS EXTENDED. THE COMPANY EXPECTS (ALTHOUGH IT IS NOT OBLIGATED) TO EXTEND THE OFFER, SUBJECT TO THE OTHER TERMS AND CONDITIONS THEREOF, UNTIL SUCH TIME AS ALL REQUIRED APPROVALS FOR THE OFFER AND THE DESTINATIONS DISTRIBUTION (AS DEFINED HEREIN) ARE OBTAINED.

    ITT Corporation, a Nevada corporation (the "Company"), is offering to purchase up to 30,000,000 shares of its Common Stock, no par value (the "Common Stock"), together with the associated preferred share purchase rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of November 1, 1995, between the Company and The Bank of New York, at $70.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").
                            ------------------------

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS INCLUDING RECEIPT OF FINANCING ON ACCEPTABLE TERMS, SATISFACTION OF ALL CONDITIONS TO CONSUMMATION OF THE DESTINATIONS DISTRIBUTION (OTHER THAN IN RESPECT OF THE OFFER) AND THE COMPANY BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THERE EXISTS NO SIGNIFICANT IMPEDIMENT, OR MATERIAL LIKELIHOOD OF A SIGNIFICANT IMPEDIMENT, TO THE TIMELY CONSUMMATION OF THE DESTINATIONS DISTRIBUTION ON SUBSTANTIALLY THE TERMS DESCRIBED HEREIN. SEE SECTION 11 UNDER "THE TENDER OFFER." THE COMPANY INTENDS TO TERMINATE THE OFFER IF HILTON HOTELS CORPORATION ("HILTON") OR ANY AFFILIATE OF HILTON ACQUIRES A MATERIAL NUMBER OF SHARES PURSUANT TO THE HILTON OFFER (AS DEFINED HEREIN) OR OTHERWISE OR IF ANY OF THE HILTON NOMINEES (AS DEFINED HEREIN) ARE ELECTED TO THE BOARD OF DIRECTORS OF THE COMPANY.
                            ------------------------

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER ANY OR ALL OF SUCH STOCKHOLDER'S SHARES PURSUANT TO THE OFFER. EACH STOCKHOLDER MUST MAKE ITS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

    THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE "INTRODUCTION."

    The Offer is an element of the Comprehensive Plan (as defined herein) approved by the Board of Directors of the Company. The Comprehensive Plan is intended to enhance the value of the ongoing investment of stockholders as well as to further the interests of the Company's employees, creditors, customers and the economies and communities in which the Company operates. Another major element of the Comprehensive Plan involves the separation of the Company into three distinct publicly owned companies by means of (i) the pro rata distribution to the Company's stockholders of all the shares of ITT Destinations, Inc. ("Destinations"), a newly formed subsidiary of the Company that will hold the Company's hotels and gaming business, and (ii) the pro rata distribution to the Company's stockholders of all the shares owned by the Company of ITT Educational Services, Inc. ("ITT Educational"), the subsidiary of the Company that operates its post-secondary technical education business. After these distributions, the Company's only business will be its telephone directories publishing business and it is expected that the Company will be renamed "ITT Information Services, Inc." ("ITT ISI"). A third element of the Comprehensive Plan is the allocation of the Company's indebtedness between Destinations and ITT ISI in a manner that is appropriate for the credit capacity and capitalization requirements of each entity. The Company's preferred means of making this allocation is to replace the Company's existing indebtedness with indebtedness issued by the entity that will ultimately be liable for such indebtedness. Accordingly, the Company intends to commence a tender offer for all the publicly held debt securities of ITT Corporation (the "Debt Tender Offer") and to repay certain other indebtedness. In order to finance the Debt Tender Offer and the repayment of a portion of such other indebtedness, the Company will use cash received from Destinations in part as a dividend and in part as consideration for certain assets contributed to Destinations by the Company (the "First Payment"). In order to finance the Offer and a portion of such other indebtedness, the Company will use a combination of available cash, the proceeds of borrowings under a bank credit facility and the issuance of debt securities by ITT ISI and the subsidiaries it will have after the Distributions and the proceeds of a cash dividend from Destinations (the "Second Payment"). The First and Second Payments will be financed with borrowings under a bank credit facility by Destinations. The Offer is not conditioned upon the repurchase of any minimum amount of debt securities in the Debt Tender Offer.
                            ------------------------

                     The Dealer Managers for the Offer are:

                 GOLDMAN, SACHS & CO.                                      LAZARD FRERES & CO. LLC
                    85 Broad Street                                         30 Rockefeller Plaza
               New York, New York 10004                                   New York, New York 10020
                    (800) 323-5678                                             (212) 632-6717

July 17, 1997

    The Company currently operates three distinct businesses with different characteristics, competitive environments and growth prospects. Separating the Company's businesses and allowing them to operate independently is expected to result in, among other things, increased strategic focus, a flattening of organizational structures, the implementation of narrowly-tailored incentive compensation plans and enhanced public market understanding and valuations of these businesses. In approving the Comprehensive Plan, the Board also took account of the tax-free nature of spin-offs and the Company's prior positive experience with such transactions. The Company as an independent entity can consummate such a tax-free spin-off; an acquiror (whether by purchase or merger) in a transaction that is taxable in whole or in part (including the acquisition of the Company proposed by Hilton) would be unable to undertake a tax-free distribution of Company assets for a period of five years. Compared to a taxable sale of the Company's telephone directories publishing business and post-secondary technical education business, the Distributions will save the Company in excess of $500 million in U.S. Federal income taxes. Further, the tax-free nature of transactions such as the Distributions is under increasing scrutiny in the Congress. Accordingly, it is possible that in the future legislation will be passed that might eliminate or restrict the ability of the Company to undertake the Distributions on a tax-free basis. The purpose of the Offer is to return to the Company's stockholders the after-tax proceeds from recent asset sales by the Company and the proceeds of the Company's borrowing capacity. The Offer provides to stockholders who wish to sell a portion of their Shares an opportunity to do so at a premium to recent market prices and provides stockholders who wish to increase their proportionate investment in ITT ISI, Destinations and ITT Educational, and thus in the future earnings and assets of ITT ISI, Destinations and ITT Educational, an opportunity to do so. The Offer will also afford to stockholders the opportunity to dispose of Shares without the usual transaction costs associated with a market sale. See "Background and Purpose of the Offer." STOCKHOLDERS WHOSE SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR IN THE OFFER WILL NOT PARTICIPATE IN THE DISTRIBUTIONS WITH RESPECT TO SUCH SHARES.

    The Board believes that the business justifications for the Comprehensive Plan, including a significant repurchase of Shares by the Company, are compelling without regard to the Hilton Offer and intends to pursue the plan even if Hilton withdraws its interest in acquiring the Company. However, in reviewing the Comprehensive Plan, the Board took account of the possibility that the transactions contemplated by the Comprehensive Plan, including the Offer, could adversely affect the Hilton Offer. See "Background and Purpose of the Offer -- Purpose of the Offer."

    The Shares are listed and principally traded on the New York Stock Exchange, Inc. (the "NYSE"). On January 24, 1997, the last trading day before the announcement by Hilton that it intended to commence its tender offer for Shares, the closing sales price of the Shares as reported on the NYSE Composite Tape was $43.750 per Share. On July 15, 1997, the last trading day before the Company announced its intention to commence the Offer, the closing sales price of the Shares as reported on the NYSE Composite Tape was $62.625 per Share. On July 16, 1997, the last trading day before the Company commenced the Offer, the closing sales price of the Shares as reported on the NYSE Composite Tape was $66.9375 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile and any other required documents to the Depositary and either deliver the certificate(s) for such Shares to the Depositary along with the Letter of Transmittal or facsimile or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 under "The Tender Offer" or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in
Section 2 under "The Tender Offer."

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Introduction..........................................................................    1
Background and Purpose of the Offer...................................................    3
  Comprehensive Plan..................................................................    3
  Continued Refinement of Strategic Plan..............................................    5
  Strategic Investment................................................................    6
  The Hilton Transaction..............................................................    6
  Position of the Company on the Hilton Transaction...................................    8
  Purpose of the Offer................................................................    8
  Certain Litigation Relating to the Hilton Transaction...............................    9
  The Rights..........................................................................   11
The Tender Offer......................................................................   12
 1. Terms of the Offer................................................................   12
 2. Procedure for Tendering Shares and Rights.........................................   13
 3. Withdrawal Rights.................................................................   16
 4. Acceptance for Payment and Payment................................................   17
 5. Certain Federal Income Tax Consequences...........................................   18
 6. Price Range of the Shares; Dividends on the Shares................................   20
 7. Certain Information Concerning the Company........................................   20
 8. Source and Amount of Funds........................................................   29
 9. Transactions and Arrangements Concerning the Shares...............................   30
10. Certain Effects of the Offer......................................................   30
11. Certain Conditions of the Offer...................................................   31
12. Certain Legal Matters; Regulatory Approvals.......................................   34
13. Fees and Expenses.................................................................   42
14. Miscellaneous.....................................................................   43
Index to ITT Destinations, Inc. Consolidated Financial Statements and Schedule........  A-1
Index to ITT Corporation Consolidated Financial Statements and Schedule...............  B-1

TO THE HOLDERS OF COMMON STOCK (INCLUDING THE
ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
OF ITT CORPORATION:

                                  INTRODUCTION

     ITT Corporation, a Nevada corporation (the "Company"), hereby offers to purchase up to 30,000,000 shares of its Common Stock, no par value (the "Common Stock"), together with the associated preferred share purchase rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement dated as of November 1, 1995 (the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent, at a price of $70.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER ANY OR ALL OF SUCH STOCKHOLDER'S SHARES PURSUANT TO THE OFFER. EACH STOCKHOLDER MUST MAKE ITS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS INCLUDING RECEIPT OF FINANCING ON ACCEPTABLE TERMS, SATISFACTION OF ALL CONDITIONS TO CONSUMMATION OF THE DESTINATIONS DISTRIBUTION (AS DEFINED HEREIN) (OTHER THAN IN RESPECT OF THE OFFER) AND THE COMPANY BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THERE EXISTS NO SIGNIFICANT IMPEDIMENT, OR MATERIAL LIKELIHOOD OF A SIGNIFICANT IMPEDIMENT, TO THE TIMELY CONSUMMATION OF THE DESTINATIONS DISTRIBUTION ON SUBSTANTIALLY THE TERMS DESCRIBED HEREIN. SEE SECTION 11 UNDER "THE TENDER OFFER." THE COMPANY INTENDS TO TERMINATE THE OFFER IF HILTON HOTELS CORPORATION ("HILTON") OR ANY AFFILIATE OF HILTON ACQUIRES A MATERIAL NUMBER OF SHARES PURSUANT TO THE HILTON OFFER (AS DEFINED HEREIN) OR OTHERWISE OR IF ANY OF THE HILTON NOMINEES (AS DEFINED HEREIN) ARE ELECTED TO THE BOARD OF DIRECTORS OF THE COMPANY.

     THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     As of June 30, 1997, the Company had issued and outstanding 116,528,681 Shares. In addition, as of such date, 9,290,884 Shares were reserved for issuance pursuant to the exercise of employee stock options (the "Options") pursuant to the Company's equity-based incentive plans. The 30,000,000 Shares that the Company is offering to purchase represent approximately 25.7% of the Shares outstanding as of June 30, 1997. The Company is not offering to purchase any of the Options. Holders of Options who wish to participate in the Offer must first exercise such Options in accordance with the terms and provisions thereof.

     If, before the Expiration Date (as defined in Section 1 under "The Tender Offer"), more than 30,000,000 Shares are properly tendered and not withdrawn, the Company will buy Shares on a pro rata basis from all stockholders who properly tender Shares. See Section 1 under "The Tender Offer." The Company will return all Shares not purchased pursuant to the Offer, including Shares not purchased because of proration.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Company will pay all fees and expenses of Goldman, Sachs & Co. ("Goldman") and Lazard Freres & Co. LLC ("Lazard"), which are acting as Dealer Managers (the "Dealer Managers"), Citibank, N.A., which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as

Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 13 under "The Tender Offer."

     On January 31, 1997, HLT Corporation ("HLT"), a wholly owned subsidiary of Hilton, commenced a tender offer (the "Hilton Offer") to purchase 61,145,475 Shares, approximately 50.1% of the outstanding Shares, at a purchase price of $55 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in HLT's Offer to Purchase dated January 31, 1997 (the "Hilton Offer to Purchase"). According to the Hilton Offer to Purchase, if the Hilton Offer succeeds, Hilton intends to consummate a merger (the "Proposed Squeeze Out Merger" and, together with the Hilton Offer, the "Hilton Transaction") pursuant to which all Shares not tendered and purchased pursuant to the Hilton Offer (other than Shares owned by Hilton and its subsidiaries or held in the Company's treasury) would be converted into the right to receive a number of shares of Hilton common stock, par value $2.50 per share ("Hilton Common Stock"), having a nominal value of $55 per Share, subject to unspecified collar provisions. If Hilton were to acquire control of the Company, pursuant to the Hilton Offer or otherwise, it is possible that Hilton might thereafter seek to cause the Company to terminate the Offer and abandon the Comprehensive Plan (as defined herein). The Hilton Offer is subject to a number of conditions, including (i) that the number of Shares tendered and not withdrawn before the expiration date of the Hilton Offer, together with Shares owned by HLT and its affiliates as of such time, represent a majority of the Shares outstanding on a fully diluted basis, (ii) that the Rights have been redeemed by the Company's Board of Directors, or HLT is satisfied that the Rights have been invalidated or are otherwise inapplicable to the Hilton Offer and the Proposed Squeeze Out Merger, (iii) that HLT is satisfied that Sections 78.378 to 78.3793 (the "Nevada Control Share Acquisition Statute") of Chapter 78, Private Corporations, of the Nevada Revised Statutes (the "NGCL") shall be inapplicable to the Hilton Offer and the Proposed Squeeze Out Merger, (iv) that HLT is satisfied that Sections
78.411 to 78.444 of the NGCL (the "Nevada Business Combination Statute") shall be inapplicable to the Hilton Offer and Proposed Squeeze Out Merger and (v) that HLT is satisfied that all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any governmental authority with jurisdiction in respect of the Company's active gaming operations required or necessary in connection with the Hilton Offer, the Proposed Squeeze Out Merger and the transactions contemplated thereunder have been obtained and are in full force and effect. Any Shares tendered by stockholders of the Company pursuant to the Hilton Offer may be withdrawn by the tendering stockholders at any time prior to the expiration of the Hilton Offer, which is presently scheduled for Friday, August 1, 1997. See "Background and Purpose of the
Offer -- The Hilton Transaction" below.

     At a meeting held on July 15, 1997, the Board of Directors of the Company (the "Board") reassessed the Hilton Transaction in light of developments since February 11, including the Comprehensive Plan described below, and unanimously reaffirmed its conclusion, originally reached on February 11, 1997, that the Hilton Transaction, including the Hilton Offer, is inadequate and not in the best interests of the Company. Accordingly, the Board continues to recommend unanimously that the stockholders of the Company reject the Hilton Transaction and not tender their Shares pursuant to the Hilton Offer or take any other action to facilitate the Hilton Offer. The Board also reaffirmed its determination, also reached at its February 11 meeting, that, in light of the prospects of each of the Company's businesses, the attractiveness of the Distributions (as defined herein) and the other elements of the Comprehensive Plan and certain other factors, the Company's and its stockholders' interests would be best served if the Company (and particularly the core businesses of the Company) were to remain independent and pursue the Comprehensive Plan. The Company has filed with the Securities and Exchange Commission (the "Commission") a Solicitation/Recommendation Statement on Schedule 14D-9 and amendments thereto setting forth the Board's recommendation with respect to the Hilton Transaction (the "Company Schedule 14D-9").

     As further described below, at the July 15, 1997 meeting, the Board also approved the Comprehensive Plan, which is designed to enhance the value of the ongoing investment of stockholders as well as further the interests of the Company's employees, creditors, customers and the economies and communities in which the Company operates. The Board believes that the business justifications for the Comprehensive Plan, including a significant repurchase of Shares by the Company, are compelling without regard to the Hilton Offer and intends to pursue the plan even if Hilton withdraws its interest in acquiring the Company. However, in reviewing the Comprehensive Plan, the Board took account of the possibility that the transactions contemplated by the Comprehensive Plan could adversely affect the Hilton Offer.

     The purpose of the Offer is to return to the Company's stockholders the after-tax proceeds from recent asset sales by the Company and the proceeds of a portion of the Company's borrowing capacity. The Offer provides to stockholders who wish to sell a portion of their Shares an opportunity to do so at a premium to recent market prices and provides stockholders who wish to increase their proportionate investment in the three companies to be formed by the Distributions, and thus in the future earnings and assets of such companies, an opportunity to do so. The Offer will also afford to stockholders the opportunity to dispose of Shares without the usual transaction costs associated with a market sale.

     The Shares are listed and principally traded on the New York Stock Exchange, Inc. (the "NYSE"). On January 24, 1997, the last trading day before the announcement of the Hilton Offer, the closing sales price of the Shares as reported on the NYSE Composite Tape was $43.750 per Share. On July 15, 1997, the last trading day before the Company announced the Comprehensive Plan, the closing sales price of the Shares as reported on the NYSE Composite Tape was $62.625 per Share. On July 16, 1997, the last trading day before the Company commenced the Offer, the closing sales price of the Shares as reported on the NYSE Composite Tape was $66.9375 per Share. See Section 6 under "The Tender Offer." STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     Certain Federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5 under "The Tender Offer."

     Certain conditions to the Offer are described in Section 11 under "The Tender Offer." The Company reserves the right (but shall not be obligated) to waive any or all such conditions, other than those that are legally mandated. The Company expects (although it is not obligated) to extend the Offer, subject to the other terms and conditions hereof, until such time as all required approvals for the Offer and the Destinations Distribution are obtained. See Sections 1, 11 and 12 under "The Tender Offer."

                      BACKGROUND AND PURPOSE OF THE OFFER

COMPREHENSIVE PLAN

     At its July 15, 1997 meeting, the Board of Directors of the Company continued its implementation of the Company's long-term strategic plan by approving a comprehensive plan (the "Comprehensive Plan"). The major elements of the Comprehensive Plan are:

          (i) the Offer;

          (ii) the pro rata distribution to stockholders of the Company of all the shares of ITT Destinations, Inc. ("Destinations"), a new subsidiary that was formed to hold the Company's hotels and gaming business (the "Destinations Distribution");

          (iii) the pro rata distribution to stockholders of the Company of all the shares owned by the Company of ITT Educational Services, Inc. ("ITT Educational"), the subsidiary that operates the Company's post-secondary technical education business (the "ITT Educational Distribution" and, together with the Destinations Distribution, the "Distributions"); and

          (iv) the allocation of the Company's indebtedness between its hotels and gaming business and telephone directories publishing business in a manner that is appropriate for the credit capacity and capitalization requirements of each entity.

     Stockholders will not be required to surrender their Shares in connection with the Distributions. Following the Distributions, the Company's only direct subsidiary will be ITT World Directories, Inc. ("ITT World Directories"), the subsidiary that operates the Company's telephone directories publishing business and it is expected that the Company will change its name to "ITT Information Services, Inc." ("ITT ISI"). The Company will mail to stockholders of record as of the respective record dates relating to each of the

Distributions an information statement containing more detailed information about the Destinations Distribution and a separate information statement containing more detailed information about the ITT Educational Distribution.

     The Company's preferred means of making the allocation of its indebtedness is to replace the Company's existing indebtedness with indebtedness issued by the entity that ultimately will be liable for such indebtedness. Accordingly, as part of the Comprehensive Plan, the Company plans to commence a tender offer for all the publicly held debt securities of ITT Corporation (the "Debt Tender Offer") and to repay certain other indebtedness. The Offer is not conditioned upon the repurchase of any minimum amount of indebtedness in the Debt Tender Offer. In order to finance the Debt Tender Offer and the repayment of a portion of such other indebtedness, the Company will use cash received from Destinations in part as a dividend and in part as consideration for certain assets contributed to Destinations prior to the Distributions (the "First Payment"). In order to finance the Offer and a portion of such other indebtedness, the Company will use a combination of available cash, the proceeds of borrowings under a bank credit facility and the issuance of debt securities by ITT ISI and the subsidiaries it will have after the Distributions and the proceeds of a cash dividend from Destinations (the "Second Payment"). Destinations will finance the First and the Second Payment with borrowings under its own bank credit facility. The Company has received a letter from The Chase Manhattan Bank and Chase Securities Inc. stating that they are highly confident that they will be able to arrange these borrowings for Destinations and ITT ISI in amounts sufficient to consummate the Offer and the other elements of the Comprehensive Plan. See
Section 8 under the "Tender Offer."

     The Comprehensive Plan is intended to enhance the value of the ongoing investment of stockholders as well as further the interests of the Company's employees, creditors, customers, and the economies and communities in which the Company operates. The Company currently operates three distinct businesses with different characteristics, competitive environments and growth prospects. Separating the Company's businesses and allowing them to operate independently is expected to result in, among other things, increased strategic focus, a flattening of organizational structures, the implementation of narrowly-tailored incentive compensation plans and enhanced public market understanding and valuations of these businesses. The Board also took account of the tax-free nature of spin-offs and the Company's prior positive experience with such transactions. The Company as an independent entity can consummate such a tax-free spin-off; an acquiror (whether by purchase or merger) in a transaction that is taxable in whole or in part (including the Hilton Transaction) would be unable to undertake a tax-free distribution of Company assets for a period of five years. Compared to a taxable sale of the Company's telephone directories publishing business and post-secondary technical education business, the Distributions will save the Company in excess of $500 million in U.S. Federal income taxes. Further, the tax-free nature of transactions such as the Distributions is under increasing scrutiny in the Congress. Accordingly, it is possible that in the future legislation will be passed that might eliminate or restrict the ability of the Company to undertake the Distributions on a tax-free basis. Additionally, the Comprehensive Plan is expected to provide significant benefits to other constituents of the Company, relative both to the Hilton Transaction and the Company's existing structure.

     The Board's reasons for adopting the Comprehensive Plan are set forth in more detail in amendment No. 20 to the Company Schedule 14D-9 which has been filed with the Commission and mailed to the Company's stockholders.

     The Board expects to adopt governance provisions for Destinations that are designed to achieve the objectives of fostering management continuity needed to implement Destinations' strategic plan, deterring abusive takeover tactics and, if necessary, maximizing Destinations' leverage in the face of a hostile offer and thereby protecting the interests of Destinations' stockholders and other constituencies. These mechanisms fall into three categories: (i) provisions of Nevada corporate law, (ii) a stockholders rights plan and (iii) provisions of Destinations' Articles of Incorporation and By-laws. Destinations, like the Company, will be a Nevada corporation and accordingly will be subject to the NGCL, certain provisions of which are designed to mitigate potentially abusive takeover tactics. Stockholders of Destinations will also benefit from a stockholders rights plan. Other than with respect to the economic terms of the rights, the terms of Destinations' rights plan will be substantially identical to the terms of the Company's existing Rights Agreement.

     In addition, certain provisions that will be contained in Destinations' Articles of Incorporation and By-laws may provide the Destinations board with more negotiating leverage by delaying or making more difficult unsolicited acquisitions or changes of control of Destinations. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Destinations board, (ii) the classification of the Destinations board into three classes, each of which will serve for three years,
(iii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting, (iv) requirements for advance notice for raising business or making nominations at stockholders' meetings and (v) the requirement of a super-majority vote to remove directors with or without cause.

     These provisions, and the Board's consideration of them, are described in more detail in the Company Schedule 14D-9.

CONTINUED REFINEMENT OF STRATEGIC PLAN

     The Comprehensive Plan is another step in the Company's refinement of its strategic plan to focus on hotels and gaming and explore and exploit opportunities to enhance the value of the Company within that focus. This initiative already has resulted in the sale of certain of the Company's assets, a continued focus on cost containment, continued efforts to grow the hotels and gaming business and the pursuit of transactions that are expected to enhance the profitability, return on assets or cash flows of that business.

     SALE OF ASSETS. As part of its focus on its core business, the Company sold its interest in Alcatel Alsthom, sold a 39.8% interest in Madison Square Garden and contracted through "put" and "call" options to sell its remaining 10.2% interest at guaranteed amounts and, with its partner, Dow Jones & Company, Inc., entered into an agreement to sell television station WBIS+. The closing of the sale of the Company's interest in WBIS+ is subject to regulatory approval, and is expected to occur in the fourth quarter of 1997.

     COST CONTAINMENT. The Company plans to continue to focus on cost containment opportunities in its hotels and gaming business. As part of this program, the Company implemented a significant restructuring of its World Headquarters operations (for which it recognized a one-time, pre-tax charge of $58 million), reducing headcount by 65% and annual expenses by at least $20 million. These cost savings were achieved even while providing for affected employees' enhanced severance payments, enhanced pension payments and placement services. As a more narrowly focused entity, the Company plans to continue to reduce costs and complete its evolutionary process by eliminating the vestiges of its former conglomerate parent. Specifically, the Company plans to focus on reducing overhead costs at both its hotels and gaming headquarters as well as operations. Management of the Company believes that these efforts, which are currently underway, will result in approximately $10 to $15 million in additional overhead savings during 1998.

     GROWTH OF THE HOTELS AND GAMING BUSINESS. Within the parameters of the strategic plan, the Company is actively pursuing opportunities to grow its hotels and gaming business. Since January 1, 1997, the Company has acquired three hotels and signed or acquired 55 franchise agreements and management contracts in 15 different countries, totaling more than 15,000 rooms. The Company will continue to purchase hotels and interests in hotels, add new franchises and seek out additional management opportunities throughout the world. Such efforts will depend upon individual market conditions and factors affecting the hotel industry generally.

     ENHANCED PROFITABILITY, RETURN ON ASSETS AND CASH FLOWS. The Company believes transactions involving hotel or gaming properties that enhance the profitability, return on assets or cash flows of its hotels and gaming operations further the goal of strengthening the Company's core business. These transactions may include, among other things, joint ventures to develop, purchase or operate properties and conversions of owned properties to managed properties. For example, the Company recently entered into a long-term strategic alliance with FelCor Suite Hotels, Inc. ("FelCor"), pursuant to which FelCor acquired five of the Company's hotel properties and the Company retained long-term contracts to manage such hotels. As part of this strategic alliance, the Company expects to provide its expertise in the hotel business by making available the "Sheraton" hotel brand through long-term management agreements. Similarly, FelCor expects that it will provide its hotel expertise and hotel asset management skills by making available substantially all the capital necessary to acquire certain existing Sheraton brand hotels and hotels that may be converted to Sheraton brand hotels. The Company is holding The Desert Inn Resort & Casino in Las Vegas, Nevada, and The Sheraton Casino in Tunica, Mississippi, for sale and also is conducting detailed reviews of its options with regard to its ownership interest in Ciga S.p.A. ("Ciga") and certain luxury and other hotels, taking into account the best interests of its stockholders and the Company.

STRATEGIC INVESTMENT

     At the July 15, 1997 meeting, the Board approved a definitive agreement for a substantial minority investment in ITT ISI, which will hold the telephone directories publishing business following the Distributions, by an entity affiliated with Clayton, Dubilier & Rice, Inc. ("CD&R"). Following the Distributions, a CD&R affiliate will purchase approximately 32.9% of the outstanding common stock of ITT ISI and warrants to purchase shares representing an additional 13.7% of the outstanding common stock of ITT ISI for aggregate consideration of $225 million (the "Strategic Investment"). Such warrants will have a ten year term and permit CD&R to buy common stock of ITT ISI at a 50% premium to CD&R's initial purchase price. Consummation of the Strategic Investment is subject to certain conditions including, among other things, approval of the stockholders of ITT ISI following the Distributions. Completion of the Strategic Investment (the proceeds from which are expected to be used primarily to reduce indebtedness of ITT ISI) is not a condition to the Distributions and is expected to occur in the fourth quarter of 1997. Following completion of the Strategic Investment, ITT ISI will have approximately $1.05 billion in debt, giving ITT ISI an initial enterprise value, based on the Strategic Investment, of approximately $1.7 billion.

     In addition, at the July 15, 1997 meeting, the Board approved the purchase by the Company for $254 million of BellSouth Corporation's minority interest in ITT World Directories, which will be the only direct subsidiary of ITT ISI after the Distributions. The purchase of this interest, which has been consummated, allows ITT ISI to have 100% of the benefit of the results of operations of ITT World Directories, allows for a better understanding of ITT ISI by the investment community, simplifies the corporate and organizational structure of ITT World Directories and allows for a more effective implementation of the allocation of the Company's indebtedness. In connection with this transaction, BellSouth Corporation received a pro rata portion of a dividend paid by ITT World Directories, resulting in additional proceeds to BellSouth Corporation of $11 million.

THE HILTON TRANSACTION

     On January 31, 1997, HLT and Hilton commenced an unsolicited tender offer to purchase 61,145,475 Shares, approximately 50.1% of the outstanding Shares, at a purchase price of $55 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Hilton Offer to Purchase. Hilton has filed with the Commission a Tender Offer Statement on Schedule 14D-1 and amendments thereto (collectively, the "Hilton Schedule 14D-1"), of which the Hilton Offer to Purchase constitutes a part. The Hilton Offer to Purchase has been mailed to stockholders of the Company. Any Shares tendered pursuant to the Hilton Offer, unless previously accepted for payment, may be withdrawn by the tendering stockholders at any time prior to the expiration of the Hilton Offer, which is presently scheduled for Friday, August 1, 1997.

     The Hilton Offer is by its terms subject to a number of conditions described in the Hilton Offer to Purchase, including (i) that the number of Shares tendered and not withdrawn before the expiration date of the Hilton Offer, together with Shares owned by HLT and its affiliates as of such time, represent a majority of the Shares outstanding on a fully diluted basis, (ii) that the Rights have been redeemed by the Company's Board of Directors, or HLT is satisfied that the Rights have been invalidated or are otherwise inapplicable to the Hilton Offer and the Proposed Squeeze Out Merger, (iii) that HLT is satisfied that the Nevada Control Share Acquisition Statute shall be inapplicable to the Hilton Offer and the Proposed Squeeze Out Merger, (iv) that HLT is satisfied that the Nevada Business Combination Statute shall be inapplicable to the Hilton Offer and Proposed Squeeze Out Merger and (v) that HLT is satisfied that all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any governmental authority with jurisdiction in respect of the Company's active gaming operations required or necessary in connection with the Hilton Offer, the Proposed Squeeze Out Merger and the transactions contemplated thereunder have been obtained and are in full force and effect.

     According to the Hilton Offer to Purchase, if the Hilton Offer succeeds, Hilton intends to consummate the Proposed Squeeze Out Merger, pursuant to which all Shares not tendered and purchased pursuant to the Hilton Offer (other than Shares owned by Hilton and its subsidiaries or held in the Company's treasury) would be converted into the right to receive a number of shares of Hilton Common Stock, having a nominal value of $55 per Share, subject to unspecified collar provisions.

     In the Hilton Offer to Purchase, Hilton and HLT stated their intention to nominate, and solicit proxies for the election of, a slate of nominees who support the Hilton Offer and the Proposed Squeeze Out Merger (the "Hilton Nominees"), to replace all the members of the Board of Directors of the Company at the 1997 Annual Meeting of Stockholders of the Company (the "1997 Annual Meeting"). Hilton has indicated that it expects that, if elected, and subject to their fiduciary duties under applicable law, the Hilton Nominees would cause the Board of Directors of the Company to (i) approve the Proposed Squeeze Out Merger, (ii) amend the Rights Agreement or redeem the Rights, or otherwise act to ensure that the Rights are not applicable to the Hilton Offer, (iii) eliminate the restrictions on voting of the Shares pursuant to the Nevada Control Share Acquisition Statute, (iv) eliminate the restrictions on business combinations pursuant to the Nevada Business Combination Statute and (v) take any other actions necessary to permit the Hilton Offer and the Proposed Squeeze Out Merger to be consummated. On February 11, 1997, Hilton announced its slate of 25 Hilton Nominees. On March 21, 1997, Hilton filed with the Commission definitive proxy materials pursuant to the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (the "Hilton Proxy Statement"). The Hilton Proxy Statement has been mailed to stockholders of the Company. Pursuant to the Hilton Proxy Statement, Hilton is soliciting proxies in support of proposals for (i) the election of the 25 Hilton Nominees, eleven of whom would be nominated to succeed the Company's eleven current directors and the remainder to be nominated in the event the Company increases the size of the Board or any of the first eleven Hilton Nominees is unable for any reason to serve as a director, (ii) the stockholders of the Company to urge the Board to arrange for the sale of the Company to Hilton or to any bidder offering a higher price; and if there be no higher bidder, to take all necessary action to permit the Hilton Offer and the Proposed Squeeze Out Merger to proceed and (iii) each provision of the Amended and Restated By-laws of the Company adopted on or after July 23, 1996 and prior to the adoption of such proposal to be repealed. Contemporaneously with the commencement of its proxy solicitation, Hilton filed a motion in the U.S. District Court for the District of Nevada seeking to require the Company to hold the 1997 Annual Meeting in May 1997. The court subsequently denied that motion and Hilton's appeal of the denial of its motion was unsuccessful. See "-- Certain Litigation Relating to the Hilton Transaction" below. The date of the 1997 Annual Meeting has not been set formally, but is expected to be in November 1997, after the currently anticipated consummation of the Distributions. Prior to the 1997 Annual Meeting, the Company will distribute its own proxy materials, which will contain important information about the Company. The Company cannot predict if, following the Distributions, Hilton will commence a tender offer for shares of Destinations common stock or a proxy solicitation with respect to the first annual meeting of Destinations stockholders (which is expected to be in November 1997, if the Destinations Distribution is completed on the currently contemplated schedule) with respect to a takeover proposal for Destinations.

     The foregoing summary of certain information contained in the Hilton Offer to Purchase and the Hilton Proxy Statement is not intended to be complete and is qualified in its entirety by reference to the Hilton Offer to Purchase and the Hilton Proxy Statement. The Hilton Offer to Purchase and the Hilton Schedule 14D-1, including the exhibits and amendments thereto, and the Hilton Proxy Statement may be examined and copies may be obtained at the offices of the Commission in Washington, D.C. in the same manner as information relating to the Company, as described under "Additional Information" in Section 7 under "The Tender Offer." The Company takes no responsibility for the accuracy or completeness of any information contained in the Hilton Offer to Purchase, the Hilton Schedule 14D-1 or the Hilton Proxy Statement.

     For a description of certain litigation relating to the Hilton Transaction, see "-- Certain Litigation Relating to the Hilton Transaction" below.

POSITION OF THE COMPANY ON THE HILTON TRANSACTION

     At a meeting held on July 15, 1997, the Board reassessed the Hilton Transaction in light of developments since February 11, including the Comprehensive Plan, and unanimously reaffirmed its conclusion, originally reached on February 11, 1997, that the Hilton Transaction, including the Hilton Offer, is inadequate and not in the best interests of the Company. Accordingly, the Board continues to recommend unanimously that the stockholders of the Company reject the Hilton Transaction and not tender their Shares pursuant to the Hilton Offer or take any other action to facilitate the Hilton Offer. The Board also reaffirmed its determination, also reached at its February 11 meeting, that, in light of the prospects of the Company's businesses, the attractiveness of the Distributions and the other elements of the Comprehensive Plan and certain other factors, the Company's and its stockholders' interests would be best served if the Company (and particularly the core businesses of the Company) were to remain independent and pursue the Comprehensive Plan.

     The foregoing discussion of the Company's position with respect to the Hilton Transaction is qualified in its entirety by reference to the Company
Schedule 14D-9. The Company Schedule 14D-9, including the exhibits and amendments thereto, may be examined and copies may be obtained as set forth under "Additional Information" in Section 7 under "The Tender Offer."

PURPOSE OF THE OFFER

     The Offer is an element of the Comprehensive Plan approved by the Board of Directors of the Company. The Comprehensive Plan is intended to enhance the value of the ongoing investment of stockholders as well as further the interests of the Company's employees, creditors, customers and the economies and communities in which the Company operates. The Company currently operates three distinct businesses with different characteristics, competitive environments and growth prospects. Separating the Company's businesses and allowing them to operate independently is expected to result in, among other things, increased strategic focus, a flattening of organizational structures, the implementation of narrowly-tailored incentive compensation plans and enhanced public market understanding and valuations of these businesses. Among other factors, the Board took account of the tax-free nature of spin-offs and the Company's prior positive experience with such transactions. The Company as an independent entity can consummate such a tax-free spin-off; an acquiror (whether by purchase or merger) in a transaction that is taxable in whole or in part (including the Hilton Transaction) would be unable to undertake a tax-free distribution of Company assets for a period of five years. Compared to a taxable sale of the Company's telephone directories publishing business and post-secondary technical education business, the Distributions will save the Company in excess of $500 million in U.S. Federal income taxes. Further, the tax-free nature of transactions such as the Distributions is under increasing scrutiny in the Congress. Accordingly, it is possible that in the future legislation will be passed that might eliminate or restrict the ability of the Company to undertake the Distributions on a tax-free basis. The purpose of the Offer is to return to the Company's stockholders the after-tax proceeds from recent asset sales by the Company and the proceeds of the Company's borrowing capacity. The Offer provides to stockholders who wish to sell a portion of their Shares an opportunity to do so at a premium to recent market prices and provides stockholders who wish to increase their proportionate investment in ITT ISI, Destinations and ITT Educational, and thus in the future earnings and assets of ITT ISI, Destinations and ITT Educational, an opportunity to do so. The Offer will also afford to stockholders the opportunity to dispose of Shares without the usual transaction costs associated with a market sale. STOCKHOLDERS WHOSE SHARES ARE VALIDLY TENDERED AND ACCEPTED FOR PAYMENT IN THE OFFER WILL NOT PARTICIPATE IN THE DISTRIBUTIONS WITH RESPECT TO SUCH SHARES.

     The Board believes that the business justifications for the Comprehensive Plan, including a significant repurchase of Shares by the Company, are compelling without regard to the Hilton Offer and intends to pursue the plan even if Hilton withdraws its interest in acquiring the Company. Because the Company's telephone directories publishing and post-secondary technical education businesses are distinct from the Company's core hotels and gaming business, during 1996 subsequent to becoming an independent public company, the Company began to recognize that these businesses would eventually be separated from the Company's core business, just as ITT's forest products, insurance and industrial products businesses have previously become independent publicly traded companies. However, in reviewing the Comprehensive Plan, the Board took account of the possibility that the transactions contemplated by the Comprehensive Plan could adversely affect the Hilton Offer. As a result of the Comprehensive Plan, including the Destinations Distribution, and in light of statements by Hilton that it is interested in the Company's hotels and gaming business, it is likely that Hilton will withdraw the Hilton Offer after completion of the Destinations Distribution. The Company is unable to predict whether Hilton would commence efforts to acquire Destinations after the Destinations Distribution. Although there is no Internal Revenue Service ruling or case law that is dispositive of the issue, counsel to the Company has advised the Company that, in its opinion, under existing U.S. Federal tax laws and the current provisions of recently introduced U.S. Federal tax legislation, the Distributions should not create a tax-related impediment to an unsolicited offer by Hilton to acquire Destinations after the Distributions. The Company recognizes that this opinion is based on an interpretation of current tax laws and the current provisions of pending legislation rather than on binding precedent, and accordingly is not free from doubt and is subject to revision if pending tax legislation changes. Certain provisions of the Articles of Incorporation and By-laws that Destinations will have at the time of the Destinations Distribution, a stockholders rights plan that Destinations will have at the time of the Destinations Distribution and certain provisions of the NGCL may have the effect of delaying or making more difficult an acquisition of control of Destinations in a transaction that is not approved by the board of directors of Destinations. In addition, it is possible that certain terms of the bank financing for the Offer may make more expensive, and may impede, consummation of the Hilton Offer and might deter certain other persons from attempting, through tender or exchange offers or by other means, to gain control of the Company, particularly persons who would finance a takeover of the Company with the Company's own assets and cash flow or who cannot consummate a tender offer without acquiring a very high percentage of the Company's voting securities. See Section 8 under "The Tender Offer."

     Assuming the Company purchases 30,000,000 Shares pursuant to the Offer, the ongoing ownership interest in the Company of a stockholder who does not sell any Shares will increase by approximately 35%. The Company cannot predict the prices at which the Shares, Destinations common stock or ITT Educational common stock will trade after consummation of the Offer and the Distributions. The aggregate market values of the Shares, Destinations common stock and ITT Educational common stock may be less than, equal to or greater than the market value of the Shares prior to the Offer and the Distributions.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER ANY OR ALL OF SUCH STOCKHOLDER'S SHARES PURSUANT TO THE OFFER. EACH STOCKHOLDER MUST MAKE ITS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

CERTAIN LITIGATION RELATING TO THE HILTON TRANSACTION

     On July 16, 1997, the Company filed a complaint in the U.S. District Court for the District of Nevada seeking, among other relief, a declaratory judgment that Hilton cannot show that, in approving the Comprehensive Plan, the Board acted outside its powers or failed to exercise its powers in good faith and with a view to the interests of the Company. The Company also filed a motion with the court seeking a speedy hearing on its claims.

     In connection with the Hilton Transaction, on January 27, 1997, Hilton filed a complaint (the "Hilton Complaint") captioned Hilton Hotels Corporation and HLT Corporation v. ITT Corporation in the U.S. District Court for the District of Nevada. The Hilton Complaint asks the Court, among other things: (i) to enjoin the Company from amending its by-laws "in any way that would impede the effective exercise of the stockholder franchise in connection with the 1997 annual meeting" of the stockholders of the Company, from materially delaying the annual meeting, and from increasing the size of the Board "in order to preserve the position of incumbent directors," (ii) to require the Board to redeem the Rights and to make inapplicable to the Hilton Offer and the Proposed Squeeze Out Merger the Nevada Control Share Acquisition Statute and the Nevada Business Combination Statute and (iii) to declare that the Company does not have standing to institute an action under the Federal anti-trust laws to block or impede the Hilton Offer or the Proposed Squeeze Out Merger and that, in any event, the consummation of the Hilton Offer and the Proposed Squeeze Out Merger would not violate such laws.

     On January 27, 1997, Hilton and HLT filed a motion for a preliminary injunction (the "Hilton Preliminary Injunction Motion") seeking to enjoin the Company (i) from increasing the size of the Board or, alternatively, requiring the Company to give Hilton the opportunity to supplement the individuals it nominates for the Board and (ii) from amending the Company's by-laws "to impede in any way the effective exercise of the stockholder franchise in connection with electing directors" at the 1997 annual meeting. Following a hearing on the preliminary injunction on March 5, 1997, the court issued an order denying the Hilton Preliminary Injunction Motion.

     On January 29, 1997, Hilton and HLT filed a motion for a temporary restraining order and preliminary injunction enjoining the Company from prosecuting any action against Hilton or HLT arising out of the Hilton Offer in any jurisdiction other than the U.S. District Court for the District of Nevada. On January 29, 1997, the U.S. District Court for the District of Nevada issued an order denying Hilton and HLT's motion.

     On February 12, 1997, the Company filed an answer and counterclaims to the Hilton Complaint denying all material allegations of the Hilton Complaint. The counterclaims seek injunctive relief prohibiting Hilton from proceeding with the Hilton Offer which is tainted by Hilton's misappropriation and misuse of the Company's confidential information and other relief to prevent Hilton from benefitting from access to the Company's confidential information. These counterclaims also seek injunctive relief, in the event the Hilton Offer is not enjoined, requiring Hilton to correct material inadequacies in the Hilton
Schedule 14D-1 by disclosing and filing the information required under the Federal securities laws.

     On February 13, 1997, the Company filed a motion for an injunction (the "Counsel Motion") requiring Hilton to discharge Latham & Watkins as its counsel. The Counsel Motion sought (i) an order requiring Hilton to dismiss Latham & Watkins as its counsel in connection with the Hilton Offer or, in the alternative, (ii) a preliminary injunction enjoining Hilton from seeking Latham & Watkins' counsel until the court can review the merits of the Counsel Motion. On March 12, 1997, the court issued an order denying the Counsel Motion.

     On February 26, 1997, Hilton filed a motion (the "Hilton Annual Meeting Motion") for a preliminary injunction seeking to require the Company to hold its annual meeting of stockholders in May 1997. On March 13, 1997, the Company filed a memorandum in opposition to Hilton's motion. On March 25, 1997, Hilton filed a reply memorandum in response to the Company's memorandum in opposition. On April 21, 1997, the court issued on order denying the Hilton Annual Meeting Motion. Hilton appealed the court's denial of the Hilton Annual Meeting Motion to the U.S. Court of Appeals for the Ninth Circuit. On June 19, 1997, the Court of Appeals issued an order affirming the district court's denial of the Hilton Annual Meeting Motion.

     On June 12, 1997, Hilton filed a first amended and supplemental complaint (the "First Amended and Supplemental Hilton Complaint") in the U.S. District Court for the District of Nevada. In addition to the relief sought in the Hilton Complaint, the First Amended and Supplemental Hilton Complaint asks the court, among other things, (i) to enjoin the Company from further delaying its annual meeting, (ii) to require the Company to conduct an auction of the Company, (iii) to enjoin the Company from selling any of its assets without conducting an auction in which Hilton may participate and without stockholder approval, (iv) to require the Company to rescind its transaction with FelCor, (v) to invalidate the change of control provisions in the Company's management agreement with FelCor and to enjoin the Company from entering into any other agreement containing change of control provisions and (vi) to enjoin the Board from taking actions aimed at entrenching themselves in office.

     On July 2, the Company filed a motion in the U.S. District Court for the District of Nevada to dismiss certain counts included in the First Amended and Supplemental Hilton Complaint or, in the alternative, for partial summary judgment.

     Copies of the Company's July 16 complaint and motion, the Hilton Complaint, the Company's answer and counterclaims, the First Amended and Supplemental Hilton Complaint and the motions and orders described above are filed as exhibits to the Company Schedule 14D-9 and may be examined and copies thereof may be obtained as set forth under "Additional Information" in Section 7 under "The Tender Offer."

     Following the Hilton Offer, a total of eight purported class action suits were filed on behalf of individual plaintiffs against the Company and the Board in various state courts in Nevada. These complaints were captioned Cohen v. ITT Corp. N.V., et al.; Kostick v. Araskog, et al.; Bernstein, et al. v. ITT Corp. N.V., et al.; Feuerstein, et al. v. ITT Corp. N.V., et al.; Marks, et al. v. Araskog, et al.; Huntley v. ITT Corporation, et al.; Steiner v. Araskog, et al.; and Cohen v. Araskog, et al. Five purported class action suits were also filed on behalf of individual plaintiffs against the Company and the Board in the Nevada Federal court. The complaints were captioned Collins v. Anderson, et al.; Taub, et al. v. Araskog, et al.; Kanarek v. Araskog, et al.; Halebian v. Araskog, et al.; and Cohen, et al. v. Araskog, et al. In addition, four purported class action suits were filed on behalf of individual plaintiffs against the Company and the Board in the Supreme Court of the State of New York. The complaints were captioned Siegel v. Araskog, et al.; Waltzman v. Anderson., et al.; Hack v. ITT Corp., et al.; and Rand, et al. v. ITT Corporation, et al. The complaints allege, among other things, that the defendants have breached their fiduciary duties to the Company's stockholders by failing to maximize stockholder value. The complaints seek, among other things, to compel the defendants to carry out their fiduciary duties and to cooperate with any person having a bona fide interest in proposing a transaction with the Company which would maximize stockholder value. On June 4, 1997, the Nevada Federal court consolidated the eight purported class action suits filed in that court and ordered a stay of the action. There have been no other material developments in any of the foregoing actions.

     Copies of the complaints filed in the class action suits described above and the order of the U.S. District Court for the District of Nevada consolidating the actions filed in that court are filed as exhibits to the Company Schedule 14D-9 and may be examined and copies thereof may be obtained as set forth under "Additional Information" in Section 7 under "The Tender Offer."

THE RIGHTS

     Pursuant to the Rights Agreement, the Company declared a dividend of one Right for each outstanding Share. Each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-thousandth (1/1000th) of a share of Preferred Stock of the Company (the "Preferred Shares") at a price of $200 per Right (the "Purchase Price"), subject to adjustment in certain circumstances.

     The Hilton Offer is conditioned upon, among other things, the Rights having been redeemed by the Company's Board of Directors or HLT being satisfied that the Rights have been invalidated or are otherwise inapplicable to the Hilton Offer and the Proposed Squeeze Out Merger. See "-- The Hilton Transaction."

     Under the Rights Agreement, until the earlier of (i) such time as the Company learns that a person or group (including any affiliate or associate of such person or group) has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of the outstanding Shares (such person or group being an "Acquiring Person"), unless provisions preventing accidental triggering of the distribution of the Rights apply, and (ii) the close of business on such date, if any, as may be designated by the Board of Directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for more than 15% of the outstanding Shares (the earlier of such dates, the "Rights Distribution Date"), the Rights will be evidenced by the certificates for Shares, can be transferred with and only with the Shares and cannot be exercised.

     At such time as there is an Acquiring Person, the Rights will entitle each holder (other than such Acquiring Person) of a Right to purchase, for the Purchase Price, the number of one one-thousandths (1/1000ths) of a Preferred Share equivalent to the number of Shares which at the time of such event would have a market value of twice the Purchase Price.

     Any Rights that are at any time beneficially owned by an Acquiring Person (or any affiliate or associate of an Acquiring Person) will be null and void and nontransferable and any holder of any such Right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such Right.

     For the same reasons the Company has rejected the Hilton Offer, the Company does not intend to redeem the Rights or otherwise make the Rights inapplicable to the Hilton Offer. However, the Board does not intend to declare the Rights Distribution Date as a result of the Hilton Offer, although a Distribution Date would occur if Hilton were to become an Acquiring Person.

     The foregoing description of the Rights and the Rights Agreement is not complete and is qualified in its entirety by reference to the Rights Agreement and the other documents included as exhibits to the Company's Registration Statement on Form 10 dated November 13, 1995 (the "Company Form 10"). The Company Form 10 should be available for inspection and copies thereof should be obtainable in the manner set forth under "Additional Information" in Section 7 under "The Tender Offer."

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and pay for up to 30,000,000 Shares or such lesser number of Shares as are validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, August 13, 1997, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, will expire. If the Offer is oversubscribed, Shares tendered before the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

     The Offer is conditioned upon the satisfaction of certain conditions set forth in Section 11.

     Subject to the applicable rules and regulations of the Commission, the Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 11 hereof shall have occurred, to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE COMPANY EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     Subject to the applicable regulations of the Commission, the Company also expressly reserves the right, in its sole discretion at, any time and from time to time, to (i) delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory or third-party approval specified in Section 12 or in order to comply in whole or in part with any other applicable law, (ii) terminate the Offer and not accept for payment any Shares if any of the conditions referred to in Section 11 have not been satisfied or upon the occurrence of any of the events specified in Section 11 and (iii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary.

     There can be no assurance that the Company will exercise its right to extend the Offer. The Company expects (although it is not obligated) to extend the Offer, subject to the other terms and conditions thereof, until such time as all required approvals for the Offer and the Destinations Distribution are obtained. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Company may choose to make any public announcement, the Company will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Company extends the Offer or if the Company is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Company to delay the payment for Shares that the Company has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Company will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders and investor response.

     All Shares purchased pursuant to the Offer will be purchased at the Purchase Price, net to the seller in cash. The Company expressly reserves the right, in its sole discretion, to amend the Offer and purchase more than 30,000,000 Shares pursuant to the Offer, but currently does not expect to do so.

     All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration and Shares tendered and withdrawn, will be returned to the tendering stockholders at the Company's expense as promptly as practicable (which, in the event of proration, is expected to be up to approximately seven NYSE trading days) following the Expiration Date or as promptly as practicable following withdrawal, as the case may be.

     If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to 30,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company, upon the terms and subject to the conditions of the Offer, will purchase at the Purchase Price all Shares so tendered and not withdrawn.

     If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is greater than 30,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company, upon the terms and subject to the conditions of the Offer, will accept for purchase all Shares properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis (with adjustments to avoid purchases of fractional Shares).

     In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. The Company will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and Dealer Managers and may be able to obtain such information from their brokers or financial advisors.

2.  PROCEDURE FOR TENDERING SHARES AND RIGHTS

     VALID TENDER. For a stockholder validly to tender Shares pursuant to the Offer, either (a) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish accounts with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE COMPANY, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

     OPTIONS. As of June 30, 1997, 9,290,884 Shares were reserved for issuance pursuant to exercise of Options. The Company is not offering to purchase any of the Options. Holders of Options who wish to participate in the Offer must first exercise such Options, in accordance with the terms and provisions thereof. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY HOLDER OF OPTIONS AS TO WHETHER TO EXERCISE ANY OR ALL SUCH OPTIONS OR AS TO WHETHER TO TENDER ANY OR ALL SHARES ISSUABLE UPON SUCH EXERCISE.

     ITT 401(k) RETIREMENT SAVINGS PLAN. Participants in the ITT 401(k) Retirement Savings Plan (the "401(k) Plan") who wish to tender Shares allocated to their accounts under the 401(k) Plan must so indicate by following the procedures set forth in the notice to be furnished to such participants by the trustee of the 401(k) Plan. Such participants may not use the Letter of Transmittal to tender the Shares held for their account under the 401(k) Plan but must follow the separate procedures referred to above. Shares held by the 401(k) Plan and allocated to participants' accounts for which no instructions are received will not be tendered into the Offer.

     TENDERING STOCKHOLDER'S REPRESENTATION AND WARRANTY; COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in (i) the Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's representation and warranty to the Company that (i) such stockholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of the Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     BACKUP WITHHOLDING. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder tendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, a tender of Shares is irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Company pursuant to the Offer, may also be withdrawn at any time after September 12, 1997.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered again following one of the procedures described in
Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company in its sole discretion, which determination will be final and binding. None of the Company, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for payment and will pay for up to 30,000,000 Shares or such lesser number of Shares as are validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Company in its sole discretion, which determination will be final and binding. See Sections 1 and 11. The Company expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer). For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased), subject to proration, Shares which are tendered and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any such proration until at least approximately seven NYSE trading days after the Expiration Date. Certificates for all Shares not purchased will be returned (or, in the case of Shares delivered by book-entry transfer, such Shares will be credited to the account maintained with one of the Book-Entry Transfer Facilities by the participant therein who so delivered such Shares) as soon as practicable after the Expiration Date without expense to the tendering stockholder.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE COMPANY, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Company is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more direct or indirect wholly owned subsidiaries, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Sales of Shares by stockholders pursuant to the Offer will be taxable transactions for Federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws. The Federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances.

     Under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Shares pursuant to the Offer will, as a general rule, be treated as a sale or exchange if the receipt of cash upon such sale (a) is "substantially disproportionate" with respect to the stockholder, (b) results in a "complete redemption" of the stockholder's interest in the Company or (c) is "not essentially equivalent to a dividend" with respect to the stockholder. If any of those three tests is satisfied, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's tax basis in the Shares sold pursuant to the Offer. Recognized gain or loss will be capital gain or loss, assuming the Shares are held as capital assets, which will be long-term capital gain or loss if the Shares are held for more than one year.

     In determining whether any of the tests under Section 302 of the Code is satisfied, stockholders must take into account not only the Shares they actually own, but also Shares they are deemed to own pursuant to the constructive ownership rules of Section 318 of the Code. Pursuant to those constructive ownership rules, a stockholder is deemed to own the Shares actually owned, and in some cases constructively owned, by certain related individuals or entities, and any Shares that the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

     The receipt of cash will be "substantially disproportionate" with respect to a stockholder if the percentage of the outstanding Shares actually and constructively owned by the stockholder immediately following the sale of Shares pursuant to the Offer (treating as no longer outstanding all Shares purchased pursuant to the Offer) is less than 80% of the percentage of the outstanding Shares actually and constructively owned by such stockholder immediately before the sale of Shares pursuant to the Offer (treating as outstanding all Shares purchased pursuant to the Offer). Stockholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular facts and circumstances.

     The receipt of cash by a stockholder will result in a "complete redemption" of the stockholder's interest in the Company if either (a) all the Shares actually and constructively owned by the stockholder are sold pursuant to the Offer or (b) all the Shares actually owned by the stockholder are sold pursuant to the Offer and the stockholder is eligible to waive and does effectively waive attribution of all Shares constructively owned by the stockholder in accordance with Section 302(c) of the Code.

     Even if the receipt of cash by a stockholder fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, such stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test, if the stockholder's sales of Shares pursuant to the Offer results in a "meaningful reduction" in the stockholder's proportionate interest in the Company. Whether the receipt of cash by a stockholder will be "not essentially equivalent to a dividend" will depend upon the individual stockholder's facts and circumstances. In certain circumstances, even a small reduction in a stockholder's proportionate interest may satisfy this test. For example, the IRS has indicated in a published ruling that a 3.3% reduction in the proportionate interest of a small minority (substantially less than 1%) stockholder in a publicly held corporation who exercises no control over corporate affairs constitutes such a "meaningful reduction." Stockholders expecting to rely upon the "not essentially equivalent to a dividend" test should, therefore, consult their tax advisors as to its application in their particular situations.

     It may be possible for a tendering stockholder to satisfy one of the above three tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually or constructively owned by such stockholder but are not purchased pursuant to the Offer. Correspondingly, a tendering stockholder may not be able to satisfy one of the above three tests because of contemporaneous acquisitions of Shares by such stockholder or a related party whose shares would be attributed to such stockholder. Stockholders should consult their tax advisors regarding the tax consequences of such sales or acquisitions in their particular circumstances.

     If none of the three tests under Section 302 is satisfied then, to the extent the Company has sufficient earnings and profits, the tendering stockholder will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer (without regard to gain or loss, if any).

     In the case of a corporate stockholder, if the cash paid is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate stockholder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as "debt financed portfolio stock." Generally, if a dividends-received deduction is available, it is expected that the dividend will be treated as an "extraordinary dividend" under Section 1059(a) of the Code, in which case such corporate stockholder's tax basis in Shares retained by such stockholder would be reduced, but not below zero, by the amount of the nontaxed portion of the dividend. Any amount of the nontaxed portion of the dividend in excess of the stockholder's basis will generally be subject to tax upon sale or disposition of those Shares.

     If enacted into law as proposed, certain pending legislation would apply to corporate stockholders whose receipt of cash for Shares pursuant to the Offer is treated as a dividend. Under such legislation, (i) any excess of the portion of an extraordinary dividend not otherwise taxed because of the dividends-received deduction over the stockholder's adjusted tax basis in its remaining Shares generally would be taxable currently as gain on the sale of Shares, (ii) if a redemption of Shares from a corporate stockholder pursuant to the Offer is treated as a dividend as a result of the stockholder's constructive ownership of other Shares that it has an option or other right to acquire, the portion of the extraordinary dividend not otherwise taxed because of the dividends-received deduction would reduce the stockholder's adjusted tax basis only in its Shares sold pursuant to the Offer, and any excess of such non-taxed portion over such basis would be currently taxable as gain on the sale of such Shares and (iii) the holding-period requirements for the dividends-received deduction would be more difficult to satisfy. Corporate stockholders should consult their tax advisors as to the availability of the dividends-received deduction, the application of Section 1059 of the Code, and the potential impact of the proposed legislation.

     A foreign stockholder may be subject to dividend withholding tax at the 30% rate or a lower applicable treaty rate on the gross proceeds of the sale of Shares pursuant to the Offer. Foreign stockholders should consult their tax advisors regarding application of these withholding rules.

     The foregoing discussion may not apply to Shares acquired pursuant to certain compensation arrangements with the Company.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER AND THE EFFECT OF THE CONSTRUCTIVE STOCK OWNERSHIP RULES MENTIONED ABOVE.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are listed and principally traded on the NYSE under the symbol "ITT." The following table sets forth, for each of the periods indicated, the reported high and low sales prices per Share as reported on the NYSE Composite Tape.

                                ITT CORPORATION

                                  PERIOD                                  HIGH       LOW
    -------------------------------------------------------------------  -------   -------
    1995:
      Fourth quarter (from December 20, 1995)..........................  $53.125   $47.500
    1996:
      First quarter....................................................  $62.625   $47.375
      Second quarter...................................................  $68.250   $56.875
      Third quarter....................................................  $66.625   $43.000
      Fourth quarter...................................................  $46.500   $40.875
    1997:
      First quarter....................................................  $60.500   $41.125
      Second quarter...................................................  $61.750   $57.325
      Third quarter (through July 16)..................................  $68.625   $60.875

     On January 24, 1997, the last full trading day prior to the announcement of the Hilton Offer, the last sales price of the Shares as reported on the NYSE Composite Tape was $43.750. On July 15, 1997, the last full trading day before the first public announcement by the Company of its intention to commence the Offer, the last sales price of the Shares as reported on the NYSE Composite Tape was $62.625. On July 16, 1997, the last full trading day before the commencement of the Offer, the last sales price of the Shares as reported on the NYSE Composite Tape was $66.9375. STOCKHOLDERS ARE URGED TO OBTAIN AND COMPARE CURRENT MARKET PRICES FOR THE SHARES BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

     The Company has not declared or paid any cash dividends on the Shares to date and presently has no plans to declare or pay any cash dividends. As of June 30, 1997, there were approximately 56,000 holders of record of Shares.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY

     GENERAL. The Company is engaged in the hotels and gaming business, the telephone directories publishing business and the post-secondary technical education business. The Company conducts its hotels and gaming business through its subsidiaries ITT Sheraton Corporation ("ITT Sheraton"), Ciga and Caesars World, Inc. ("Caesars"). Through the Sheraton, The Luxury Collection, Ciga, Four Points Hotels and Caesars brand names, the Company is represented in most major markets of the world. In 1996, the Company hosted over 50 million customer nights at its hotel properties in 62 countries. Gaming operations are marketed under either the Caesars or Sheraton brand names and service marks and are currently represented in Las Vegas (Nevada), Atlantic City (New Jersey), Halifax (Nova Scotia), Sydney (Nova Scotia), Lake Tahoe (Nevada), Tunica County (Mississippi), Lima (Peru), Cairo (Egypt), Windsor (Ontario) and Townsville (Australia).

     The Company's telephone directories publishing business is conducted through its wholly owned subsidiary, ITT World Directories, and its post-secondary technical education business is conducted through its approximately 83.3% ownership interest in ITT Educational. Following consummation of the Distributions, the Company will operate the telephone directories publishing business through its ownership of ITT World Directories, Destinations will operate the hotels and gaming business through its ownership of the hotels and gaming assets and ITT Educational will continue to operate the post-secondary technical education business. See "Background and Purpose of the Offer -- Comprehensive Plan."

     Sheraton is a worldwide hospitality network of over 420 owned, leased, managed and franchised properties, including hotels, resorts, casinos and inns. Sheraton's origins date back to 1937 with the acquisition of its first hotel in Springfield, Massachusetts. Following rapid expansion, in the 1940s Sheraton became the first hotel company to be listed on the NYSE. Sheraton was acquired by Old ITT (as defined below) in 1968 and developed into the leading hotel company it is today.

     Caesars is one of the world's leading companies in gaming. Caesars' flagship property is Caesars Palace in Las Vegas, Nevada. Caesars also owns and operates Caesars Atlantic City in Atlantic City, New Jersey, and Caesars Tahoe in Stateline, Nevada. In addition, Caesars owns one-half of a management company that operates Casino Windsor, which was opened in May 1994 in Windsor, Ontario. Caesars Palace, Las Vegas' first themed resort and casino, opened to much fanfare on August 6, 1966. Since that time, Caesars has worked almost constantly to upgrade its facilities and develop new properties. Caesars is committed to establishing its facilities as the best in the industry. Caesars was acquired by Old ITT in January 1995. In June 1996, the Company announced a capital expenditure program designed to increase and enhance Caesars' future growth. As part of that program, Caesars Palace and Caesars Atlantic City are being expanded and enhanced. The Company also expects to construct the largest riverboat in the United States. This riverboat will be located in Harrison County, Indiana, on the Ohio River, across from Louisville, Kentucky.

     ITT World Directories publishes telephone directories -- alphabetical and classified -- and also publishes specialized directories, in several countries outside the United States, as well as in Puerto Rico and the United States Virgin Islands. ITT World Directories' principal source of operating revenue is advertising revenue generated by advertisements published in its directories. Its principal publications are in Belgium, The Netherlands, Portugal, South Africa, The Republic of Ireland, Puerto Rico and the United States Virgin Islands. ITT World Directories publishes directories in these jurisdictions either pursuant to a contract with the existing national telecommunications provider or as a proprietary directory in such jurisdiction after expiration of such a contract. ITT World Directories is continuing a program of product diversification and, where possible, geographic expansion, as exemplified by its recent return to South Africa and its acquisition of a 60% controlling interest in the directory sales agent for Telkom in South Africa, Maister Directories 1981 (Pty) Limited, in late 1995.

     ITT Educational is a leading proprietary provider of technical post-secondary degree programs in the United States. ITT Educational offers associate, bachelor and master degree programs where authorized and, to a lesser extent, non-degree diploma programs to over 22,500 students through a system of 59 ITT Technical Institutes located in 26 states. The undergraduate programs are designed, after consultation with employers, to provide students with the knowledge and skills necessary for entry-level employment in technical positions in a variety of industries. As of December 31, 1996, approximately 95% of ITT Educational students were enrolled in a degree program. Approximately 72% of ITT Technical Institute students were enrolled in electronics engineering technology and related programs and 24% were enrolled in computer-aided drafting technology and related programs. Employers of ITT Technical Institute graduates include both well-recognized corporations and small, technology-oriented companies.

     The Company is a Nevada corporation, with World Headquarters at 1330 Avenue of the Americas, New York, NY 10019-5490. The Company was incorporated in 1995. On December 19, 1995, ITT Corporation, a Delaware corporation (which has been renamed "ITT Industries, Inc." and reincorporated in the State of Indiana, "Old ITT"), distributed to its stockholders of record at the close of business on such date all of the outstanding shares of common stock of the Company, then a wholly owned subsidiary of Old ITT (the "1995 Spin-off"). In the 1995 Spin-off, holders of common stock of Old ITT received one Share for every one share of Old ITT common stock held. In connection with the 1995 Spin-off, the Company, which was then named "ITT Destinations, Inc.," changed its name to "ITT Corporation." References herein to the Company prior to December 20, 1995 are references to Old ITT, the former parent corporation of the Company.

     BUSINESS DEVELOPMENTS. In accordance with its long-term strategic plan, the Company has recently disposed of certain assets.

     On February 11, 1997, the Company sold three million shares of the capital stock of Alcatel Alsthom for approximately $300 million. On March 27, 1997, the Company sold its remaining interest in the capital stock of Alcatel Alsthom for proceeds of approximately $530 million.

     In March 1995, Madison Square Garden, L.P. ("MSG"), a limited partnership between subsidiaries of the Company and Cablevision Systems Corporation ("Cablevision"), acquired the business of Madison Square Garden Corporation for approximately $1 billion. On June 17, 1997, the Company closed the first transfer under its agreement, dated as of April 15, 1997, with Cablevision and certain of its affiliates (the "MSG Agreement"), to sell its 50% interest in MSG to Cablevision for $650 million plus the assumption of approximately $115 million of indebtedness. At such closing, MSG redeemed a portion of the Company's interest in MSG, such that after such redemption the Company owned an 11.5% limited partnership interest in MSG, for $493.5 million, and the general partner of MSG redeemed all of the shares of its capital stock owned by the Company for $6.5 million. In addition, at such closing, Cablevision caused SportsChannel Associates, a New York general partnership, to be contributed as a capital contribution to MSG, which diluted the Company's limited partnership interest in MSG to 10.2%. The Company has a "put" option to require Cablevision to purchase (or cause MSG to redeem) half of the Company's continuing interest in MSG for $75 million on June 17, 1998 and the Company's other half of this continuing interest for an additional $75 million (or if the first "put" option is not exercised on June 17, 1998, the Company's entire continuing interest for $150 million) on June 17, 1999. On June 17, 2000, Cablevision has the right to purchase (or cause MSG to redeem) the Company's remaining interest in MSG at a price determined by an investment banking firm to be fair market value, subject to a floor price equal to the proportionate "put" price. In addition, Cablevision has the right to purchase (or cause MSG to redeem) the Company's remaining interest in MSG upon a "change of control" of the Company (as defined in the MSG Agreement) at a price equal to the proportionate "put" price, payable, at Cablevision's election, in cash or debt securities of Cablevision. The Company has the right to cause to be contributed as a capital contribution to MSG a certain aircraft owned by the Company at a value of $38 million. If the Company causes such contribution to occur, each of the "put" prices will be increased by $19 million (or if the first "put" option is not exercised, $38 million) and the floor price in respect of Cablevision's third-year call right and the price payable upon the exercise of Cablevision's change of control call right will be correspondingly increased. In the event Cablevision does not exercise its third-year call right, the Company's percentage interest in MSG will be increased to reflect a capital contribution to MSG of $38 million due to the contribution of the aircraft. This continuing limited partnership interest and the Company's rights under the MSG Agreement will be retained by Destinations following the Distributions.

     In July 1996, in partnership with Dow Jones & Company, Inc. ("Dow Jones"), the Company purchased television station WNYC-TV from New York City. The purchase price of $207 million was split evenly by the two companies and the partnership is managed on a 50/50 basis. On May 12, 1997, the Company and Dow Jones reached a definitive agreement to sell WBIS+ to Paxson Communications Corporation ("Paxson") for a purchase price of $257.5 million. The closing of the sale of the Company's interest in WBIST is subject to regulatory approval and is expected to occur in the fourth quarter of 1997. Paxson currently provides the station's programming under a time brokerage agreement until the transaction closes. The Company's rights under the agreements with Paxson will be retained by Destinations following the Distributions.

     On June 30, 1997, the Company sold to FelCor five Sheraton hotels for $200 million in cash and retained a 20-year contract to manage these hotels, subject to a limited change of control provision. The management contracts for these hotels will be retained by Destinations following the Distributions.

     During 1997, the Company has refined its strategic plan to focus on hotels and gaming and explored and exploited opportunities to enhance the value of the Company within that focus. This initiative already has resulted in the sale of certain of the Company's assets, a continued focus on cost containment, continued efforts to grow the hotels and gaming business and the pursuit of transactions that are expected to enhance the profitability, return on assets or cash flows of that business. Following the Distributions, it is expected that Destinations will continue to pursue this strategic plan.

     ITT DESTINATIONS, INC. SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information of Destinations which has been derived from Destinations' audited consolidated financial statements as of and for the three years ended December 31, 1996, and Destinations' unaudited consolidated financial statements as of and for the two years ended December 31, 1993 and for the three months ended March 31, 1997 and 1996 and as of March 31, 1997. The financial and operating data set forth below reflect the discontinuance of the Company's information services segment, which includes the Company's telephone directories publishing business (ITT World Directories) and post-secondary technical education business (ITT Educational). The following financial and operating data should be read in conjunction with Destinations' Consolidated Financial Statements and related Notes thereto set forth as Annex A hereto.

                             ITT DESTINATIONS, INC.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                    THREE MONTHS
                                                   ENDED MARCH 31,             YEARS ENDED DECEMBER 31,
                                                  -----------------   ------------------------------------------
                                                   1997       1996     1996     1995     1994     1993     1992
                                                  ------     ------   ------   ------   ------   ------   ------
INCOME STATEMENT DATA:
Revenues......................................... $1,333     $1,290   $5,718   $5,396   $3,876   $3,184   $3,109
Income (loss) from continuing operations before
  accounting changes(1).......................... $   85     $   24   $  183   $  117   $   44   $  (38)  $  (68)
Earnings (loss) per share from continuing
  operations before accounting changes(1)........ $  .72     $  .20   $ 1.55   $  .98   $  .37   $ (.32)  $ (.58)
OPERATING DATA:
Operating income (loss).......................... $   17     $   87   $  499   $  394   $  139   $  (35)  $  (84)
EBITDA (2)....................................... $   85     $  143   $  746   $  617   $  245   $   58   $  (19)
Cash from continuing operating activities........ $   28     $   43   $  377   $  400   $  164   $   67   $   10
Number of Employees (in thousands)...............     33         33       33       34       21       14       14

                                                                                  AT DECEMBER 31,
                                                      AT MARCH 31,   ------------------------------------------
                                                          1997        1996     1995     1994     1993     1992
                                                      ------------   ------   ------   ------   ------   ------
BALANCE SHEET DATA:
Total assets........................................     $8,711      $8,922   $8,225   $4,873   $3,629   $3,131
Long-term debt including allocated debt and capital
  leases............................................     $2,556      $2,893   $2,634   $  599   $  169   $  186

---------------
(1) Excluding several one-time items and the results of certain assets held for sale, 1997 income from continuing operations and earnings per share from continuing operations were $32 and $0.27, respectively, compared with $17 and $.15 in 1996, respectively. These comparable year-over-year results represent increases of 88% and 80% in income from continuing operations and earnings per share from continuing operations, respectively. The one-time items reflected in the 1997 results include (i) a $183 pre-tax gain on the sale of 7.5 million shares of Alcatel Alsthom, (ii) a $58 pre-tax charge in connection with the restructuring of the Company's World Headquarters operations and (iii) a $20 pre-tax charge for costs associated with the Hilton Offer.

(2) EBITDA is presented here as an alternative measure of Destinations' ability to generate cash flow and should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) or to cash flows from operating activities (as determined on the Cash Flow Statement in our Financial Statements set forth as Annex A hereto). EBITDA was computed above as earnings before interest, taxes, depreciation and amortization.

     ITT CORPORATION SELECTED CONSOLIDATED HISTORICAL FINANCIAL
INFORMATION. Set forth below is certain selected consolidated financial information of the Company which has been derived from the Company's audited consolidated financial statements as of and for the three years ended December 31, 1996 and the Company's unaudited consolidated financial statements as of and for the two years ended December 31, 1993 and for the three months ended March 31, 1997 and 1996 and as of March 31, 1997. The financial and operating data set forth below reflect the remaining telephone directories publishing business of the Company (ITT World Directories) after the Distributions. The following financial and operating data should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto set forth in Annex B hereto.

                                ITT CORPORATION

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                   THREE MONTHS
                                                       ENDED
                                                     MARCH 31,         YEARS ENDED DECEMBER 31,
                                                   -------------   --------------------------------
                                                   1997    1996    1996   1995   1994   1993   1992
                                                   -----   -----   ----   ----   ----   ----   ----
INCOME STATEMENT DATA:
Revenues.......................................... $  42   $  41   $647   $654   $646   $817   $993
Income (loss) before accounting changes........... $  (9)  $  (8)  $ 54   $ 21   $ 23   $ 68   $ 62
Earnings (loss) per share before accounting
  changes......................................... $(.08)  $(.07)  $.46   $.18   $.20   $.58   $.53
OPERATING DATA:
Operating income.................................. $   2   $   5   $208   $160   $141   $161   $104
EBITDA(1)......................................... $   6   $   9   $224   $177   $153   $171   $113
Cash from operating activities.................... $  18   $  23   $ 58   $ 85   $ 10   $ 80   $116
Number of employees (in thousands)................     2       2      2      2      2      2      2

                                                                       AT DECEMBER 31,
                                         AT MARCH 31,     ------------------------------------------
                                             1997          1996      1995     1994     1993     1992
                                         ------------     ------     ----     ----     ----     ----
BALANCE SHEET DATA:
Total assets...........................     $  489        $  510     $519     $391     $385     $480
Allocated debt.........................     $1,000        $1,000     $941     $ --     $ --     $ --

---------------
(1) EBITDA is presented here as an alternative measure of the Company's ability to generate cash flow and should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) or to cash flows from operating activities (as determined on the Cash Flow Statement in the Company's Financial Statements set forth as Annex B hereto). EBITDA was computed above as earnings before interest, taxes, depreciation and amortization.

     ITT DESTINATIONS, INC. SIX MONTHS RESULTS. On July 16, 1997, the Company released its unaudited operating results for the six months ended June 30, 1997. The following table summarizes such unaudited results, adjusted to reflect the discontinuance of the Company's information services segment, which includes the Company's telephone directories publishing business (ITT World Directories) and post-secondary technical education business (ITT Educational).

                                                                             SIX MONTHS ENDED
                                                                                 JUNE 30,
                                                                             -----------------
                                                                              1997       1996
                                                                             ------     ------
                                                                               (IN MILLIONS,
                                                                             EXCEPT PER SHARE
                                                                                 AMOUNTS)
Revenues...................................................................  $2,815     $2,741
Income from continuing operations(1).......................................  $  263     $   91
Earnings per share from continuing operations(1)...........................  $ 2.23     $ 0.76

---------------
(1) Excluding several one-time items and the results of certain assets held for sale, income from continuing operations and earnings per share from continuing operations for the first six months of 1997 were $102 and $0.86, respectively, compared with $85 and $0.72, respectively, for the first six months of 1996. These comparable year-over-year results represent increases of 20% and 19% in income from continuing operations and earnings per share from continuing operations, respectively. The one-time items reflected in these results include (i) a $183 pre-tax gain on the sale of 7.5 million shares of Alcatel Alsthom, (ii) a $200 pre-tax gain on the sale of the Company's 39.8% ownership interest in MSG, (iii) a $58 pre-tax charge in connection with the restructuring of the Company's World Headquarters operations and (iv) a $29 pre-tax charge for costs associated with the Hilton Offer.

      ITT CORPORATION SIX MONTHS RESULTS. On July 16, 1997, the Company released its unaudited operating results for the six months ended June 30, 1997. The following table summarizes such unaudited results, adjusted to reflect the Company's remaining telephone directories publishing business (ITT World Directories) after the Distributions.

                                                                             SIX MONTHS ENDED
                                                                                 JUNE 30,
                                                                             -----------------
                                                                              1997       1996
                                                                             ------     ------
                                                                               (IN MILLIONS,
                                                                             EXCEPT PER SHARE
                                                                                 AMOUNTS)
Revenues...................................................................  $  277     $  290
Income.....................................................................  $   13     $   22
Earnings per share.........................................................  $ 0.11     $ 0.19

     ITT EDUCATIONAL SERVICES, INC. SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information of ITT Educational for the five years ended December 31, 1996, and the three months ended March 31, 1997 and 1996. The financial information has been derived from the audited consolidated financial statements included in ITT Educational's Annual Report on Form 10-K for the year ended December 31, 1996 (the "ITT Educational 10-K") and ITT Educational's Quarterly Report on Form 10-Q for the three months ended March 31, 1997 (the "ITT Educational 10-Q" and, together with the ITT Educational 10-K, the "ITT Educational Reports") and other information and data contained in ITT Educational Reports. Such data should be read in conjunction with the consolidated financial statements, related notes and other financial information contained in the ITT Educational Reports. More comprehensive financial information is included in such reports and the financial information which follows is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which are available for inspection and may be obtained in the manner set forth below under "Available Information."

                         ITT EDUCATIONAL SERVICES, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                               THREE MONTHS
                                                  ENDED
                                                MARCH 31,            YEARS ENDED DECEMBER 31,
                                               ------------    ------------------------------------
                                               1997    1996    1996    1995    1994    1993    1992
                                               ----    ----    ----    ----    ----    ----    ----
INCOME STATEMENT DATA:
Revenues.....................................  $ 64    $ 57    $232    $202    $187    $169    $155
Income before accounting changes.............  $  6    $  5    $ 15    $ 11    $  7    $  8    $  7
Earnings per share before accounting
  changes....................................  $.23    $.18    $.55    $.42    $.32    $.37    $.32

OPERATING DATA:
Operating income.............................  $  9    $  7    $ 21    $ 14    $ 12    $ 14    $ 12
EBITDA(1)....................................  $ 11    $  9    $ 28    $ 22    $ 19    $ 20    $ 18
Cash (used for) from operating activities....  $ (5)   $  -    $ 26    $ 19    $ 23    $ 22    $ 17
Number of employees (in thousands)...........     2       2       2       2       2       2       2

                                                                           AT DECEMBER 31,
                                                 AT MARCH 31,    ------------------------------------
                                                     1997        1996    1995    1994    1993    1992
                                                 ------------    ----    ----    ----    ----    ----
BALANCE SHEET DATA:
Total assets...................................      $131        $136    $114    $103    $87     $69

---------------
(1) EBITDA is presented here as an alternative measure of ITT Educational's ability to generate cash flow and should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) or to cash flows from operating activities (as determined on the Cash Flow Statement in the Company's Financial Statements set forth in the ITT Educational Reports). EBITDA was computed above as earnings before interest, taxes, depreciation and amortization.

     ITT DESTINATIONS, INC. SELECTED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION. The following selected unaudited consolidated pro forma financial information of Destinations gives effect to the purchase of the Shares pursuant to the Offer, the Debt Tender Offer and related borrowings by the Company and Destinations, as if such transactions had occurred on March 31, 1997, and December 31, 1996, for Balance Sheet data and as of January 1, 1997 and January 1, 1996, for Income Statement data. The selected unaudited consolidated pro forma information should be read in conjunction with the selected consolidated financial information for Destinations set forth as Annex A hereto and does not purport to be indicative of the results that would actually have been obtained had the purchase of the Shares pursuant to the Offer, the Debt Tender Offer and the related borrowings been completed at the dates indicated or that may be obtained in the future.

                             ITT DESTINATIONS, INC.

                        SELECTED UNAUDITED CONSOLIDATED
                        PRO FORMA FINANCIAL INFORMATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                  THREE MONTHS ENDED                YEAR ENDED
                                                    MARCH 31, 1997               DECEMBER 31, 1996
                                               -------------------------     -------------------------
                                               ACTUAL     AS ADJUSTED(A)     ACTUAL     AS ADJUSTED(A)
                                               ------     --------------     ------     --------------
INCOME STATEMENT DATA:
Revenues.....................................  $1,333         $1,333         $5,718         $5,718
Income from continuing operations............  $   85         $   60         $  183         $   83
Earnings per share from continuing
  operations.................................  $ 0.72         $ 0.68         $ 1.55         $ 0.94

                                                   AT MARCH 31, 1997           AT DECEMBER 31, 1996
                                               -------------------------     -------------------------
                                               ACTUAL     AS ADJUSTED(A)     ACTUAL     AS ADJUSTED(A)
                                               ------     --------------     ------     --------------
BALANCE SHEET DATA:
Long-term debt, including allocated debt and
  capital leases.............................  $2,556         $4,656         $2,893         $4,993

---------------
(a) Gives effect to (i) the repurchase of 30 million shares of common stock for $2.1 billion financed with new indebtedness and (ii) an increase in interest expense due to the greater leverage of Destinations.

     ITT CORPORATION SELECTED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION. The following selected unaudited consolidated pro forma financial information of the Company gives effect to the purchase of the Shares pursuant to the Offer, the Debt Tender Offer and related borrowings by the Company and Destinations, as if such transactions had occurred on March 31, 1997, and December 31, 1996, for Balance Sheet data and as of January 1, 1997 and January 1, 1996 for Income Statement data. The selected unaudited consolidated pro forma information should be read in conjunction with the selected consolidated financial information for the Company set forth as Annex B hereto and does not purport to be indicative of the results that would actually have been obtained had the purchase of the Shares pursuant to the Offer, the Debt Tender Offer and the related borrowings been completed at the dates indicated or that may be obtained in the future.

                                ITT CORPORATION

                        SELECTED UNAUDITED CONSOLIDATED
                        PRO FORMA FINANCIAL INFORMATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                    THREE MONTHS ENDED              YEAR ENDED
                                                      MARCH 31, 1997             DECEMBER 31, 1996
                                                 -------------------------   -------------------------
                                                 ACTUAL     AS ADJUSTED(A)   ACTUAL     AS ADJUSTED(A)
                                                 ------     --------------   ------     --------------
INCOME STATEMENT DATA:
  Revenues.....................................  $   42         $   42       $  647         $  647
  Income (loss)................................  $   (9)        $   (4)      $   54         $   23
  Earnings (loss) per share....................  $(0.08)        $(0.05)      $ 0.46         $ 0.26

                                                     AT MARCH 31, 1997         AT DECEMBER 31, 1996
                                                 -------------------------   -------------------------
                                                 ACTUAL     AS ADJUSTED(A)   ACTUAL     AS ADJUSTED(A)
                                                 ------     --------------   ------     --------------
BALANCE SHEET DATA:
  Allocated debt...............................  $1,000         $1,000       $1,000         $1,000

---------------
(a) Gives effect to (i) the repurchase of 30 million shares of common stock for $2.1 billion financed with new indebtedness, (ii) an increase in interest expense due to the greater leverage of the Company and (iii) an increase in the effective tax rate which assumes the benefits of interest allocation had been limited to the Company's ability to deduct them on its separate U.S. Federal tax return.

     AVAILABLE INFORMATION. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file annual, quarterly and current reports, proxy statements and other information with the Commission. In addition, Destinations has filed with the Commission a Registration Statement on Form 10 under the Exchange Act with respect to the shares of Destinations common stock to be issued in the Destinations Distribution (the "Destinations Registration Statement"). Such reports, proxy statements and other information and the Destinations Registration Statement should be available for inspection at the public reference facilities maintained by the Commission at its offices at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549 and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of these reports, proxy statements and other information and the Destinations Registration Statement may be obtained through the World Wide Web (http://www.sec.gov). The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, NY 10005.

8.  SOURCE AND AMOUNT OF FUNDS

     The Company estimates that the total amount of funds required to purchase 30,000,000 Shares pursuant to the Offer and to pay fees and expenses related to the Offer will be approximately $2.1 billion. The Company plans to finance the various elements of the Comprehensive Plan through a combination of available cash, approximately $1.265 billion of proceeds from borrowings under a new bank credit facility and the issuance of debt securities by ITT ISI and its subsidiaries and $3.3 billion in cash received in connection with the First and Second Payments. Destinations plans to finance the First and Second Payments under a new credit facility to be put in place for it. The Company has received a letter from The Chase Manhattan Bank and Chase Securities Inc. stating that they are highly confident that they will be able to arrange these borrowings for Destinations and ITT ISI in amounts sufficient to consummate the Offer and the other elements of the Comprehensive Plan (the "Credit Facilities").

     Upon the consummation of the Offer, the Debt Tender Offer, the repayment of other indebtedness and the Distributions, ITT ISI (which will consist of the Company and its single direct subsidiary, ITT World Directories) will be significantly more leveraged than the Company was prior to the consummation of such transactions and will have indebtedness that is substantial in relation to its stockholders' equity. As of June 30, 1997, on a pro forma basis after giving effect to the Offer, the Debt Tender Offer, the repayment of other indebtedness and the Distributions, ITT ISI would have had an aggregate of $1.265 billion of outstanding indebtedness. In addition, upon consummation of the Distributions, Destinations will also be significantly leveraged. As of June 30, 1997, on a pro forma basis after giving effect to the Offer, the Debt Tender Offer, the repayment of other indebtedness and the Distributions, Destinations would have had an aggregate of $4.2 billion of outstanding indebtedness.

     The high degree of leverage for ITT ISI and Destinations following the Distributions could have important consequences to each, including the following: (i) each company's ability to obtain additional financing on favorable terms may be impaired in the future; (ii) a substantial portion of each company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to such company for other purposes; (iii) each company may be more leveraged than some of its competitors, which may place such company at a competitive disadvantage; and (iv) each company's substantial degree of leverage may hinder such company's ability to adjust rapidly to changing market conditions and could make such company more vulnerable in the event of a downturn in general economic conditions or in its business.

     The ability of ITT ISI and Destinations to make scheduled payments or to refinance their respective obligations with respect to its indebtedness will depend on each company's financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond their control. If the cash flow and capital resources of either of ITT ISI or Destinations following the Distributions are insufficient to fund its debt service obligations, such company may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. Although management believes that the cash flow of each of ITT ISI and Destinations after the Distributions will be adequate to meet interest and principal payments, no assurances can be made that either company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future.

     The Company expects that ITT ISI and Destinations will put in place permanent debt financing concurrently with or after the Distributions, which will involve the issuance of debt securities and the use of the proceeds to repay indebtedness under the Credit Facilities. The Company also expects that ITT ISI will use the proceeds of the Strategic Investment, if consummated, primarily to reduce its indebtedness. The Company expects that Destinations would use the proceeds of any additional asset sales primarily to reduce its indebtedness.

9.  TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

     Based upon the Company's records and upon information provided to the Company by its directors, executive officers and affiliates, neither the Company nor any of its subsidiaries nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or, any of its subsidiaries, nor any associates of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

     Except as set forth in this Offer to Purchase, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding or proxies, consents or authorizations).

10.  CERTAIN EFFECTS OF THE OFFER.

     Shares the Company acquires pursuant to the Offer will initially be held in the Company's treasury or retired (or a combination thereof) and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules of the securities exchanges on which the Shares are listed) for such purposes as, among others, the acquisition of other businesses, the raising of additional capital for use in the Company's business, the satisfaction of conversion requirements under securities issued by the Company, the distribution of stock dividends and the implementation of, or the satisfaction of obligations under, employee benefit plans. Except for the possible Strategic Investment, the Company has no present plans to use any authorized but unissued or treasury Shares for any other purpose. See "Background and Purpose of the Offer -- Strategic Investment." Furthermore, after the Distributions the Company may consider the acquisition of assets or businesses and, to the extent any such assets or businesses become available on attractive terms, authorized but unissued or, to the extent available, treasury Shares may be used to make such an acquisition. See "General" in Section 7.

     Although the Company does not have any current plans to acquire additional Shares, the Company may in the future purchase Shares (in addition to those purchased pursuant to the Offer) on the open market, in privately negotiated transactions, through tender offers or otherwise, in such amounts, at such prices and at such times as the Company may determine. Rule 13e-4 under the Exchange Act generally prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. The Company will not purchase any additional Shares until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the Company's business and financial position, alternative investment opportunities available to the Company and general economic and market conditions. Any of these possible purchases may be on the same terms as, or on terms more or less favorable than, those of the Offer.

     As of June 30, 1997, the Company had issued and outstanding 116,528,681 Shares. The 30,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 25.7% of the Shares outstanding as of such date.

     THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly. Nonetheless, there will still be a sufficient number of Shares outstanding and publicly traded following the consummation of the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the NYSE, the purchase by the Company of Shares pursuant to the Offer will not cause its remaining Shares to be delisted from such exchange.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Following the repurchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The purchase by the Company of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER ANY OR ALL OF SUCH STOCKHOLDER'S SHARES PURSUANT TO THE OFFER. EACH STOCKHOLDER MUST MAKE ITS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

11.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term or provision of the Offer, the Company will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), to pay for any Shares not theretofore accepted for payment or paid for unless the Company shall be satisfied, in its reasonable discretion, that (i) all conditions to the consummation of the Destinations Distribution (other than in respect of the Offer) are satisfied, (ii) there exists no significant impediment, or material likelihood of a significant impediment, to the timely consummation of the Destinations Distribution on substantially the terms described herein and (iii) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any governmental authority with jurisdiction in respect of the Company's gaming operations required or necessary in connection with the Offer or any other element of the Comprehensive Plan have been made or obtained and are in full force and effect. See Section 12. Furthermore, notwithstanding any other term or provision of the Offer, the Company will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if, at any time on or after July 16, 1997, and before the acceptance for payment of such Shares or the payment therefor, any of the following events or facts shall have occurred or exist:

          (a) other than the existing claims in litigation concerning the Hilton Transaction and the Company's declaratory judgment action, there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority, instrumentality or agency, domestic, foreign or supranational (each, a "Governmental Entity"), or by any other person, domestic or foreign, before any court or Governmental Entity, that (i)(A) challenges or seeks to, or is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeks to, or is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by Federal securities laws and the NGCL (each as in effect on the date of this Offer to Purchase), in connection with, the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by the Company or any affiliate of the Company or the consummation of the Distributions or any other material element of the Comprehensive Plan on the terms contemplated hereby, (B) seeks to obtain material damages or (C) otherwise directly or indirectly relates to the transactions contemplated by the Offer, the Distributions or any other material element of the Comprehensive Plan, (ii) in the sole judgment of the Company, might otherwise materially adversely affect the Company or any of its subsidiaries or affiliates or the value of the Shares or (iii) in the sole judgment of the Company, could materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries or affiliates or could materially impair the contemplated benefits to the Company of the Offer or the other elements of the Comprehensive Plan;

          (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) the Company or any of its subsidiaries or affiliates or (ii) the Offer, the Distributions or any other material element of the Comprehensive Plan, by any government, legislative body or court, domestic, foreign or supranational, or Governmental Entity, that, in the sole judgment of the Company, might, directly or indirectly, (A) make the acceptance for payment of, or payment for, Shares illegal or otherwise restrict or prohibit consummation of the Offer or any other material element of the Comprehensive Plan, (B) delay or restrict the ability of the Company, or render the Company unable, to accept for payment, or pay for, Shares, (C) materially impair the contemplated benefits to the Company of the Offer or the other elements of the Comprehensive Plan, (D) change in any material respect the terms of the Distributions, the Offer or the Debt Tender Offer or any other element of the Comprehensive Plan, (E) delay or restrict the ability of the Company, or render the Company unable, to effect the Distributions or any other element of the Comprehensive Plan on the terms contemplated hereby, (F) materially impair in any way the contemplated future conduct of the business of the Company, ITT ISI, ITT Educational or Destinations or any of their respective subsidiaries or (G) result in any of the consequences referred to in clauses (i) through (iii) of paragraph
     (a) above;

          (c) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries or affiliates that, in the sole judgment of the Company, is or may be materially adverse to the Company or any of its subsidiaries or affiliates;

          (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (other than any coordinated trading halt triggered solely by a specified decrease in a market index), (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, (iii) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries or the trading in, or value of, the Shares, (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that, in the sole judgment of the Company, might affect, the extension of credit by banks or other lending institutions, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or

     (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (e) (i) a tender or exchange offer for any Shares, or a solicitation of proxies from the Company's stockholders with respect or related to any proposal for a merger, acquisition or other business combination or acquisition of a material amount of assets involving the Company, shall have been made or publicly proposed to be made by any person (other than Hilton), (ii) any of the Hilton Nominees shall have been elected to the Board of Directors of the Company, (iii) Hilton shall have amended or publicly disclosed an intention to amend the Hilton Offer in any material respect (other than an amendment which terminates the Hilton Offer without the purchase of any Shares thereunder) or (iv) it shall have been publicly disclosed or the Company shall have otherwise learned that any person, entity or "group" (within the meaning of Section 13(d)(3) of the Exchange
     Act) shall have proposed to acquire (other than Hilton's proposal to acquire Shares pursuant to the Hilton Offer as in effect on the date of this Offer to Purchase), or any person, entity or "group" (including Hilton or any of its affiliates) shall have acquired, beneficial ownership of more than five percent of the outstanding Shares, through the acquisition of stock, the formation of a group or otherwise (other than a person, entity or group which had publicly disclosed such ownership in a Schedule 13D or
     Schedule 13G (or an amendment thereto) on file with the Commission prior to July 16, 1997), (C) any such person, entity or group that prior to July 16, 1997, had filed such a Schedule 13G or 13D with the Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of one percent or more of the Shares or (D) any person (other than Hilton) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (or amended a prior filing to increase the applicable filing threshold set forth therein) or made a public announcement reflecting an intent to acquire the Company or any assets or subsidiaries of the Company;

          (f) the Company shall be unable for any reason to effect borrowings under the Credit Facilities, or obtain alternative sources of financing on acceptable terms, sufficient to purchase 30,000,000 Shares pursuant to the Offer and finance the Debt Tender Offer and the repayment of other indebtedness as contemplated by the Comprehensive Plan;

          (g) the Company shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, other business combination or acquisition proposal, dispositions of assets other than in the ordinary course or pursuant to the Comprehensive Plan, or the Board shall have approved any other transaction that, in any such case, in the sole discretion of the Company, makes the Offer or the Distributions inadvisable; or

          (i) all consents and approvals required to be obtained from any Federal or state governmental agency, authority or instrumentality in connection with each component of the Comprehensive Plan (other than in connection with the ITT Educational Distribution and including those described or referred to in Section 12) shall not have been obtained or the Company shall have been advised, or otherwise shall have reason to believe, that any such consent or approval will be denied or substantially delayed, or will not be given other than upon terms or conditions which would, in the opinion of the Company, make it inadvisable to proceed with the Offer or any other element of the Comprehensive Plan;

such that, in the reasonable judgment of the Company in any such case, and regardless of the circumstances (including any action or inaction by the Company or any of its subsidiaries or affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment or with any material element of the Comprehensive Plan. THE COMPANY INTENDS TO TERMINATE THE OFFER IF HILTON OR ANY AFFILIATE OF HILTON ACQUIRES A MATERIAL NUMBER OF SHARES PURSUANT TO THE HILTON OFFER OR OTHERWISE OR IF ANY OF THE HILTON NOMINEES ARE ELECTED TO THE BOARD OF DIRECTORS OF THE COMPANY.

     The Company's plan to consummate the Destinations Distribution is subject to certain conditions, including (a) all necessary approvals of any governmental or regulatory bodies having been obtained, including approval by the gaming authorities of the states of Nevada, New Jersey and Mississippi, and by the Federal Communications Commission (see Section 12), (b) all necessary consents of third parties having been obtained, (c) final action by the Board of Directors of the Company declaring the Destinations

Distribution, (d) the satisfaction of all conditions to the Tender Offers (other than the conditions to the Distributions set forth in this paragraph), including the financing conditions, (e) the shares of Destinations common stock to be distributed in the Destinations Distribution having been approved for listing on the NYSE, subject to official notice of issuance, (f) Destinations' Registration Statement on Form 10 under the Exchange Act relating to Destinations common stock having become effective under the Exchange Act, (g) there not being in effect any statute, rule, regulation or order of any court, governmental or regulatory body which prohibits or makes illegal the transactions contemplated by the Comprehensive Plan and (h) the receipt by the Company of an opinion of counsel that the Destinations Distribution will be tax-free to the Company and its stockholders. The Destinations Distribution is not conditioned upon the completion of the Strategic Investment or the ITT Educational Distribution.

     The Board has retained discretion to abandon, defer or modify the Comprehensive Plan and each element of the Comprehensive Plan in light of changed circumstances. The Board, however, intends to pursue the Comprehensive Plan on the terms described herein if Hilton withdraws its interest in acquiring the Company. The conditions to any element of the Comprehensive Plan may be waived by the Board. However, the Board will not waive the requirement of receipt of an opinion of counsel that the Destinations Distribution will be tax-free to the Company and its stockholders. Accordingly, the terms of the Comprehensive Plan remain subject to modification, and there can be no assurance that the Comprehensive Plan will occur as described herein.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion; provided, however, that the Exchange Act and the rules and regulations promulgated thereunder require that all conditions to the Offer, other than those relating to the receipt of certain necessary governmental approvals, must be satisfied or waived prior to the Expiration Date. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Company concerning the events described in this section and any related judgment by the Company regarding the inadvisability of proceeding with the acceptance for payment or payment for any tendered Shares will be final and binding upon all parties.

12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     Except as described in this section, the Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for exchange of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act. The Company's obligation under the Offer to accept Shares for payment is subject to certain conditions as set forth in Section 11. The Company does not believe the Offer, in and of itself, requires the prior approval of any regulatory bodies having jurisdiction over the Company or its business. As described below, however, the Offer may require the approval of the gaming authorities of the states of Nevada, New Jersey and Mississippi if such authorities determine that the Offer is part of a "plan of recapitalization." In addition, the Offer is subject to the satisfaction of all conditions to consummation of the Destinations Distribution and the Company being satisfied, in its sole discretion, that there exists no significant impediment, or material likelihood of a significant impediment, to the timely consummation of the Distributions. The Distributions require the approvals of the regulatory bodies described below. See Section 11.

  NEVADA GAMING REGULATORY APPROVALS

     GENERAL. The ownership and operation of casino gaming facilities in Nevada are subject to extensive state and local regulation; these include (i) the Nevada Gaming Control Act (the "Nevada Act"), (ii) the regulations promulgated under the Nevada Act (the "Nevada Regulations") and (iii) various local ordinances and regulations (such ordinances and regulations, together with the Nevada Act and the Nevada Regulations, the "Nevada Gaming Law"). The Company's Nevada gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board"), the Clark County Liquor and Gaming Licensing Board (the "CCLGLB"), and the Douglas County Commission (the "DCC" and, together with the Nevada Commission, the Nevada Board and the CCLGLB, the "Nevada Gaming Authorities"). The Company's Nevada gaming operations -- at The Desert Inn Resort & Casino in Las Vegas, Caesars Palace in Las Vegas, and Caesars Tahoe in Stateline (collectively the "Nevada Licensees") -- are subject to Nevada Gaming Law and to the jurisdiction of the Nevada Gaming Authorities.

     The Company is registered with the Nevada Commission as a publicly traded corporation (a "Registered Corporation") and has been found suitable to own, through intermediate subsidiaries, the stock of subsidiaries that are licensed to conduct gaming operations in the State of Nevada. The Nevada Regulations provide that control of a Registered Corporation cannot be changed through statutory merger, consolidation, acquisition of assets, management or consulting agreements, or any form of takeover without the prior approval of the Nevada Commission. A person seeking the approval of the Nevada Commission to acquire control of a Registered Corporation must satisfy a variety of stringent standards prior to assuming control of such Registered Corporation and the failure of a person to obtain such approval prior to assuming control over a Registered Corporation may constitute grounds for finding such person unsuitable. The Nevada Regulations also prohibit certain repurchases of securities by a Registered Corporation without the prior approval of the Nevada Commission. Transactions covered by the Nevada Regulations are generally aimed at discouraging repurchases of securities at a premium over market price from certain holders of more than 3% of the outstanding securities of such Registered Corporation. The Nevada Regulations also require prior approval for a "plan of recapitalization;" generally, a plan of recapitalization is a plan that (i) is proposed by the management of a Registered Corporation to its security holders that contains recommended action in response to a proposed corporate acquisition opposed by management of the corporation, (ii) involves a cash dividend to voting security holders or a cash payment in exchange for voting securities in excess of 50% of the then current market value of the voting securities and
(iii) is financed in substantial part by borrowings from financial institutions or the issuance of debt securities. In addition, under the Nevada Regulations a Registered Corporation is required to seek prior approval for any public offering of its securities.

     THE OFFER. The Company believes that the Offer, in and of itself, does not require the prior approval of the Nevada Gaming Authorities. However, if the Offer involved the aggregate payment of cash to voting security holders in excess of 50% of the aggregate current market value of the Shares, the Nevada Gaming Authorities may determine that the Comprehensive Plan, of which the Offer is a part, constitutes a "plan of recapitalization" under the Nevada Regulations, in which case the Company and Destinations would be required to obtain the prior approval of the Nevada Commission prior to consummating the Offer and the Destinations Distribution.

     With respect to the applicable criteria for such approval, the Nevada Board and Nevada Commission will consider all relevant material facts in determining whether to grant such approval, and may consider not only the effects of the Comprehensive Plan but also any other facts deemed relevant. Such facts may include, among other things, (i) the business history of the applicant, including its record of financial credibility, integrity, and success of its operations, (ii) the current business activities and interest of the applicant, as well as those of its executive officers, promoters, lenders, and other sources of financing, or any other individuals associated therewith, (iii) the current financial structure of the applicant, as well as changes which could reasonably be anticipated to occur to such financial structure as a consequence of the proposed action of the applicant, (iv) the gaming-related goals and objectives of the applicant, including a description of the plans and strategy for achieving such goals and objectives, (v) the relationship between such goals and objectives and the requested approval, (vi) the adequacy of the proposed financing or other action to achieve the announced goals and objectives, (vii) the present and proposed compensation arrangements between the applicant and its directors, executive officers, principal employees, security holders, lenders, or other sources of financing,
(viii) the equity investment, commitment or contribution of present or prospective directors, officers, principal employees, investors, lenders, or other sources of financing, (ix) the dealings and arrangements, prospective or otherwise, between the applicant and any investment bankers, promoters, finders or lenders, and other sources of financing, (x) the effect of the proposed action on existing and prospective security holders of the applicant, both before and after the intended action, (xi) whether the applicant has made full and complete disclosure of all material facts relative to the proposed action to the Nevada Board and the Nevada Commission and made provision for such disclosure to all prospective security holders, (xii) whether the proposed action tends not to work a fraud upon the public, (xiii) whether a proposed public offering contains speculative securities and (xiv) whether a proposed transaction will create a significant risk that the publicly traded corporation and its affiliated companies will not either satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Nevada Act.

     DEBT TENDER OFFER. The Company believes that the Debt Tender Offer, in and of itself, does not require the prior approval of the Nevada Gaming Authorities. However, since it is contemplated that the Debt Tender Offer will be financed in whole or in part by the Credit Facilities, the interaction of the Debt Tender Offer and the Credit Facilities may require the prior approval of the Nevada Gaming Authorities.

     DESTINATIONS DISTRIBUTION. Because the Destinations Distribution involves the pro rata distribution of all the shares of Destinations to stockholders of the Company, Destinations will seek the following approvals from the Nevada
Commission: (i) registration of Destinations, on an interim basis, as an intermediary/holding company for the Nevada Licensees; (ii) registration of Destinations as a publicly traded corporation; (iii) approval of the listing of Destinations common stock on the NYSE; (iv) approval for continuous or delayed public offering by Destinations or any affiliated company wholly owned by it which is or would thereby become a publicly traded corporation; and (v) such other approvals as may become necessary or desirable in connection with the Destinations Distribution and the other components of the Comprehensive Plan.

     In addition, the Nevada Gaming Authorities may require controlling stockholders, officers, directors and other persons associated with Destinations having a material relationship or material involvement with the Nevada Licensees to be investigated and licensed as part of the approval process for the Destinations Distribution. The Nevada Gaming Authorities may deny an application for licensing or a finding of suitability for any cause that they deem reasonable. A finding of suitability is comparable to licensing and both require the submission of detailed personal and financial information followed by a thorough investigation. If the Nevada Gaming Authorities find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with Destinations and the Nevada Licensees, the companies involved would be required to sever all relationships with such person. Inasmuch as all the relevant officers, directors and other persons associated with Destinations have already been subject to review by the Nevada Gaming Authorities, the Company believes that the investigation and licensing of such individuals will not present a substantial regulatory obstacle.

     Once the necessary approvals for the Destinations Distribution are obtained from the Nevada Gaming Authorities, the Company will seek approval from the Nevada Commission for its de-registration.

     As noted above under "-- the Offer," the interaction of the various transactions contemplated by the Comprehensive Plan may be sufficient to characterize the Comprehensive Plan as a plan of recapitalization under the Nevada Gaming Law, and, in turn, require the Company to seek additional approvals from the Nevada Gaming Authorities. In addition, to the extent that the financing utilized in the Comprehensive Plan, such as the Credit Facilities, involves agreements to (i) grant possessory security interests in the equity securities issued by the Nevada Licensees or any affiliated holding company,
(ii) restrict the transfer of equity securities issued by any Nevada Licensee or any affiliated holding company or (iii) not encumber equity securities issued by any Nevada Licensee or any affiliated holding company, the Company and Destinations will be required to obtain the prior approval of the Nevada Gaming Authorities.

     On July 16, 1997, the Company and Destinations filed the relevant applications for approval with the Nevada Gaming Authorities in conjunction with the Comprehensive Plan. The Company and Destinations will promptly file any additional applications or notices, if necessary, with the Nevada Gaming Authorities. Due to the various approvals requested by Destinations with respect to the Destinations Distribution, there can be no assurances as to when the Nevada Board and the Nevada Commission will take final action. Further, any such approvals, if granted, do not constitute a finding, recommendation or approval by the Nevada Board or Nevada Commission as to the accuracy or adequacy of the Destinations Distribution or the merits of the Comprehensive Plan.

  NEW JERSEY GAMING REGULATORY APPROVALS

     IN GENERAL. Casino gaming in New Jersey is subject to compliance with the New Jersey Casino Control Act (the "New Jersey Act") and the regulations promulgated under the New Jersey Act (the "New Jersey Regulations" and, together with the New Jersey Act, the "New Jersey Gaming Law"). The Company's New Jersey operations are subject to compliance investigations by the Division of Gaming Enforcement of the New Jersey Department of Law and Public Safety (the "New Jersey DGE") and the supervision, licensing and regulatory control of the New Jersey Casino Control Commission (the "New Jersey Commission" and, together with the New Jersey DGE, the "New Jersey Gaming Authorities"). The Company's New Jersey operations -- at Caesars Atlantic City -- are subject to New Jersey Gaming Law and to the jurisdiction of the New Jersey Gaming Authorities.

     New Jersey Gaming Law primarily concerns (i) the financial stability and character of casino operators, their employees, their security holders and others financially interested in casino operations and (ii) the operating methods and financial and accounting procedures used in connection with casino operations. The New Jersey Gaming Law includes detailed provisions concerning, among other things, (a) the type, manner and number of applications and licenses required to conduct casino gaming and ancillary activities, (b) the licensing, regulation and curricula of gaming schools, (c) the establishment of minimum standards of accounting and internal control, including the issuance and enforceability of casino credit, (d) the manufacture, sale, distribution and possession of gaming equipment, (e) the rules of the games, (f) the exclusion of undesirable persons, (g) the use, regulation and reporting of junket activities,
(h) the possession, sale and distribution of alcoholic beverages, (i) the regulation and licensing of suppliers to licensed casino operators, (j) the conduct of entertainment within licensed casino facilities, (k) equal opportunity employment for employees of licensed casino operators, contractors for casino facilities and the like, (l) the payment of gross revenue taxes and similar fees and expenses, (m) the conduct of casino simulcasting, and (n) the imposition and discharge of casino reinvestment development obligations.

     THE OFFER. The Company believes that the Offer, in and of itself, does not require the prior approval of the New Jersey Gaming Authorities.

     DEBT TENDER OFFER. The Company believes that the Debt Tender Offer, in and of itself, does not require the prior approval of the New Jersey Gaming Authorities. However, it is contemplated that the Debt Tender Offer will be financed in whole or in part by the Credit Facilities, which will require the prior approval of the New Jersey Gaming Authorities.

     DESTINATIONS DISTRIBUTION. New Jersey Gaming Law requires prior approval from the New Jersey Commission before securities of a casino licensee or one of its holding companies that is not publicly traded can be transferred. In addition, any person acquiring the securities of a casino licensee or privately held holding company must become qualified by the New Jersey Commission or dispose of such securities. However, the New Jersey Act provides that the New Jersey Commission has the discretion to permit an entity to acquire and own securities of such licensee on an interim basis ("interim authorization") until that entity is plenarily qualified by the New Jersey Commission; during the period of interim authorization, the securities of such licensee must be held in a trust pursuant to the provisions of the New Jersey Act.

     Because the Destinations Distribution involves the pro rata distribution of all the shares of Destinations to stockholders of the Company, Destinations will seek the following approvals, determinations and/or waivers from the New Jersey
Commission: (i) approval of the transfer of the common stock of Caesars, including

Caesars' interest in Caesars New Jersey, Inc. and Boardwalk Regency Corporation ("BRC"), to Destinations as part of a corporate restructuring of the Company's gaming business, (ii) the determination that the interim authorization requirements -- including the establishment of a trust -- are inapplicable to such transfers, (iii) the determination that, after the Destinations Distribution, BRC and its holding and intermediary companies will possess the financial stability, integrity and responsibility required by the New Jersey Act, (iv) the determination that the Articles of Incorporation of Destinations satisfy the requirements of the New Jersey Act, (v) the waiver of qualification of shareholders of Destinations, (vi) the determination that the relevant officers and directors of Destinations and the Company's New Jersey operations are qualified under the New Jersey Act, (vii) the qualification of Destinations as a holding and intermediary company of the Company's New Jersey operations and
(viii) the waiver of qualification of officers of Destinations and the Company's New Jersey operations who are not significantly involved in the affairs of BRC.

     In addition, the New Jersey Gaming Authorities will require that the Credit Facilities -- which will be used to finance in whole or in part the Offer and the Debt Tender Offer -- be approved and that each financial source of the Company's New Jersey operations or holding companies and each holder of debt securities of the Company's New Jersey operations or holding companies be qualified. Banking and other licensed lending institutions are exempt from the qualification requirements of the New Jersey Act. Because the Credit Facilities will be used to finance in whole or in part the Offer and the Debt Tender Offer, Destinations will seek the following approvals from the New Jersey Commission:
(i) a determination that the lenders under the Credit Facilities are exempt from the qualification requirements because all such lenders are banking or other licensed lending institutions; (ii) approval of the material debt transaction if it involves the pledge of the assets of the Company's New Jersey operations; and
(iii) a waiver of the qualification of the holders of any debt securities of Destinations or its subsidiaries.

     The qualification requirements of any debt or equity security holder of Destinations may be waived based on an express finding by the New Jersey Commission, with the consent of the Director of the New Jersey DGE, that the security holder either (a)(i) is not significantly involved in the activities of BRC, (ii) does not have the ability to control BRC or any of its holding or intermediary companies and (iii) does not have the ability to elect one or more members of the respective boards of directors of Destinations, BRC or its holding or intermediary companies or (b) is an "institutional investor," as such term is defined in New Jersey Gaming Law. For purposes of clause (a), the New Jersey Act presumes that any non-"institutional investor" security holder who owns or beneficially holds 5% or more of the equity securities of Destinations has the ability to control Destinations, BRC and its holding or intermediary companies, unless such presumption is rebutted by clear and convincing evidence.

     The New Jersey Gaming Law defines an "institutional investor" as (i) any retirement fund administered by a public agency for the exclusive benefit of Federal, state or local public employees, (ii) an investment company registered under the Investment Company Act of 1940, (iii) a collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency, (iv) a closed end investment trust, (v) a chartered or licensed life insurance company or property and casualty insurance company, (vi) banking or other licensed or chartered lending institutions, (vii) an investment advisor registered under the Investment Advisors Act of 1940 or (viii) such other persons as the New Jersey Commission may determine for reasons consistent with the policies of the New Jersey Act. In the absence of a prima facie showing by the Director of the New Jersey DGE that there is any cause to believe that such institutional investor may be found unqualified, upon application and for good cause shown, an institutional investor holding either (a) less than 10% of the equity securities of Destinations or (b) Destinations debt securities constituting less than 20% of the outstanding debt of Destinations and less than 50% of the issue involved shall be granted a waiver of qualification of such holdings if (x) such securities are those of a publicly traded corporation, (y) the institutional investor's holdings of such securities were purchased for investment purposes only and (z) upon request by the New Jersey Commission, the institutional investor files with the New Jersey Commission a certified statement to the effect that the institutional investor has no intention of influencing or affecting the affairs of Destinations, BRC or its holding or intermediary companies; notwithstanding the foregoing, the institutional investor is permitted to vote on matters put to the vote of the outstanding security holders of Destinations.

     If an institutional investor who has been granted a waiver subsequently determines to influence or affect the affairs of Destinations, the institutional investor must provide to the New Jersey Commission not less than 30 days' prior notice of such intent and the institutional investor must file with the New Jersey Commission an application for qualification before taking any action that may influence or affect the affairs of Destinations. Notwithstanding the foregoing, the institutional investor is permitted to vote on matters put to the vote of the outstanding security holders of Destinations. If an institutional investor changes its investment intent, or if the New Jersey Commission finds reasonable cause to believe that an institutional investor may be found unqualified, no action other than divestiture shall be taken by such institutional investor with respect to its security holdings until there has been compliance with the interim casino authorization provisions of the New Jersey Act, including the execution of a trust agreement. Destinations, BRC and its holding and intermediary companies are required to notify the New Jersey Commission and the New Jersey DGE of any information about, or action of, an institutional investor holding its equity or debt securities where such information or action may impact on the eligibility of such institutional investor for a waiver. If the New Jersey Commission finds an institutional investor unqualified or if the New Jersey Commission finds that, by reason of the extent or nature of its holdings, an institutional investor is in the position to exercise a substantial impact on the controlling interests of BRC so that qualification of the institutional investor is necessary to protect the public interest, the New Jersey Act vests in the New Jersey Commission the power to take all necessary action to protect the public interest, including the power to require that the institutional investor submit to qualification and become qualified under the New Jersey Act.

     An equity or debt security holder -- including institutional investors -- of Destinations, BRC or its holding or intermediary companies who is required to be found qualified by the New Jersey Commission must submit an application for qualification within 30 days after being ordered to do so or divest all security holdings within 120 days after the New Jersey Commission determines such qualification is required. The application for qualification must include a trust agreement by which the security holder places its interest in Destinations in a trust with a trustee qualified by the New Jersey Commission. If the security holder is ultimately found qualified, the trust agreement is terminated. If the security holder is not found qualified or withdraws its application for qualification prior to a determination or qualification being made, the trustee will be empowered with all rights of ownership pertaining to such security holder's Destinations securities, including all voting rights and the power to sell the securities. In any event, the unqualified security holder will not be entitled to receive in exchange for its Destinations securities an amount in excess of the lower of (i) the actual cost the security holder incurred in acquiring the securities or (ii) the value of such securities calculated as if the investment had been made on the date the trust became operative. By the same token, if the security holder is not found qualified, it is unlawful for the security holder to (x) receive any dividends or interest on such securities, (y) exercise, directly or through any trustee or nominee, any right conferred by such securities or (z) receive any remuneration in any form from Destinations, BRC or its holding or intermediary companies for services rendered or otherwise.

     The New Jersey Act requires that each of Destinations, BRC and its holding and intermediary companies maintain financial stability and capability. For purposes of these requirements, the New Jersey Commission has adopted regulations defining "financial stability" as the same applies to licensed casino operations and has set forth certain standards for determining compliance with the financial stability regulations. Under the New Jersey Regulations, "financial stability" has been defined as (i) the ability to assure the financial integrity of casino operations by the maintenance of a casino bankroll or equivalent provisions adequate to pay winning wagers to casino patrons when due, (ii) the ability to meet ongoing operating expenses which are essential to the maintenance of continuous and stable casino operations, (iii) the ability to pay, as and when due, all local, state and Federal taxes and any and all fees imposed by the New Jersey Act, (iv) the ability to make necessary capital and maintenance expenditures in a timely manner which are adequate to insure maintenance of a superior first-class facility of exceptional quality as required by the New Jersey Act and (v) the ability to pay, exchange, refinance or extend debts, including long-term and short-term principal and interest and capital lease obligations, which will mature or otherwise come due and payable during either the license term or within 12 months after the end of the license term or to otherwise manage such debts and any default with respect to the debts. The New Jersey Regulations provide that the financial stability standards concerning casino bankroll, operating expenses and capital and maintenance expenditures are met if the following is shown by clear and convincing evidence: (i) casino bankroll -- the maintenance, on a daily basis, of a casino bankroll at least equal to the average daily casino bankroll, calculated on a monthly basis, for the corresponding month of the previous year; (ii) operating expenses -- the demonstration of the ability to achieve positive gross operating profit measured on an annual basis; and
(iii) capital and maintenance expenditures -- the demonstration that its capital and maintenance expenditures for the five-year period, which includes the previous 36 calendar months and the upcoming license period, average at least five percent of net revenue per annum. Destinations believes that, at current operating levels, BRC will be in compliance with these requirements.

     The New Jersey Commission has the authority to restrict or prohibit the transfer of cash or the assumption of liabilities by BRC if such action will adversely impact the financial stability of BRC and the prior approval of the New Jersey Commission is required to incur indebtedness and guarantees of affiliated indebtedness by BRC involving amounts greater than $25 million.

     The interaction of the various transactions contemplated by the Comprehensive Plan may trigger the need to seek additional approvals from the New Jersey Gaming Authorities. In addition, to the extent that the financing utilized in the Comprehensive Plan, such as the Credit Facilities, involves agreements to (i) restrict the transfer of equity securities issued by BRC or its holding or intermediary companies or (ii) not encumber equity securities issued by BRC or its holding or intermediary companies, the Company and Destinations will be required to obtain the prior approval of the New Jersey Gaming Authorities.

     On July 16, 1997, the Company and Destinations filed the relevant applications for approval with the New Jersey Gaming Authorities in conjunction with the Comprehensive Plan. The Company and Destinations will promptly file any additional applications or notices, if necessary, with the New Jersey Gaming Authorities. Due to the various approvals requested by Destinations with respect to the Destinations Distribution, there are no assurances as to when the New Jersey Commission will take final action. Further, any such approvals, if granted, do not constitute a finding, recommendation or approval by the New Jersey Commission as to the accuracy or adequacy of the Destinations Distribution or the merits of the Comprehensive Plan.

  MISSISSIPPI GAMING REGULATORY APPROVALS

     IN GENERAL. The ownership and/or operation of casino gaming facilities in Mississippi are similarly subject to extensive state and local regulation; these include (i) the Mississippi Gaming Control Act (the "Mississippi Act"), (ii) the regulations promulgated under the Mississippi Act (the "Mississippi Regulations"), and (iii) various local ordinances and regulations (such ordinances and regulations, together with the Mississippi Act and the Mississippi Regulations, the "Mississippi Gaming Law"). The Company's Mississippi gaming operations are subject to the licensing and regulatory control of the Mississippi Gaming Commission (the "Mississippi Commission"). The Company's Mississippi gaming operations -- at The Sheraton Casino in Tunica, Mississippi ("Sheraton Tunica") -- are subject to Mississippi Gaming Law and the jurisdiction of the Mississippi Commission.

     In all material respects, casino gaming regulation in Mississippi is similar to the regulation of casino gaming in Nevada.

     THE OFFER. The Company believes that the Offer, in and of itself, does not require the prior approval of the Mississippi Commission. However, if the Offer involves the aggregate payment of cash to voting security holders in excess of 50% of the aggregate current market value of the Shares, the Mississippi Commission may determine that the Comprehensive Plan, of which the Offer is a part, constitutes a "plan of recapitalization" under the Mississippi Regulations, in which case the Company and Destinations would be required to obtain the prior approval of the Mississippi Commission prior to consummating the Offer and the Destinations Distribution.

     With respect to the applicable criteria for such approval, the Mississippi Commission will consider all relevant material facts in determining whether to grant such approval, and may consider not only the effects of the Comprehensive Plan but also any other facts deemed relevant, including all the facts that the Nevada

Board and Nevada Commission would consider set forth above under "-- Nevada Gaming Regulatory Approvals -- The Offer."

     DEBT TENDER OFFER. The Company believes that the Debt Tender Offer, in and of itself, does not require the prior approval of the Mississippi Commission. However, since the Debt Tender Offer will be financed in whole or in part by the Credit Facilities, the interaction of the Debt Tender Offer and the Credit Facilities may require the prior approval of the Mississippi Commission.

     DESTINATIONS DISTRIBUTION. Because the Destinations Distribution involves the pro rata distribution of all the shares of Destinations to stockholders of the Company, Destinations will seek the following approvals from the Mississippi
Commission: (i) registration of Destinations, on an interim basis, as an intermediary/holding company for Sheraton Tunica; (ii) registration of Destinations as a publicly traded corporation; (iii) approval of the listing of Destinations common stock on the NYSE; and (iv) approval for continuous or delayed public offering by Destinations or any affiliated company wholly owned by it which is or would thereby become a publicly traded corporation.

     In addition, the Mississippi Commission may require controlling stockholders, officers, directors and other persons associated with Destinations having a material relationship or material involvement with Sheraton Tunica to be investigated and licensed as part of the approval process for the Destinations Distribution. The Mississippi Commission may deny an application for licensing or a finding of suitability for any cause that it deems reasonable. A finding of suitability is comparable to licensing and both require the submission of detailed personal and financial information followed by a thorough investigation. If the Mississippi Commission finds an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with Destinations and Sheraton Tunica, the companies involved would be required to sever all relationships with such person. Inasmuch as all the relevant officers, directors and other persons associated with Destinations have already been subject to review by the Mississippi Commission, the Company believes that the investigation and licensing of such individuals will not present a substantial regulatory obstacle.

     The interaction of the various transactions contemplated by the Comprehensive Plan may be sufficient to characterize the Comprehensive Plan as a plan of recapitalization, and, in turn, require the Company to seek additional approvals from the Mississippi Commission. In addition, to the extent that the financing proposed by the Comprehensive Plan, such as the Credit Facilities, involves agreements to (i) restrict the transfer of equity securities issued by Sheraton Tunica or any affiliated holding company or (ii) not encumber equity securities issued by Sheraton Tunica or any affiliated holding company, the Company and Destinations will be required to obtain the prior approval of the Mississippi Commission.

     The Company and Destinations plan to file shortly the relevant applications for approval with the Mississippi Commission in conjunction with the Comprehensive Plan. The Company and Destinations will promptly file any additional applications or notices, if necessary, with the Mississippi Commission. Due to the various approvals requested by Destinations with respect to the Destinations Distribution, there are no assurances as to when the Mississippi Commission will take final action. Further, any such approvals, if granted, do not constitute a finding, recommendation or approval by the Mississippi Commission as to the accuracy or adequacy of the Destinations Distribution or the merits of the Comprehensive Plan.

  ONTARIO, CANADA GAMING REGULATORY APPROVALS

     The Company's operations in Windsor, Ontario -- through its half-interest in Casino Windsor -- are subject to the Ontario Gaming Control Act (the "Ontario Act") and the registration and regulatory control of the Ontario Gaming Control Commission (the "Ontario Commission"), the Ontario Casino Corporation (the "Ontario Corporation"), the Registrar of Gaming Control (the "Ontario Registrar") and the Director of Gaming Control (the "Ontario Director"), as well as various local, county and provincial regulatory agencies (such regulatory agencies, together with the Ontario Commission, the Ontario Corporation, the Ontario Registrar and the Ontario Director, the "Ontario Gaming Authorities").

     None of the Offer, the Debt Tender Offer or the Destinations Distribution requires the approval of the Ontario Gaming Authorities. However, in keeping with the Company's policy of disclosure with its gaming regulatory agencies, appropriate disclosures concerning the Offer, the Debt Tender Offer and the Destinations Distribution will be made to the Ontario Gaming Authorities and full, complete and accurate responses will be provided to the Ontario Gaming Authorities to all inquiries concerning the Comprehensive Plan.

  NOVA SCOTIA, CANADA GAMING REGULATORY APPROVALS

     The Company's operations in Nova Scotia -- at Sheraton Halifax Hotel & Casino and Sheraton Casino/Sydney -- are subject to the Nova Scotia Gaming Control Act (the "Nova Scotia Act") and the registration and regulatory control of the Nova Scotia Gaming Commission (the "Nova Scotia Commission"), and the Nova Scotia Gaming Corporation (the "Nova Scotia Corporation" and, together with the Nova Scotia Commission, the "Nova Scotia Gaming Authorities").

     None of the Offer, the Debt Tender Offer or the Destinations Distribution requires the approval of the Nova Scotia Gaming Authorities. However, in keeping with the Company's policy of disclosure with its gaming regulatory agencies, appropriate disclosures concerning the Offer, the Debt Tender Offer and the Destinations Distribution will be made to the Nova Scotia Gaming Authorities and full, complete and accurate responses will be provided to the Nova Scotia Gaming Authorities to all inquiries concerning the Comprehensive Plan.

  INDIANA GAMING REGULATORY APPROVALS

     The Company's proposed operations in Indiana -- at Caesars Indiana in Bridgeport, Harrison County, Indiana -- are subject to the Indiana Riverboat Gambling Act (the "Indiana Act") and the registration and regulatory control of the Indiana Gaming Commission (the "Indiana Commission"), the United States Army Corps of Engineers (the "ACOE"), the United States Coast Guard (the "USCG"), as well as various local, county, state and Federal regulatory agencies (such regulatory agencies, together with the Indiana Commission, the ACOE and the USCG, the "Indiana Gaming Authorities").

     None of the Offer, the Debt Tender Offer or the Destinations Distribution requires the approval of the Indiana Gaming Authorities. However, in keeping with the Company's policy of disclosure with its gaming regulatory agencies, appropriate disclosures concerning the Offer, the Debt Tender Offer and the Destinations Distribution will be made to the Indiana Gaming Authorities and full, complete and accurate responses will be provided to the Indiana Gaming Authorities to all inquiries concerning the Comprehensive Plan.

  COMMUNICATIONS ACT OF 1934

     The Company holds a fifty percent interest in ITT-Dow Jones Television, the general partnership that is the licensee of WBIS+(TV), New York, New York, through the Company's wholly owned subsidiary ITT Broadcasting Corp. The transfer of the stock of ITT Broadcasting Corp. to Destinations in preparation for the Destinations Distribution and the distribution of the shares of Destinations to the Company's stockholders in the Destinations Distribution will require the prior approval of the Federal Communications Commission (the "FCC") for a pro forma change in control of ITT Broadcasting Corp. The FCC is not required to provide 30 day prior public notice and the opportunity for filing petitions to deny for such an application, as it would be in the case of an application requesting consent for a change in ultimate control. The FCC will consider informal objections filed against such an application. The FCC typically grants applications for consent to pro forma transfers of control within a few weeks after filing, although the filing of informal objections may delay the FCC's action on an application until the FCC considers the objections. The Company plans to file shortly an application for the FCC's consent to the pro forma change in control of ITT Broadcasting Corp.

13.  FEES AND EXPENSES

     Goldman and Lazard are acting as Dealer Managers in connection with the Offer and are providing certain financial advisory services to the Company in connection with the Hilton Offer. The Company has retained Goldman and Lazard to act as financial advisors to the Company in connection with the Hilton Offer and other matters arising in connection therewith, including assisting the Company in exploring possible strategic alternatives in light of the Hilton Offer. Goldman and Lazard are acting as Dealer Managers in connection with the Offer pursuant to such engagement. Pursuant to an engagement letter with Goldman and Lazard, the Company has agreed to pay each of Goldman and Lazard for their services 50% of (i) an initial fee equal to $1,000,000 and
(ii) an additional advisory fee equal to $19,000,000, payable upon the later of September 30, 1997 and the date two business days before the scheduled date of the next annual meeting of stockholders of the Company (the "Payment Date"); provided, however, that if the Payment Date is later than September 30, 1997, the Company will pay one-half of the $19,000,000 advisory fee on September 30, 1997 and the balance of the fee on the Payment Date. Notwithstanding the foregoing, and except as otherwise specified in the engagement letter, the $19,000,000 advisory fee will be payable immediately upon a termination of the engagement letter by the Company or if a Change of Control (as defined below) has occurred or is imminent. The engagement letter provides that the Company will determine in its sole reasonable judgment when a Change of Control is imminent. Pursuant to the engagement letter, "Change of Control" means (i) any Person or Group (each as defined in the engagement letter) becoming the beneficial owner (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of more than 15% of the Shares in one or a series of transactions, by means of a tender offer, exchange offer, merger, private or open market purchases of stock or otherwise or if all or substantially all of the assets of the Company are sold, liquidated or transferred (by dividend or otherwise) in one or a series of transactions or (ii) a majority of the members of the Board being individuals whose nomination for election or election to the Board was not recommended or approved by a majority of the members of the Board (a) who were members of the Board on February 10, 1997 or (b) whose nomination for election or election to the Board was recommended or approved by a majority of the members of the Board who were members of the Board on such date. Goldman and Lazard will not receive any additional fees for acting as Dealer Managers in connection with the Offer.

     The Company has also agreed to reimburse Goldman and Lazard for their reasonable out-of-pocket expenses, including fees of counsel and any sales, use or similar taxes, and to indemnify Goldman and Lazard against certain liabilities in connection with their engagement, including certain liabilities arising under the Federal securities laws.

     Goldman and Lazard have provided financial advisory and investment banking services to the Company from time to time for which they have received customary compensation. Kendrick R. Wilson, III, a member of the Board of Directors of the Company, is a Managing Director of Lazard. In addition, Goldman has provided financial advisory and investment banking services to Hilton in the past for which it has received customary compensation. In the ordinary course of business, Goldman and Lazard may from time to time effect transactions and hold positions in securities of the Company and Hilton.

     The Company has retained Georgeson & Company Inc. to act as the Information Agent and Citibank, N.A. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

     The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Managers and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Company upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

14.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Company becomes aware of any state law that would limit the class of offerees in the Offer, the Company will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Company by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or to make any representation on behalf of the Company not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 pursuant to Rule 13e-4 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 13E-4 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth under "Additional Information" in Section 7 (except that such material will not be available at the regional offices of the Commission). This Offer to Purchase also constitutes the statement to stockholders containing the information specified in Rule 13e-1 under the Exchange Act.

                                          ITT CORPORATION

July 17, 1997

                                                                         ANNEX A

                             ITT DESTINATIONS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                  AND SCHEDULE

                                                                                      PAGE
                                                                                      -----
Report of Independent Public Accountants............................................    A-2
Consolidated Income for the three years ended December 31, 1996.....................    A-3
Consolidated Balance Sheet as of December 31, 1996 and 1995.........................    A-4
Consolidated Cash Flow for the three years ended December 31, 1996..................    A-5
Consolidated Stockholders Equity for the three years ended December 31, 1996........    A-6
Notes to Financial Statements.......................................................    A-7
Quarterly Results for 1996 and 1995 (Unaudited).....................................   A-23
Business Segment Information........................................................   A-24
Geographical Information -- Total Segments..........................................   A-24
Consolidated Income for the three months ended March 31, 1997 and 1996
  (Unaudited).......................................................................   A-25
Consolidated Balance Sheet as of March 31, 1997 (Unaudited) and December 31, 1996...   A-26
Consolidated Cash Flow for the three months ended March 31, 1997 and 1996
  (Unaudited).......................................................................   A-27
Notes To Financial Statements (Unaudited)...........................................   A-28
Business Segment Information (Unaudited)............................................   A-32
Valuation and Qualifying Accounts...................................................   SA-1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO ITT CORPORATION:

     We have audited the accompanying consolidated balance sheet of ITT Destinations, Inc. (a Nevada corporation and a wholly-owned subsidiary of ITT Corporation) and subsidiaries, as defined in the notes, as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flow and stockholders equity for each of the three years in the period ended December 31, 1996, as described in the accompanying Index to Financial Statements and Schedule. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ITT Destinations, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the Index to Financial Statements and Schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                             Arthur Andersen LLP
New York, New York
July 15, 1997

                             ITT DESTINATIONS, INC.

                              CONSOLIDATED INCOME
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                     YEARS ENDED DECEMBER 31,
                                                                   ----------------------------
                                                                    1996       1995       1994
                                                                   ------     ------     ------
  Revenues.......................................................  $5,718     $5,396     $3,876
  Costs and expenses:
    Salaries, benefits and other operating.......................   4,291      4,117      3,277
    Selling, general and administrative (net of service fee
       income of $--, $96 and $88)...............................     681        662        354
    Depreciation and amortization................................     247        223        106
                                                                   ------     ------     ------
                                                                    5,219      5,002      3,737
                                                                   ------     ------     ------
                                                                      499        394        139
  Interest expense (net of interest income of $68, $49, and
    $14).........................................................    (162)      (219)       (55)
  Miscellaneous income (expense), net............................       3          5        (17)
                                                                   ------     ------     ------
                                                                      340        180         67
  Provision for income taxes.....................................    (150)       (64)       (27)
  Minority equity................................................      (7)         1          4
                                                                   ------     ------     ------
  Income from continuing operations..............................     183        117         44
  Discontinued operations........................................      66         30         30
                                                                   ------     ------     ------
  Net income.....................................................  $  249     $  147     $   74
                                                                   ======     ======     ======
  Earnings per share (Pro forma for 1994 -- see Notes to
    Financial Statements):
    Income from continuing operations............................  $ 1.55     $  .98     $  .37
    Income from discontinued operations..........................     .56        .26        .26
                                                                   ------     ------     ------
    Net income...................................................  $ 2.11     $ 1.24     $  .63
                                                                   ======     ======     ======
  Weighted average common and common equivalent shares (Pro forma
    for 1994 -- see Notes to Financial Statements)...............     118        118        117
                                                                   ------     ------     ------

The accompanying notes to financial statements are an integral part of the above statement.

                             ITT DESTINATIONS, INC.

                           CONSOLIDATED BALANCE SHEET
                    (IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

                                                                               DECEMBER 31,
                                                                             -----------------
                                                                              1996       1995
                                                                             ------     ------
ASSETS
Current Assets:
  Cash and cash equivalents................................................  $  205     $  141
  Marketable securities....................................................     599         --
  Receivables, net.........................................................     435        484
  Inventories..............................................................      58         45
  Prepaid expenses and other...............................................     102         82
                                                                             ------     ------
          Total current assets.............................................   1,399        752
Plant, property and equipment, net.........................................   4,700      3,929
Investment in Madison Square Garden........................................     533        607
Other investments..........................................................     386      1,149
Long-term receivables, net.................................................     178        141
Other assets...............................................................     346        309
Goodwill, net..............................................................   1,323      1,294
Net assets of discontinued operations......................................      57         44
                                                                             ------     ------
                                                                             $8,922     $8,225
                                                                             ======     ======
LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
  Accounts payable.........................................................  $  257     $  244
  Accrued expenses.........................................................     451        565
  Notes payable and current maturities of long-term debt...................     486        282
  Accrued taxes............................................................     171        140
                                                                             ------     ------
          Total current liabilities........................................   1,365      1,231
Allocated debt of ITT......................................................   2,095      2,131
Other long-term debt.......................................................     798        503
Deferred income taxes......................................................     186        101
Other liabilities..........................................................     378        302
Net liabilities of discontinued operations.................................     808        809
Minority interest..........................................................     218        212
                                                                             ------     ------
                                                                              5,848      5,289
                                                                             ------     ------
Stockholders equity:
  Common stock: authorized 200,000,000 shares, no par or stated value,
     outstanding 116,366,176 and 117,196,370 shares, respectively..........   2,897      2,944
  Cumulative translation adjustment........................................      (2)        --
  Unrealized loss on securities............................................     (62)        --
  Retained earnings........................................................     241         (8)
                                                                             ------     ------
          Total stockholders equity........................................   3,074      2,936
                                                                             ------     ------
                                                                             $8,922     $8,225
                                                                             ======     ======

The accompanying notes to financial statements are an integral part of the above statement.

                             ITT DESTINATIONS, INC.

                             CONSOLIDATED CASH FLOW
                                 (IN MILLIONS)

                                                                    YEARS ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                  1996       1995        1994
                                                                  -----     -------     -------
OPERATING ACTIVITIES
Net income......................................................  $ 249     $   147     $    74
Discontinued operations.........................................    (66)        (30)        (30)
                                                                  -----     -------     -------
  Income from continuing operations.............................    183         117          44
Adjustments to income from continuing operations:
  Depreciation and amortization.................................    247         223         106
  Provision for doubtful receivables............................     39          50          39
  Minority equity in net income.................................      7          (1)         (4)
  Equity income, net of dividends received......................      8          21          16
  (Gain) loss on divestments -- pretax..........................    (36)          2          --
Changes in working capital:
  Receivables...................................................   (102)       (151)        (51)
  Inventories...................................................    (11)         --          (3)
  Accounts payable..............................................    (33)         46          (6)
  Accrued expenses..............................................      6          50          26
Accrued and deferred taxes......................................     41          53          35
Other, net......................................................     28         (10)        (38)
                                                                  -----     -------     -------
Cash from continuing operations.................................    377         400         164
Cash from discontinued operations...............................     31         150          26
                                                                  -----     -------     -------
  Cash from operating activities................................    408         550         190
                                                                  -----     -------     -------
INVESTING ACTIVITIES
Additions to plant, property and equipment......................   (563)       (416)       (229)
Proceeds from divestments.......................................    282          10          18
Acquisitions, net of acquired cash..............................   (364)     (2,309)     (1,249)
Other, net......................................................     50         109          10
                                                                  -----     -------     -------
  Cash used for investing activities............................   (595)     (2,606)     (1,450)
                                                                  -----     -------     -------
FINANCING ACTIVITIES
Short-term debt, net............................................     77          (4)         11
Long-term debt issued...........................................    454       3,132         260
Long-term debt repaid...........................................   (303)       (121)       (124)
Changes in investments and advances from ITT Industries.........     --        (929)        457
Other, net......................................................     22         (54)          6
                                                                  -----     -------     -------
  Cash from financing activities................................    250       2,024         610
                                                                  -----     -------     -------
EXCHANGE RATE EFFECT ON CASH AND CASH EQUIVALENTS...............      1          (2)         (1)
                                                                  -----     -------     -------
Increase/(decrease) in cash and cash equivalents................     64         (34)       (651)
Cash and cash equivalents -- Beginning of Year..................    141         175         826
                                                                  -----     -------     -------
CASH AND CASH EQUIVALENTS -- END OF YEAR........................  $ 205     $   141     $   175
                                                                  =====     =======     =======
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest......................................................  $ 171     $   238     $    42
                                                                  =====     =======     =======
  Income taxes..................................................  $  85     $    23     $    67
                                                                  =====     =======     =======

The accompanying notes to financial statements are an integral part of the above statement.

                             ITT DESTINATIONS, INC.

                        CONSOLIDATED STOCKHOLDERS EQUITY
                    (IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

                                                                                            CURRENCY      RETAINED
                                              INVESTMENTS AND           COMMON STOCK       TRANSLATION    EARNINGS
                                               ADVANCES FROM        --------------------   AND OTHER    (ACCUMULATED
                                          ITT INDUSTRIES, INC.(1)     SHARES      AMOUNT   ADJUSTMENT     DEFICIT)
                                          -----------------------   -----------   ------   ----------   ------------
Balance -- January 1, 1994..............          $ 2,765                    --   $   --      $ --          $ --
Net income..............................               74                    --       --        --            --
Transfers from ITT Industries, net......              549                    --       --        --            --
Translation of financial statements.....              (35)                   --       --        --            --
                                                  -------           -----------   ------      ----          ----
Balance -- December 31, 1994............            3,353                    --       --        --            --
Net income..............................              155                    --       --        --            --
Transfers to ITT Industries, net........             (539)                   --       --        --            --
Translation of financial statements.....              (25)                   --       --        --            --
Issuance of common stock in connection
  with the spin-off.....................           (2,944)          117,196,370    2,944        --            --
                                                  -------           -----------   ------      ----          ----
Balance -- December 19, 1995............               --           117,196,370    2,944        --            --
Net loss................................               --                    --       --        --            (8)
                                                  -------           -----------   ------      ----          ----
Balance -- December 31, 1995............               --           117,196,370    2,944        --            (8)
Net income..............................               --                    --       --        --           249
Stock option transactions...............               --               293,332       10        --            --
Common stock repurchases................               --            (1,123,526)     (57)       --            --
Translation of financial statements.....               --                    --       --        (2)           --
Unrealized loss on securities...........               --                    --       --       (62)           --
                                                  -------           -----------   ------      ----          ----
Balance -- December 31, 1996............          $    --           116,366,176   $2,897      $(64)         $241
                                                  =======           ===========   ======      ====          ====

---------------
(1) Investments and Advances from ITT Industries Inc., represents the means by which ITT was funded by ITT Industries Inc. prior to the 1995 Spin-off and consisted of both equity and interest bearing advances. As of December 19, 1995, ITT was recapitalized through issuances of its own debt and equity securities.

The accompanying notes to financial statements are an integral part of the above statement.

                             ITT DESTINATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

DISTRIBUTIONS AND BASIS OF PRESENTATION

     On July 15, 1997, the Board of Directors of ITT Corporation ("ITT", which is expected to be renamed ITT Information Services, Inc.) approved a plan to distribute to the holders of ITT's common stock all the outstanding shares of common stock of ITT Destinations, Inc. (which is expected to be renamed ITT Corporation and is herein referred to as the "Company"), a newly formed company that will hold the hotels and gaming business of ITT (the "Destinations Distribution"), and all the shares representing its approximately 83% interest in ITT Educational Services, Inc., its publicly traded post-secondary technical education business (the "ITT Educational Distribution" and, together with the Destinations Distribution, the "Distributions"). Upon completion of the Distributions, holders of ITT's common stock will receive the common stock of the Company and ITT Educational. For accounting purposes, because of the relative significance of the hotel and gaming operations, the businesses comprising the information services segment of ITT (ITT World Directories and ITT Educational) have been presented as discontinued operations. The net liabilities of discontinued operations includes an allocation of ITT's indebtedness which will occur prior to the Distributions.

     The Company is one of the world's largest hotel and gaming companies. Its principal lines of business are hotels and gaming. The hotels segment is comprised of a worldwide hospitality network of over 420 full-service hotels serving three markets: luxury, upscale and mid-price. The Company's hotel operations are represented on every continent and in nearly every major world market. The Company's gaming operations are located in several key domestic jurisdictions. The Company also operates various hotel/casino ventures outside the United States.

     These financial statements represent the financial position, results of operations and cash flows of the Company as if it were a separate entity for all periods presented. ITT's historical basis in the assets and liabilities of the Company has been carried over and all majority-owned subsidiaries have been consolidated. All material intercompany transactions and balances have been eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING POLICIES

     Revenue Recognition: Generally, revenues are recognized when the services have been rendered. The following is a description of the composition of revenues of the Company's business segments:

     Hotels Operations: At December 31, 1996, the Company operated 135 hotels under long-term management agreements. These agreements effectively convey to the Company the right to use the hotel properties in exchange for payments to the property owners which are based primarily on the hotels' profitability. Accordingly, the Company includes the operating results of hotel properties under long-term management agreements in its consolidated financial statements. Revenues related to these hotel properties were $2.8 billion, $2.8 billion and $2.7 billion for 1996, 1995 and 1994, respectively, and amounts provided for payments to the property owners for the use of the hotel properties were $.6 billion, $.5 billion and $.5 billion for 1996, 1995 and 1994, respectively.

     Gaming Operations: Casino revenues represent the net win from gaming wins and losses. Revenues exclude the retail value of rooms, food, beverage, entertainment and other promotional allowances provided on a complimentary basis to customers. The estimated retail value of these promotional allowances was $161,

$144 and $17 for the years ended December 31, 1996, 1995 and 1994, respectively. The estimated cost of such promotional allowances was $111, $99 and $11 for the years ended December 31, 1996, 1995 and 1994, respectively, and has been included in Costs and Expenses in the accompanying statement of Consolidated Income.

     Revenues and Costs and Expenses of the Gaming operations are comprised of the following for the years ended December 31, 1996, 1995 and 1994:

                                                               YEARS ENDED DECEMBER 31,
                                          ------------------------------------------------------------------
                                                  1996                   1995                   1994
                                          --------------------   --------------------   --------------------
                                                     COSTS AND              COSTS AND              COSTS AND
                                          REVENUES   EXPENSES    REVENUES   EXPENSES    REVENUES   EXPENSES
                                          --------   ---------   --------   ---------   --------   ---------
Gaming..................................   $1,032     $   592     $1,004     $   516      $139       $  62
Rooms...................................       70          25         70          25        20           9
Food and beverage.......................       79          71         70          80        12          17
Other operations........................      104          57         88          99         5          10
Selling, general and administrative.....       --         215         --         172        --          37
Depreciation and amortization...........       --          80         --          88        --          10
Provision for doubtful accounts.........       --          34         --          50        --          22
                                           ------      ------     ------      ------      ----        ----
          Total.........................   $1,285     $ 1,074     $1,232     $ 1,030      $176       $ 167
                                           ======      ======     ======      ======      ====        ====

     Cash and Cash Equivalents: The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Inventories: Inventories, comprised principally of hotel and gaming supplies, are generally valued at the lower of cost (first-in, first-out) or market and potential losses from obsolete and slow-moving inventories are provided for in the current period.

     Plant, Property and Equipment: Plant, property and equipment, including capitalized interest of $13 in 1996 applicable to major project expenditures, are recorded at cost. The Company normally claims the maximum depreciation deduction allowable for tax purposes. In general, for financial reporting purposes, depreciation is provided on a straight-line basis over the useful economic lives of the assets involved as follows: Buildings and improvements -- primarily 15 to 40 years, Machinery and equipment -- 2 to 10 years, and Other -- 5 to 40 years. Gains or losses on the sale or retirement of assets are included in income.

     Derivative Financial Instruments: The Company uses derivative financial instruments from time to time, including foreign currency forward contracts and/or swaps, as a means of hedging exposure to foreign currency and/or interest rate risks. Forward exchange contracts and foreign currency swaps are accounted for in accordance with SFAS No. 52 "Foreign Currency Translation." The Company is an end-user and does not utilize these instruments for speculative purposes. The Company has strict policies regarding the financial stability and credit standing of its major counterparties. Changes in the spot rate of derivative instruments designated as hedges of foreign currency denominated assets have been classified in the same manner as the classification of the changes in the underlying assets.

     Foreign Currency: Balance sheet accounts are translated at the exchange rates in effect at each year end and income and expense accounts are translated at the average rates of exchange prevailing during the year. The national currencies of foreign operations are generally the functional currencies. Gains and losses from foreign currency transactions are reported currently in costs and expenses and were insignificant for all periods presented.

     Income Tax: Prior to the 1995 Spin-off (see "Transactions with ITT Industries"), ITT and its subsidiaries were included in the consolidated U.S. Federal tax return of ITT Industries and remitted to (received from) ITT Industries an income tax provision (benefit) computed in accordance with a tax sharing arrangement. Prior to the Distributions, the Company, and ITT Educational were included in the consolidated U.S. Federal tax return of ITT and remitted to (received from) ITT an income tax provision (benefit) computed in accordance with a tax sharing arrangement. These arrangements generally required that ITT determine its tax provision (benefit) as if it were filing a separate U.S. Federal income tax return. However, the arrangements allowed ITT to record benefits of certain tax attributes, primarily foreign tax credits, utilizable on the ITT Industries consolidated tax return, which may not have been available on a separate company basis.

     Subsidiary Stock Issuance: The Company recognizes gains (losses) on sales of subsidiary stock. For the year ended December 31, 1994, Miscellaneous income (expense), net includes a pretax gain of $10 from the sale of 16.7% of the common stock of ITT Educational.

     Goodwill: The excess of cost over the fair value of net assets acquired is amortized on a straight-line basis over 40 years. Accumulated amortization was $72, $33 and $2 at December 31, 1996, 1995 and 1994, respectively. The Company continually reviews goodwill to assess recoverability from future operations using undiscounted cash flows. Impairments would be recognized in operating results if a permanent diminution in value is deemed to have occurred.

     Earnings Per Share: Earnings per share through the 1995 Spin-off Date (as described below) were computed based upon the number of ITT Industries common shares which were outstanding on the 1995 Spin-off date. Earnings per share from the 1995 Spin-off Date through December 31, 1996 were determined based upon the weighted average of common and common equivalent shares outstanding during the period.

     Reclassifications: Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

TRANSACTIONS WITH ITT INDUSTRIES

     On December 19, 1995 (the "1995 Spin-off Date"), the former ITT Corporation (which has been renamed ITT Industries, Inc. -- "ITT Industries"), distributed to its stockholders of record at the close of business on such date all of the outstanding shares of common stock of ITT, then a wholly owned subsidiary of ITT Industries (the "1995 Spin-off"). In such spin-off, holders of common stock of ITT Industries received one share of ITT common stock for every one share of ITT Industries common stock held. In connection with the 1995 Spin-off, ITT, which was then named "ITT Destinations, Inc.", changed its name to ITT Corporation.

     Prior to the 1995 Spin-off the Company included many of the corporate functions of ITT Industries and provided ITT Industries and other affiliates certain centralized systems for legal, accounting, tax, treasury and insurance services. The Company received fees for such services which ranged between 0.5% and 1% of net sales of the affiliate and totaled $96 and $88 in 1995 and 1994, respectively. Service fee income has been recorded in Costs and expenses in the accompanying statement of Consolidated Income.

     Interest expense was charged to the Company on the portion of its Investments and Advances from ITT Industries, Inc. which was deemed debt. Interest expense was charged at 8% and totaled $161 and $19 in 1995 and 1994, respectively.

     The Company was one of several affiliates participating in the ITT Salaried Retirement Plan as well as health care and life insurance programs for salaried employees and retirees sponsored by ITT Industries through the time of the 1995 Spin-off (see "Employee Benefit Plans").

ACQUISITIONS

     ITT completed various hotel acquisitions during 1996. These acquisitions were accounted for using the purchase method of accounting. The aggregate purchase price of $371, including assumed liabilities of $176, was approximately equal to the fair value of the assets acquired. The results of operations of these acquisitions have been included in Consolidated Income from their respective dates of acquisition. ITT also made minority investments in certain hotel properties during 1996 in the aggregate amount of $65. The pro forma effects of these transactions on revenues, net income and earnings per share were not material.

     On July 1, 1996, ITT Dow Jones Television, a general partnership in which each ITT and Dow Jones & Company, Inc. ("Dow Jones") owns a 50% interest, launched a new television station, WBIS+, which operates the broadcasting license of the former WNYC-TV. The partnership purchased the broadcasting license from New York City for $207. This purchase was funded equally by the partners. ITT's investment in this partnership is reported using the equity method of accounting. The Company's share of WBIS+'s results of operations are included in Consolidated Income from the date of acquisition.

     On May 12, 1997, the partnership agreed to sell the Federal Communications Commission license of WBIS+ to Paxson Communications Corporation for a purchase price of approximately $258. This agreement is subject to the approval of the Federal Communications Commission, which is expected to be received in 1997. This transaction is expected to be completed by the end of 1997.

     On January 30, 1995, ITT completed a cash tender offer for the outstanding shares of Caesars World, Inc. ("Caesars") for approximately $1.76 billion (including expenses directly attributable to the acquisition of approximately $10). The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets based on their estimated fair values. The purchase price, including assumed liabilities of $450, exceeded the fair value of assets acquired by approximately $1.1 billion. Caesars results of operations are included in Consolidated Income from the date of acquisition.

     On March 10, 1995, ITT, in a joint venture with Rainbow Programming Holdings, Inc., a subsidiary of Cablevision Systems Corporation ("Cablevision"), completed the acquisition of the businesses comprising Madison Square Garden ("MSG") for approximately $1 billion. The acquisition was funded by equity contributions from the venture partners of approximately $720 and the remainder was financed through bank debt. The Company's share of the results of MSG are included in Consolidated Income from the date of acquisition.

     On February 18, 1997, the Company received $169 as payment of the remaining amount necessary to equalize the partnership interests of Cablevision and ITT in MSG. On April 15, 1997, ITT entered into a Partnership Interest Transfer Agreement among ITT, ITT Eden Corporation, ITT MSG Inc., Cablevision, Rainbow Media Holdings Inc., Rainbow Garden Corp., Garden L.P. Holding Corp., MSG Eden Corporation and MSG (the "Partnership Interest Transfer Agreement"). Pursuant to the Partnership Interest Transfer Agreement, Cablevision paid ITT $500 in cash on June 17, 1997. ITT also has a "put" option to require Cablevision or MSG to purchase half of ITT's continuing interest in MSG for $75 on June 17, 1998 and the other half of this continuing interest for an additional $75 on June 17, 1999 (or, if the first option is not exercised the entire continuing interest for $150). In addition, pursuant to an Aircraft Contribution Agreement dated as of April 15, 1997, among Garden L.P. Holding Corp., MSG Eden Corporation, ITT MSG, Inc., ITT Flight Operations, Inc. and MSG, ITT has agreed to contribute to MSG an ITT-owned aircraft which MSG has used for the Knicks and the Rangers. In consideration of the aircraft contribution, Cablevision has agreed to add an additional $19 to the exercise price of each of ITT's "put" options. The Partnership Interest Transfer Agreement also includes a "call" option requiring ITT to sell its remaining stake in MSG on the third anniversary of the closing at fair market value, but not below a minimum price based on the "put" prices.

     The following unaudited pro forma summary presents information as if the Caesars and MSG acquisitions had occurred at the beginning of the respective periods:

                                                                        YEARS ENDED
                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1995       1994
                                                                     ------     ------
        Revenues...................................................  $5,478     $5,050
        Net income (loss) from continuing operations...............  $  102     $  (22)
                                                                     ======     ======
        Earnings (loss) per share from continuing operations.......  $  .86     $ (.19)
                                                                     ======     ======

     The pro forma information is not necessarily indicative of the results that would have occurred had the acquisitions taken place at the beginning of the respective periods.

MARKETABLE SECURITIES

     Marketable securities consist of the Company's investment in Alcatel Alsthom. Accordingly, this investment has been classified as "available for sale" in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and carried at fair value with the change from cost basis reported in stockholders equity. The cost basis of this investment at December 31, 1996 was $661. Dividend income from Alcatel Alsthom was $12 and $29 in 1996 and 1995, respectively. During February and March 1997, ITT sold its remaining interest in the capital stock of Alcatel Alsthom. Total proceeds from these sales were approximately $830, resulting in a pretax gain of $183.

RECEIVABLES

     Current receivables of $435 and $484 at December 31, 1996 and 1995, including current maturities of notes receivable, are reported net of allowances for doubtful accounts of $121 and $81.

     Long-term receivables of $178 and $141 at December 31, 1996 and 1995, are net of allowances for doubtful accounts of $50 and $98, exclude current maturities of $15 and $21, respectively, and approximate fair value.

PLANT, PROPERTY AND EQUIPMENT

     Plant, property and equipment consisted of the following:

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1996       1995
                                                                     ------     ------
        Land and improvements......................................  $1,337     $1,176
        Buildings and improvements.................................   2,671      2,297
        Machinery, furniture, fixtures and equipment...............     969        676
        Construction work in process...............................     293        249
        Other......................................................     120         80
                                                                     ------     ------
                                                                      5,390      4,478
        Less: Accumulated depreciation and amortization............    (690)      (549)
                                                                     ------     ------
                                                                     $4,700     $3,929
                                                                     ======     ======

OTHER INVESTMENTS

     Other investments consisted of the following:

                                                                       DECEMBER 31,
                                                                      ---------------
                                                                      1996      1995
                                                                      ----     ------
        Equity in WBIS+.............................................  $109     $   --
        Equity in and advances to other 20-50% owned companies......   261        261
        Alcatel Alsthom at cost.....................................    --        834
        Other investments at cost...................................    16         54
                                                                      -----
                                                                         -
                                                                               ------
                                                                      $386     $1,149
                                                                      ======   ======

     Equity in earnings of unconsolidated subsidiaries accounted for on the equity basis were $8, $1, and $-- in 1996, 1995 and 1994, respectively.

RESTRUCTURING

     The Company recorded a $51 pretax charge in the Hotels business segment during the 1995 third quarter to restructure and rationalize its world headquarters operations and provide for the planned disposal of non-core assets. Of the total pretax charge, approximately $17 represented severance and other related employee termination costs. The balance of the restructuring charge ($34 pretax) related primarily to asset write-offs, lease commitments, termination penalties and reserve actions in connection with the disposal of non-core assets and reduced facilities utilization. As of December 31, 1996, substantially all of these restructuring costs had been paid.

INCOME TAX

     Income tax data from continuing operations is as follows:

                                                                    1996     1995     1994
                                                                    ----     ----     ----
    Pretax income
      U.S.........................................................  $244     $114     $  4
      Foreign.....................................................    96       66       63
                                                                    ----     ----     ----
                                                                    $340     $180     $ 67
                                                                    ====     ====     ====
    Provision (benefit) for income tax*
    Current:
      U.S. Federal................................................  $ 73     $ (2)    $ 49
      State and local.............................................    11       11        5
      Foreign.....................................................    29       21       16
                                                                    ----     ----     ----
                                                                     113       30       70
                                                                    ----     ----     ----
    Deferred:
      U.S. Federal................................................    22       32      (55)
      Foreign and other...........................................    15        2       12
                                                                    ----     ----     ----
                                                                      37       34      (43)
                                                                    ----     ----     ----
                                                                    $150     $ 64     $ 27
                                                                    ====     ====     ====

---------------
* The provision (benefit) for income tax was computed in accordance with tax sharing arrangements among the Company, ITT Industries and ITT that generally require that such provision (benefit) be computed as if the Company were a stand-alone entity. The primary exception to the stand-alone computation between ITT Industries and ITT relates to the utilization of foreign tax credits. The arrangements allow for the realization of such credits since they were utilized by ITT Industries in the respective consolidated tax returns. On a pro forma basis, the Company's tax provision, on a stand alone basis, would have been $146, $71 and $33 for the years ended December 31, 1996, 1995 and 1994, respectively.

     No provision was made for U.S. taxes payable on undistributed foreign earnings amounting to approximately $268 since these amounts are permanently reinvested.

     Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities. Deferred tax assets (liabilities) include the following:

                                                                     DECEMBER 31,
                                                      -------------------------------------------
                                                             1996                    1995
                                                      -------------------     -------------------
                                                       U.S.       FOREIGN      U.S.       FOREIGN
                                                      FEDERAL     & OTHER     FEDERAL     & OTHER
                                                      -------     -------     -------     -------
    Plant, property and equipment...................   $(177)      $ (74)      $(184)      $ (12)
    Allowances for doubtful accounts................      50          --          45          --
    Employee benefits...............................      32          --          30          --
    Other...........................................      (5)        (12)         26          (6)
                                                       -----        ----       -----        ----
                                                       $(100)      $ (86)      $ (83)      $ (18)
                                                       =====        ====       =====        ====

     A reconciliation of the tax provision at the U.S. statutory rate to the provision for income tax as reported is as follows:

                                                                     1996     1995     1994
                                                                     ----     ----     ----
    Tax provision at U.S. statutory rate...........................  $119     $63      $23
    Tax on repatriation of foreign earnings........................     1     (18)      --
    Non-deductible goodwill........................................    10       9       --
    Foreign tax rate differential..................................     6      (2)      (1)
    U.S. state and local income taxes..............................     8       8        3
    Other..........................................................     6       4        2
                                                                     ----     ---      ---
    Provision for income tax.......................................  $150     $64      $27
                                                                     ====     ===      ===

DEBT

     Debt consisted of the following:

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1996       1995
                                                                     ------     ------
        Bank loans and other short-term............................  $  467     $  269
        Long-term..................................................     817        516
        Allocated debt of ITT......................................   2,095      2,131
                                                                     ------     ------
                                                                     $3,379     $2,916
                                                                     ======     ======

     The weighted average interest rate for bank loans and other short-term borrowings was 8.0% at December 31, 1996 and 9.6% at December 31, 1995 and their fair values approximated carrying value. This average is composed of interest rates on non-U.S. dollar denominated indebtedness. The estimated fair value of long-term debt at December 31, 1996 and 1995 was $2,863 and $2,696, respectively, and was determined based on quoted market prices and/or discounted cash flows using the Company's incremental borrowing rates for similar arrangements.

     Long-term debt consisted of the following:

                                                                        DECEMBER 31,
                                                                        -------------
                                 DESCRIPTION                            1996     1995
        --------------------------------------------------------------  ----     ----
        8.875% senior subordinated notes due 2002.....................  $150     $150
        5.9%-10.1% domestic mortgage loans due 1998-2001..............   152      151
        4.75%-14.26% foreign loans due 1997-2009......................   514      204
        Other.........................................................     1       11
                                                                        ----     ----
        Total.........................................................   817      516
        Less current maturities.......................................   (19)     (13)
                                                                        ----     ----
                                                                        $798     $503
                                                                        ====     ====

     The aggregate maturities of long-term debt are $19 in 1997, $51 in 1998, $-- in 1999, $17 in 2000, $255 in 2001, and $475 thereafter. Assets pledged to secure indebtedness (including mortgage loans) amounted to $535 as of December 31, 1996.

     ITT's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. ITT maintains lines of credit under which bank loans and other short-term debt are drawn. On November 4, 1996, ITT renewed its two major revolving credit facilities ("Revolvers") with syndicate banks totaling $3.0 billion (five-year facility of $2.0 billion; 364-day facility of $1.0 billion). In addition, smaller credit lines are maintained by ITT's foreign subsidiaries. ITT had approximately $1.8 billion of available borrowing capacity under the Revolvers as of December 31, 1996. As of December 31, 1996 and

1995, $1,102 and $1,329 of commercial paper has been classified as long-term since it is anticipated that the Company will enter into similar credit arrangements upon consummation of the Distributions.

     Prior to the Distributions, ITT intends to realign its existing indebtedness. As part of the debt realignment, ITT will commence a tender offer for all publicly held debt securities issued by ITT and repay certain other debt. This tender offer will be financed by a combination of new lines of credit of the Company and ITT. Upon completion of the debt realignment, ITT will have responsibility for approximately $1.0 billion of debt and the Company will have responsibility for the remaining debt. Consequently, interest expense was allocated at a rate equivalent to the weighted average interest rate attributable to the allocated corporate debt, which was 7.5% for 1996, 1995 and 1994. Total pre-tax interest allocated to ITT was $75, $71 and $67 in 1996, 1995 and 1994, respectively.

     ITT corporate debt, including allocated indebtedness, consisted of the following:

                                                                       DECEMBER 31,
                                                                    ------------------
                               DESCRIPTION                           1996        1995
        ----------------------------------------------------------  -------     ------
        Commercial paper
          (5.75% and 5.94% weighted average rate in 1996 and 1995,
             respectively)........................................  $ 1,102     $1,329
        6.25% notes due 2000......................................      698        698
        6.75% notes due 2003......................................      250         --
        6.75% notes due 2005......................................      449        449
        7.375% debentures due 2015................................      448        448
        7.75% debentures due 2025.................................      148        148
                                                                     ------     ------
        Total.....................................................    3,095      3,072
        Less indebtedness classified in net liabilities of
          discontinued operations.................................   (1,000)      (941)
                                                                     ------     ------
                                                                    $ 2,095     $2,131
                                                                     ======     ======

DISCONTINUED OPERATIONS

     As more fully discussed in "Distributions and Basis of Presentation", the assets and liabilities of ITT World Directories and ITT Educational are included in Net Liabilities of Discontinued Operations and Net Assets of Discontinued Operations, respectively. Summary financial information of the discontinued opera-tions is as follows:

ITT World Directories

Balance Sheet Data:

                                                                      DECEMBER 31,
                                                                    -----------------
                                                                     1996       1995
                                                                    -------     -----
        Total assets..............................................  $   510     $ 519
        Total liabilities.........................................     (318)     (387)
        Allocated debt of ITT.....................................   (1,000)     (941)
                                                                    -------     -----
        Net liabilities of discontinued operations................  $  (808)    $(809)
                                                                    =======     =====

Income Statement Data:

                                                                1996     1995     1994
                                                                ----     ----     ----
        Revenues..............................................  $647     $654     $646
                                                                ====     ====     ====
        Operating income......................................  $208     $160     $141
        Interest expense, net.................................    72       77       76
        Miscellaneous expense, net............................     1       --       --
        Income tax expense....................................    50       42       26
        Minority equity.......................................    31       20       16
                                                                ----     ----     ----
        Earnings from discontinued operations.................  $ 54     $ 21     $ 23
                                                                ====     ====     ====

ITT Educational Services

Balance Sheet Data:

                                                                        DECEMBER 31,
                                                                        -------------
                                                                        1996     1995
                                                                        ----     ----
        Total assets..................................................  $134     $113
        Total liabilities.............................................   (77)     (69)
                                                                        ----     ----
        Net assets of discontinued operations.........................  $ 57     $ 44
                                                                        ====     ====

Income Statement Data:

                                                                1996     1995     1994
                                                                ----     ----     ----
        Revenues..............................................  $232     $202     $187
                                                                 ===      ===      ===
        Operating income......................................  $ 21     $ 14     $ 12
        Interest income.......................................     4        5       --
        Miscellaneous expense, net............................     1       --       --
        Income tax expense....................................    10        8        5
        Minority equity.......................................     2        2       --
                                                                 ---      ---      ---
        Earnings from discontinued operations.................  $ 12     $  9     $  7
                                                                 ===      ===      ===

EMPLOYEE BENEFIT PLANS

     Pension Plans. The Company and its subsidiaries sponsor numerous pension plans. The plans are funded with trustees, except in some countries outside the U.S. where funding is not required. The plans' assets are comprised of a broad range of domestic and foreign equity securities, fixed income investments and real estate. Prior to the 1995 Spin-off, certain employees of the Company participated in the ITT Salaried Retirement Plan sponsored by ITT Industries. Subsequent to the 1995 Spin-off, those employees became participants of the Company plans.

     Total pension expenses were:

                                                                    1996     1995     1994
                                                                    ----     ----     ----
    Defined Benefit Plans
      Service cost................................................  $ 22     $ 15     $  9
      Interest cost...............................................    22       14       12
      Return on assets............................................   (28)     (29)      (1)
      Net amortization and deferral...............................    15       16       (9)
                                                                    ----     ----     ----
      Net periodic pension cost...................................    31       16       11
    Defined contribution savings plans............................    10        5        5
    Other.........................................................    10        4        3
                                                                    ----     ----     ----
    Total pension expense.........................................  $ 51     $ 25     $ 19
                                                                    ====     ====     ====

     U.S. pension expenses included in the net periodic pension costs in the table above were $22, $9 and $9 for 1996, 1995 and 1994, respectively.

     The following table sets forth the funded status of the Company's pension plans, amounts recognized in the Company's Consolidated Balance Sheet at December 31, 1996 and 1995, and the principal weighted average assumptions inherent in their determination:

                                                                   1996
                                        -----------------------------------------------------------
                                                 DOMESTIC                         FOREIGN
                                        ---------------------------     ---------------------------
                                          ASSETS        ACCUMULATED       ASSETS        ACCUMULATED
                                          EXCEED         BENEFITS         EXCEED         BENEFITS
                                        ACCUMULATED       EXCEED        ACCUMULATED       EXCEED
                                         BENEFITS         ASSETS         BENEFITS         ASSETS
                                        -----------     -----------     -----------     -----------
    Actuarial present value of benefit
      obligations:
      Vested benefit obligation.......     $ 138           $  45           $  39           $  29
      Accumulated benefit
         obligation...................     $ 154           $  49           $  39           $  29
                                          ======          ======          ======          ======
    Projected benefit obligation......     $ 188           $  63           $  42           $  31
    Plan assets at fair value.........       184              --              45              --
                                          ------          ------          ------          ------
    Projected benefit obligation
      (in excess of) less than plan
      assets..........................        (4)            (63)              3             (31)
    Unrecognized net (gain)/loss......        (6)              4               2              --
    Unrecognized net obligation.......        17               8              --               2
                                          ------          ------          ------          ------
    Pension asset (liability)
      recognized in the consolidated
      balance sheet...................     $   7           $ (51)          $   5           $ (29)
                                          ======          ======          ======          ======
    Discount rate.....................      7.50%           7.50%           7.44%           7.44%
    Rate of return on invested
      capital.........................      9.75%           9.75%           8.09%           8.09%
    Salary increase assumption........      4.50%           4.50%           5.43%           5.43%

                                                                   1995
                                        -----------------------------------------------------------
                                                 DOMESTIC                         FOREIGN
                                        ---------------------------     ---------------------------
                                          ASSETS        ACCUMULATED       ASSETS        ACCUMULATED
                                          EXCEED         BENEFITS         EXCEED         BENEFITS
                                        ACCUMULATED       EXCEED        ACCUMULATED       EXCEED
                                         BENEFITS         ASSETS         BENEFITS         ASSETS
                                        -----------     -----------     -----------     -----------
    Actuarial present value of benefit
      obligations:
      Vested benefit obligation.......     $ 121           $  45           $  --           $  28
      Accumulated benefit
         obligation...................     $ 137           $  48           $  --           $  28
                                           =====           =====           =====           =====
    Projected benefit obligation......     $ 190           $  57           $   1           $  30
    Plan assets at fair value.........       167               1               1              --
                                           -----           -----           -----           -----
    Projected benefit obligation in
      excess of plan assets...........       (23)            (56)             --             (30)
    Unrecognized net loss.............        33              16              --              --
    Unrecognized net obligation.......        --               8              --               3
                                           -----           -----           -----           -----
    Pension asset (liability)
      recognized in the consolidated
      balance sheet...................     $  10           $ (32)          $  --           $ (27)
                                           =====           =====           =====           =====
    Discount rate.....................      7.50%           7.50%           7.08%           7.08%
    Rate of return on invested
      capital.........................      9.75%           9.75%           7.51%           7.51%
    Salary increase assumption........      6.00%           6.00%           5.42%           5.42%

     Retirement Savings Plan. The Company maintains a qualified retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan allows eligible employees to contribute from 2% to 16% of their pretax pay subject to certain limits, as defined. The Company contributes an amount equal to 1% of an eligible employee's pay to the plan regardless of each employee's individual contribution decision. Employees are 100% vested in this contribution at all times. In addition, the Company matches 50% of eligible employees contributions to the plan up to a maximum of 5% of pretax pay. This matching contribution is 20% vested each year and fully vested after five years of employment with the Company. Both the retirement and matching contributions made by the Company are invested in the Company common stock. Contribution expense related to this plan was $10 in 1996. Prior to the 1995 Spin-off, the Company participated in ITT Industries' Investment and Savings Plans. The contribution expenses related to these plans which were charged to the Company were $9 in 1995 and $4 in 1994.

     Postretirement Health and Life. The Company and its subsidiaries provide health care and life insurance benefits for certain eligible retired employees. The Company has prefunded a portion of the health care and life insurance obligations through trust funds where such prefunding can be accomplished on a tax effective basis. Postretirement health care and life insurance benefits expenses were comprised of the following:

                                                                       1996    1995    1994
                                                                       ---     ---     ---
    Service cost.....................................................  $ 1     $ 1     $ 1
    Interest cost....................................................    2       2       1
    Return on assets.................................................   (2)     (2)     --
    Net amortization and deferral....................................   (1)     --      (1)
                                                                       ---     ---     ---
    Net periodic expense.............................................  $--     $ 1     $ 1
                                                                       ===     ===     ===

     The following table sets forth the funded status of the postretirement benefit plans other than pensions, amounts recognized in the Company's Consolidated Balance Sheet at December 31, 1996 and 1995 and the principal weighted average assumptions inherent in their determination:

                                                                        1996     1995
                                                                        ----     ----
        Accumulated postretirement benefit obligation.................  $ 23     $ 26
        Plan assets at fair value.....................................    14       10
                                                                        ----     ----
        Accumulated postretirement benefit obligation in excess of
          plan assets.................................................    (9)     (16)
        Unrecognized net gain.........................................    (8)      (2)
        Unrecognized past service liability...........................    (4)      (4)
                                                                        ----     ----
        Liability recognized in the consolidated balance sheet........  $(21)    $(22)
                                                                        ====     ====
        Discount rate.................................................  7.50%    7.50%
        Rate of return on invested assets.............................  9.75%    9.75%
        Ultimate health care trend rate...............................  5.00%    6.00%
                                                                        ====     ====

     The assumed rate of future increases in the per capita cost of health care (the "health care trend rate") was 8.3% for 1996, decreasing ratably to 5.0% in the year 2001 and remaining at that level thereafter. Increasing the table of health care trend rates by 1% per year would have the effect of increasing the accumulated postretirement benefit obligation by $1 and the annual expense by $--. To the extent that the actual experience differs from the inherent assumptions, the effect will be amortized over the average future service of the covered active employees.

LEASES AND RENTALS

     As of December 31, 1996, minimum rental commitments under operating leases were $36, $33, $31, $28 and $27 for 1997, 1998, 1999, 2000, and 2001,
respectively. For the remaining years, such commitments amounted to $188, aggregating total minimum lease payments of $343.

     Rental expenses for operating leases were $47, $50 and $48 in 1996, 1995 and 1994, respectively.

CAPITAL STOCK

     The Company is authorized to issue 50 million shares of preferred stock, none of which was outstanding at December 31, 1996.

     In connection with the 1995 Spin-off, the Company issued one Series A Participating Cumulative Preferred Stock Purchase Right (a "Right") for each share of the Company's common stock outstanding. Additionally, Rights will be issued in respect of common stock subsequently issued until the Rights Distribution Date, as defined, and, in certain circumstances, with respect to common stock issued after the Rights Distribution Date. In the event a person or group has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of the outstanding shares of common stock or certain specified tender offers occur for more than 15% of the common stock, or in the event the Company is acquired in a merger or other business combination or certain other specified events occur, the Right entitles each holder, subject to certain exceptions, to purchase the number of 1/1,000ths of a share of Series A Participating Cumulative Preferred Stock of the Company equivalent to the number of shares of the Company common stock or common stock of the surviving corporation or other specified entity, as applicable, which have a market value of twice the specified Purchase Price at the relevant date. The Rights, which do not have voting rights, expire on the tenth anniversary of the related rights agreement and are redeemable by the Company at any time at a price of $.01 per Right.

STOCK INCENTIVE PLANS

     Concurrent with the 1995 Spin-off, ITT adopted the 1995 ITT Corporation Incentive Stock Plan (the "1995 Plan") for key employees. The 1995 Plan provides for the granting of nonqualified or incentive stock options, stock appreciation rights payable in stock or cash, performance shares, restricted stock or any combination of the foregoing. Awards may be made under the 1995 Plan through the year 2005.

     In connection with the 1995 Spin-off, ITT granted substitute stock options to acquire 6,276,596 of ITT's common shares, all of which were outstanding at December 31, 1995. These substitute options replaced 2,627,591 options which were outstanding prior to the 1995 Spin-off, and maintain the same economic value, vesting, expiration dates and other restrictions, terms and conditions which existed under the ITT Industries stock incentive plans.

     The 1995 Plan limits awards to employees to no more than 1.5% of the issued and outstanding shares (including treasury shares) on the last day of each year plus any unused portions of such limit carried over from prior years. Additionally, no more than 5,000,000 shares may be available for incentive stock options and no more than 20% of the total may be available for awards of restricted stock or performance shares under the 1995 Plan. No more than 10% of the annual limit may be granted to any one person. The exercise price of each stock option granted is equal to the closing price of ITT's common stock on the date of grant. Generally, stock options have a maximum term of ten years and vest ratably over a three year period from the date of grant. Options granted to senior officers of ITT vest after nine years from the grant date or upon attaining certain defined market price levels of ITT's common stock, whichever occurs first.

     The following table summarizes ITT's stock option activity as of and for the year ended December 31, 1996:

                                                                         WEIGHTED-AVERAGE
                                                                          EXERCISE PRICE
                                                            OPTIONS         PER SHARE
                                                           ---------     ----------------
        Outstanding at the Spin-off Date and at December
          31, 1995.......................................  6,276,596          $37.24
        Granted..........................................  1,741,546          $55.80
        Exercised........................................   (288,107)         $33.84
        Forfeited........................................   (116,256)         $49.66
                                                           ---------
        Outstanding at December 31, 1996.................  7,613,779          $41.43
                                                           =========
        Exercisable at December 31, 1996.................  5,035,111          $36.31
                                                           =========

     The following table summarizes information about ITT's outstanding stock options at December 31, 1996:

                                     OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                    ------------------------------------------------------     --------------------------------
                       NUMBER        WEIGHTED-AVERAGE     WEIGHTED-AVERAGE       NUMBER        WEIGHTED-AVERAGE
   RANGE OF         OUTSTANDING         REMAINING             EXERCISE         EXERCISABLE         EXERCISE
EXERCISE PRICES     AT 12/31/96*     CONTRACTUAL LIFE       PRICE/SHARE         12/31/96         PRICE/SHARE
---------------     ------------     ----------------     ----------------     -----------     ----------------
$18.00 - $25.04         609,456      4.5 years....             $20.03              609,456          $20.03
$27.81 - $40.14       3,180,439      7.3 years....             $35.17            2,972,005          $35.14
$41.97 - $62.13       3,823,884      8.7 years....             $50.04            1,453,650          $45.54
                      ---------                                                  ---------
                      7,613,779                                                  5,035,111
                      =========                                                  =========

---------------
* Included in the number of shares outstanding at December 31, 1996, are 696,000 non exercisable options, granted on February 6, 1996 at an exercise price of $55.88, that will become exercisable in whole or in part upon achievement of specified market prices for ITT's common stock or fully exercisable after the passage of nine years from the date of grant, whichever occurs first.

     ITT applies APB Opinion 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for the 1995 Plan. Accordingly, no compensation cost has been recognized for grants of stock options from the 1995 Plan. Had compensation cost for those grants been determined based on the fair value at the grant dates consistent with SFAS No. 123, "Accounting for Stock-Based Compensation", ITT's net income and earnings per share would have been reduced by $20 ($0.18 per share) and $6 ($0.05 per share) in 1996 and 1995, respectively. During the initial phase-in period, the effects of applying SFAS No. 123 for pro forma disclosures are not likely to be representative of the effects on reported net income for future years because options vest over several years and additional awards generally are made each year. In addition, pro forma compensation expense may vary due to the impact of accelerated vesting of certain employee stock options. The fair value of each option grant used in the above pro forma amounts is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of zero for all years; expected volatility of 33 percent for all years; risk free interest rates of 5.3 percent and 6.4 percent; and an expected life of 4 years for all options. The weighted-average fair value of each option granted during 1996 was $19.12.

     In addition to the 1995 Plan, ITT maintains a restricted stock plan for non-employee directors called the 1996 Restricted Stock Plan for Non-Employee Directors (the "1996 Restricted Stock Plan"). ITT has reserved 120,000 common shares for grants under the 1996 Restricted Stock Plan. Under this plan, grants of restricted shares are made automatically on the date of each Annual Meeting of Stockholders to each non-employee director elected at the meeting, or continuing in office following the meeting. The amount of each award is equal to (and in lieu of) the annual retainer in effect for the calendar year within which the award date falls, divided by the fair market value of ITT's common stock. Grants of approximately 7,000 restricted shares, resulting in $1 of expense, were made under this plan in 1996, all of which were outstanding on December 31, 1996. These shares are expected to vest on various dates from June 1999 through May 2001.

     ITT converted 127,401 substitute restricted common shares from the ITT Industries employee stock incentive plans on the date of the 1995 Spin-off, all of which were outstanding at December 31, 1995. During 1996, 7,964 of these restricted shares vested. The remaining 119,437 restricted shares, which were outstanding at December 31, 1996, are expected to vest on various dates from April 1997 through January 2001. Amortization expense recorded during 1996 was $1 related to these employee restricted stock awards.

     Upon the occurrence of an acceleration event, as defined, all outstanding stock options will become immediately exercisable for 60 days beginning on the date of the event. Additionally, limited stock appreciation rights ("Rights") will be automatically granted for each outstanding option and become exercisable for 60 days beginning with the day after the acceleration event. Such Rights allow option holders to receive, when exercised, cash payments equal to the spread between a formula market price and the applicable option price, less withholding taxes.

     As of the date of the Distributions, the number and exercise price of all stock options and restricted common shares outstanding will be adjusted to recognize the effect of the Distribution. This adjustment will increase the number of stock options and restricted common shares and reduce the exercise price of these shares to reflect the value of the common stock of the Company and ITT Educational which will be distributed to ITT's stockholders.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company has entered into three forward exchange contracts with major financial institutions to hedge exchange rate exposure on the Company's foreign currency denominated assets. The contractual amounts of these hedges at December 31, 1996 and 1995, were $300 and $250, respectively. The contracts mature in 1997. Under these contracts, $250 represents hedges of dollars against French francs while $50 represents a hedge of U.K. pounds against Belgian francs. The total unrealized losses on these contracts at December 31, 1996 and 1995 were $25 and $36, respectively, and approximate the fair value of these contracts. The fair value of forward exchange contracts is the estimated amount the Company would pay to terminate the contracts at the reporting date.

     From time to time the Company uses derivatives to manage its exposure to interest rate fluctuations on its variable rate debt in U.S. dollars and other currencies. The Company currently has three interest rate swaps in place with an aggregate notional amount of $95 in which the Company pays fixed rates and receives variable rates. The estimated unrealized loss on these interest rate swaps was $8 at December 31, 1996. The unrealized loss represents the amount the Company would pay to terminate the swap agreements based on current interest rates.

NEW ACCOUNTING PRONOUNCEMENT

     In March 1997, the Financial Accounting Standards Board issued SFAS No.128 "Earnings per Share," which is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. SFAS No. 128 requires replacement of primary and fully diluted earnings per share with basic and diluted earnings per share. The impact of SFAS No.128 to the Company's current presentation is immaterial for all periods presented.

COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries are involved in various legal matters, some of which include claims for substantial sums. Reserves have been established when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, the Company does not expect that the resolution of all legal matters will have a material adverse effect on its consolidated results of operations, financial position or cash flow.

     The Company has guaranteed certain loans and commitments of various ventures to which it is a party. These commitments, which in the aggregate were approximately $130 at December 31, 1996, are not expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

     For purposes of governing certain of the ongoing relationships between the Company and ITT Industries after the 1995 Spin-off, the Company and ITT Industries have entered into various agreements including a Distribution Agreement, Employee Benefits Services and Liability Agreement, Tax Allocation Agreement and Intellectual Property Transfer and License Agreements. The Company may be liable to or due reimbursement from ITT Industries relating to the resolution of certain matters under these agreements.

     In order to assist in the orderly transition of ITT, the Company and ITT Educational into separate, publicly held companies, the Company intends to modify, amend or enter into certain contractual agreements with ITT and ITT Educational, including a distribution agreement, a tax sharing agreement (see "Income Tax"), an employee benefits agreement and other ancillary agreements. These agreements will provide, among other things, that: (i) the Company will become the sole sponsor of the ITT Retirement Plan for Salaried Employees, the ITT Investment Savings Plan, and various ITT welfare benefit plans; (ii) an allocation of responsibilities for tax payments owing in respect of the Distributions will be made among ITT, the Company and ITT Educational; (iii) ITT and ITT Educational will retain specific insurance policies relating to their businesses and will continue to have rights and obligations under certain parent-company level insurance policies of ITT; and (iv) the Company will provide certain transition services to ITT World Directories and ITT Educational for a limited period of time following the Distributions. The Company may be liable to or due reimbursement from ITT and/or ITT Educational relating to the resolution of certain matters under these agreements.

SUBSEQUENT EVENTS

     On January 31, 1997, Hilton Hotels Corporation ("Hilton") commenced a tender offer for approximately 50.1% of the outstanding shares of ITT's common stock (the "Hilton Tender Offer") at $55 per share, net to the seller in cash and without interest upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 31, 1997 and the related Letter of Transmittal. The Hilton Tender Offer has been extended to August 1, 1997.

     Hilton has announced that, if the Hilton Tender Offer succeeds, it will obtain the entire equity interest in ITT by merging ITT with Hilton or a subsidiary of Hilton (such merger, together with the Hilton Tender Offer, the "Hilton Transaction") in a transaction pursuant to which all shares not tendered and purchased pursuant to the Hilton Tender Offer (other than shares owned by Hilton and its subsidiaries or held in ITT's treasury) would be converted into the right to receive a number of shares of Hilton common stock, par value

$2.50 per share, having a nominal value of $55 per share, subject to unspecified collar provisions. The Hilton Transaction is more fully described in the Tender Offer Statement on Schedule 14D-1 filed by Hilton with the Securities and Exchange Commission.

     During the 1997 first quarter, ITT recorded a $58 pretax charge to restructure and rationalize its World Headquarters operations. Of the total pretax charge, $28 represents severance and other related employee termination costs associated with the elimination of nearly 115 positions. It is expected that the majority of the severance costs will be paid by the end of 1997. The balance of the restructuring charge ($30 pretax) relates to charges for reduced facilities utilization.

                      QUARTERLY RESULTS FOR 1996 AND 1995
                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                              THREE MONTHS ENDED
                                                -----------------------------------------------
                                                MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31    YEAR
                                                --------   -------   ------------   -----------   ------
1996
Revenues......................................   $1,290    $ 1,450      $1,430        $ 1,548     $5,718
Costs and Expenses............................   $1,203    $ 1,305      $1,309        $ 1,402     $5,219
Income from continuing operations.............   $   24    $    62      $   49        $    48     $  183
Income (loss) from discontinued operations....   $   (4)   $    34      $   18        $    18     $   66
                                                 ------     ------      ------         ------     ------
Net income....................................   $   20    $    96      $   67        $    66     $  249
                                                 ======     ======      ======         ======     ======
Earnings Per Share Income from continuing
  operations..................................   $  .20    $   .52      $  .42        $   .41     $ 1.55
  Income (loss) from discontinued
     operations...............................   $( .03)   $   .29      $  .15        $   .16     $  .56
                                                 ------     ------      ------         ------     ------
  Net income..................................   $  .17    $   .81      $  .57        $   .57     $ 2.11
                                                 ======     ======      ======         ======     ======

1995
Revenues......................................   $1,169    $ 1,371      $1,420        $ 1,436     $5,396
Costs and Expenses............................   $1,112    $ 1,261      $1,323        $ 1,306     $5,002
Income from continuing operations.............   $   14    $    18      $   50        $    35     $  117
Income (loss) from discontinued operations....   $   (7)   $    28      $   --        $     9     $   30
                                                 ------     ------      ------         ------     ------
Net income....................................   $    7    $    46      $   50        $    44     $  147
                                                 ======     ======      ======         ======     ======
Earnings Per Share (Pro Forma through
  September 30)
  Income from continuing operations...........   $  .12    $   .15      $  .42        $   .30     $  .98
  Income (loss) from discontinued
     operations...............................   $ (.06)   $   .24      $   --        $   .07     $  .26
                                                 ------     ------      ------         ------     ------
  Net income..................................   $  .06    $   .39      $  .42        $   .37     $ 1.24
                                                 ======     ======      ======         ======     ======

                          BUSINESS SEGMENT INFORMATION
                                 (IN MILLIONS)

                                                          REVENUES                  INCOME
                                                  ------------------------   ---------------------
                                                   1996     1995     1994    1996    1995    1994
                                                  ------   ------   ------   -----   -----   -----
Hotels..........................................  $4,433   $4,164   $3,700   $ 371   $ 197   $ 152
Gaming..........................................   1,066      944       --     212     168      --
                                                  ------   ------   ------   -----   -----   -----
  Ongoing Segments..............................   5,499    5,108    3,700     583     365     152
Dispositions....................................     219      288      176      (1)     34       9
                                                  ------   ------   ------   -----   -----   -----
  Total Segments................................   5,718    5,396    3,876     582     399     161
Other...........................................                               (83)     (5)    (22)
                                                                             -----   -----   -----
                                                                               499     394     139
Interest expense, net...........................                              (162)   (219)    (55)
Miscellaneous income (expense), net.............                                 3       5     (17)
Provision for income taxes......................                              (150)    (64)    (27)
Minority equity.................................                                (7)      1       4
                                                                             -----   -----   -----
Income from continuing operations...............                               183     117      44
Discontinued operations.........................                                66      30      30
                                                  ------   ------   ------   -----   -----   -----
                                                  $5,718   $5,396   $3,876   $ 249   $ 147   $  74
                                                  ======   ======   ======   =====   =====   =====

                                                                 GROSS PLANT
                                     IDENTIFIABLE ASSETS          ADDITIONS           DEPRECIATION
                                   ------------------------   ------------------   ------------------
                                    1996     1995     1994    1996   1995   1994   1996   1995   1994
                                   ------   ------   ------   ----   ----   ----   ----   ----   ----
Hotels...........................  $4,543   $3,774   $3,484   $267   $278   $123   $125   $106   $ 70
Gaming...........................   2,481    2,269       --    206    100     --     31     44     --
Dispositions.....................     412      372      345     51     35    102     13     11      6
                                   ------   ------   ------   ----   ----   ----   ----   ----   ----
Total Segments...................   7,436    6,415    3,829    524    413    225    169    161     76
Other............................   1,486    1,810      806     39      3      4      7      8      8
                                   ------   ------   ------   ----   ----   ----   ----   ----   ----
                                   $8,922   $8,225   $4,635   $563   $416   $229   $176   $169   $ 84
                                   ======   ======   ======   ====   ====   ====   ====   ====   ====

     Hotels: Operates a worldwide network of hotels and resorts under the Sheraton name, including the hotels and resorts in the ITT Sheraton Luxury Collection.

     Gaming: Includes the casino operations of ITT Sheraton Gaming Corporation and effective January 31, 1995, includes the newly acquired operations of Caesars. Caesars owns and operates three hotel/casinos in Las Vegas and Stateline, Nevada, and in Atlantic City, New Jersey. In conjunction with another entity, Caesars manages a casino owned by the Ontario government in Windsor, Canada.

     "Dispositions" include the operating results of certain gaming operations which are held for sale in Las Vegas, Nevada and Tunica, Mississippi.

     "Income" consists of gross profit on revenues less operating expenses incurred. "Other" includes non-operating income and corporate expenses. Intercompany revenues, which are priced on an arm's-length basis, are not material.

                   GEOGRAPHICAL INFORMATION -- TOTAL SEGMENTS
                                 (IN MILLIONS)

                                       REVENUES            OPERATING INCOME      IDENTIFIABLE ASSETS
                               ------------------------   ------------------   ------------------------
                                1996     1995     1994    1996   1995   1994    1996     1995     1994
                               ------   ------   ------   ----   ----   ----   ------   ------   ------
U.S..........................  $3,209   $3,038   $1,841   $358   $240   $ 67   $4,596   $4,281   $2,151
Western Europe...............     890      827      625     91     48      5    1,920    1,544    1,041
Canada and Other.............   1,619    1,531    1,410    133    111     89      920      590      637
                               ------   ------   ------   ----   ----   ----   ------   ------   ------
Total Segments...............  $5,718   $5,396   $3,876   $582   $399   $161   $7,436   $6,415   $3,829
                               ======   ======   ======   ====   ====   ====   ======   ======   ======

                             ITT DESTINATIONS, INC.

                              CONSOLIDATED INCOME
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                   THREE
                                                                               MONTHS ENDED
                                                                                 MARCH 31,
                                                                             -----------------
                                                                              1997       1996
                                                                             ------     ------
Revenues...................................................................  $1,333     $1,290
Costs and expenses:
  Salaries, benefits and other operating...................................   1,026        978
  Selling, general and administrative......................................     222        169
  Depreciation and amortization............................................      68         56
                                                                             ------     ------
                                                                              1,316      1,203
                                                                             ------     ------
                                                                                 17         87
Interest expense (net of interest income of $6 and $27)....................     (38)       (46)
Gain on sale of Alcatel Alsthom shares.....................................     183         --
Miscellaneous expense, net.................................................     (20)        (2)
                                                                             ------     ------
                                                                                142         39
Provision for income taxes.................................................     (59)       (17)
Minority equity............................................................       2          2
                                                                             ------     ------
Income from continuing operations..........................................      85         24
Discontinued operations....................................................      (5)        (4)
                                                                             ------     ------
Net income.................................................................  $   80     $   20
                                                                             ======     ======
Earnings per share:
  Income from continuing operations........................................  $  .72     $  .20
  Loss from discontinued operations........................................    (.04)      (.03)
                                                                             ------     ------
  Net income...............................................................  $  .68     $  .17
                                                                             ======     ======
Weighted average common and common equivalent shares.......................     118        119
                                                                             ======     ======

The accompanying notes to financial statements are an integral part of the above statement.

                             ITT DESTINATIONS, INC.

                           CONSOLIDATED BALANCE SHEET
                    (IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

                                                                                      DECEMBER 31,
                                                                                          1996
                                                                       MARCH 31,      ------------
                                                                         1997
                                                                      -----------
                                                                      (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.........................................    $   205          $  205
  Marketable securities.............................................         --             599
  Receivables --
     Accounts receivable, net.......................................        382             435
     Sale of Alcatel Alsthom shares.................................        533              --
  Inventories.......................................................         55              58
  Prepaid expenses and other........................................        124             102
                                                                         ------          ------
          Total current assets......................................      1,299           1,399
Plant, property and equipment, net..................................      4,437           4,700
Investment in Madison Square Garden.................................        368             533
Other investments...................................................        343             386
Long-term receivables, net..........................................        168             178
Other assets........................................................        407             346
Goodwill, net.......................................................      1,297           1,323
Net assets held for sale............................................        330              --
Net assets of discontinued operations...............................         62              57
                                                                         ------          ------
                                                                        $ 8,711          $8,922
                                                                         ======          ======
LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
  Accounts payable..................................................    $   218          $  257
  Accrued expenses..................................................        498             451
  Notes payable and current maturities of long-term debt............        494             486
  Accrued taxes.....................................................        206             171
                                                                         ------          ------
          Total current liabilities.................................      1,416           1,365
Allocated debt of ITT...............................................      1,799           2,095
Other long-term debt................................................        757             798
Deferred income taxes...............................................        194             186
Other liabilities...................................................        393             378
Net liabilities of discontinued operations..........................        817             808
Minority interest...................................................        194             218
                                                                         ------          ------
                                                                          5,570           5,848
                                                                         ------          ------
Stockholders equity:
  Common stock: authorized 200,000,000 shares, no par or stated
     value, outstanding 116,429,113 and 116,366,176 shares,
     respectively...................................................      2,899           2,897
  Cumulative translation adjustment.................................        (79)             (2)
  Unrealized loss on securities.....................................         --             (62)
  Retained earnings.................................................        321             241
                                                                         ------          ------
     Total stockholders equity......................................      3,141           3,074
                                                                         ------          ------
                                                                        $ 8,711          $8,922
                                                                         ======          ======

The accompanying notes to financial statements are an integral part of the above statement.

                             ITT DESTINATIONS, INC.

                             CONSOLIDATED CASH FLOW
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                                THREE MONTHS
                                                                                    ENDED
                                                                                  MARCH 31,
                                                                               ---------------
                                                                               1997      1996
                                                                               -----     -----
OPERATING ACTIVITIES
Net income...................................................................  $  80     $  20
Loss from discontinued operations............................................      5         4
                                                                                ----      ----
  Income from continuing operations..........................................     85        24
Adjustments to income from continuing operations:
  Depreciation and amortization..............................................     68        56
  Provision for doubtful receivables.........................................     11         9
  Gain on divestments -- pretax..............................................   (201)       (8)
Changes in working capital:
  Receivables................................................................     (7)       12
  Inventories................................................................     --        (5)
  Accounts payable...........................................................    (47)      (33)
  Accrued expenses...........................................................     73        (6)
Accrued and deferred taxes...................................................     39       (23)
Other, net...................................................................      7        17
                                                                                ----      ----
Cash from continuing operations..............................................     28        43
Cash from/(to) discontinued operations.......................................     37       (10)
                                                                                ----      ----
  Cash from operating activities.............................................     65        33
                                                                                ----      ----
INVESTING ACTIVITIES
Additions to plant, property and equipment...................................   (182)      (84)
Proceeds from divestments....................................................    365        21
Acquisitions.................................................................    (31)       --
Other, net...................................................................    112        (7)
                                                                                ----      ----
  Cash (used for)/from investing activities..................................    264       (70)
                                                                                ----      ----
FINANCING ACTIVITIES
Short-term debt, net.........................................................     (4)       25
Long-term debt issued........................................................     73        42
Long-term debt repaid........................................................   (396)      (58)
Other, net...................................................................      2        39
                                                                                ----      ----
  Cash (used for)/from financing activities..................................   (325)       48
                                                                                ----      ----
EXCHANGE RATE EFFECT ON CASH AND CASH EQUIVALENTS............................     (4)       --
                                                                                ----      ----
Increase in cash and cash equivalents........................................     --        11
Cash and cash equivalents -- Beginning of Period.............................    205       141
                                                                                ----      ----
CASH AND CASH EQUIVALENTS -- END OF PERIOD...................................  $ 205     $ 152
                                                                                ====      ====
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest...................................................................  $  11     $  19
                                                                                ====      ====
  Income taxes...............................................................  $  13     $  26
                                                                                ====      ====

The accompanying notes to financial statements are an integral part of the above statement.

                             ITT DESTINATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

DISTRIBUTIONS AND BASIS OF PRESENTATION

     On July 15, 1997, the Board of Directors of ITT Corporation ("ITT", which is expected to be renamed ITT Information Services, Inc.) approved a plan to distribute to the holders of ITT's common stock all the outstanding shares of common stock of ITT Destinations, Inc. (which is expected to be renamed ITT Corporation and is herein referred to as the "Company"), a newly formed company that will hold the hotels and gaming business of ITT (the "Destinations Distribution"), and all the shares representing its approximately 83% interest in ITT Educational Services, Inc., its publicly traded post-secondary technical education business, (the "ITT Educational Distribution" and, together with the Destinations Distribution, the "Distributions"). Upon completion of the Distributions, holders of ITT's common stock will receive the common stock of the Company and ITT Educational. For accounting purposes, because of the relative significance of the hotel and gaming operations, the businesses comprising the information services segment of ITT (ITT World Directories and ITT Educational) have been presented as discontinued operations. The net liabilities of discontinued operations includes an allocation of ITT's indebtedness which will occur prior to the Distributions.

     The Company is one of the world's largest hotel and gaming companies. Its principal lines of business are hotels and gaming. The hotels segment is comprised of a worldwide hospitality network of over 420 full-service hotels serving three markets: luxury, upscale and mid-price. The Company's hotel operations are represented on every continent and in nearly every major world market. The Company's gaming operations are located in several key domestic jurisdictions. The Company also operates various hotel/casino ventures outside the United States.

     These financial statements represent the financial position, results of operations and cash flows of the Company as if it were a separate entity for all periods presented. ITT's historical basis in the assets and liabilities of the Company has been carried over and all majority-owned subsidiaries have been consolidated. All material intercompany transactions and balances have been eliminated.

INTERIM PERIOD FINANCIAL STATEMENTS

     The unaudited consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company and it subsidiaries at March 31, 1997 and their results of operations and cash flows for the three months ended March 31, 1997 and 1996. Interim results are not necessarily indicative of full year performance.

GAMING OPERATIONS

     Casino revenues represent the net win from gaming wins and losses. Revenues exclude the retail value of rooms, food, beverage, entertainment and other promotional allowances provided on a complimentary basis to customers. The estimated retail value of such promotional allowances was $39 and $42 for the three months ended March 31, 1997 and 1996, respectively. The estimated cost of such promotional allowances was $30 and $28 for the three months ended March 31, 1997 and 1996, respectively, and has been included in costs and expenses.

     Revenues and costs and expenses of the Gaming operations are comprised of the following:

                                                            THREE MONTHS ENDED MARCH 31,
                                                  -------------------------------------------------
                                                           1997                       1996
                                                  ----------------------     ----------------------
                                                               COSTS AND                  COSTS AND
                                                  REVENUES     EXPENSES      REVENUES     EXPENSES
                                                  --------     ---------     --------     ---------
    Gaming......................................    $231         $ 152         $262         $ 147
    Rooms.......................................      16             6           18             6
    Food and beverage...........................      18            17           20            20
    Other operations............................      27            14           24            13
    Selling, general and administrative.........      --            50           --            57
    Depreciation and amortization...............      --            21           --            21
    Provision for doubtful accounts.............      --            10           --             7
                                                    ----          ----         ----          ----
              Total.............................    $292         $ 270         $324         $ 271
                                                    ====          ====         ====          ====

DISCONTINUED OPERATIONS

     As more fully discussed in "Distributions and Basis of Presentation", the assets and liabilities of ITT World Directories and ITT Educational are included in Net Liabilities of Discontinued Operations and Net Assets of Discontinued Operations, respectively. Summary financial information of the discontinued operations is as follows:

ITT World Directories

Balance Sheet Data:

                                                                              DECEMBER 31,
                                                                                  1996
                                                               MARCH 31,      ------------
                                                                 1997
                                                              -----------
                                                              (UNAUDITED)
        Total assets........................................    $   489         $    510
        Total liabilities...................................       (306)            (318)
        Allocated debt of ITT...............................     (1,000)          (1,000)
                                                                -------          -------
        Net liabilities of discontinued operations..........    $  (817)        $   (808)
                                                                =======          =======

Income Statement Data:

                                                                   THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ----------------------------
                                                                 1997             1996
                                                              -----------     ------------
                                                                      (UNAUDITED)
        Revenues............................................     $  42            $ 41
                                                                   ===             ===
        Operating income....................................     $   2            $  5
        Interest expense, net...............................        18              18
        Miscellaneous income................................         1              --
        Benefit for income taxes............................         6               5
                                                                   ---             ---
        Loss from discontinued operations...................     $  (9)           $ (8)
                                                                   ===             ===

ITT Educational Services

Balance Sheet Data:

                                                                              DECEMBER 31,
                                                                                  1996
                                                               MARCH 31,      ------------
                                                                 1997
                                                              -----------
                                                              (UNAUDITED)
        Total assets........................................     $ 130            $134
        Total liabilities...................................       (68)            (77)
                                                                  ----            ----
        Net assets of discontinued operations...............     $  62            $ 57
                                                                  ====            ====

Income Statement Data:

                                                                   THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ----------------------------
                                                                 1997             1996
                                                              -----------     ------------
                                                                      (UNAUDITED)
        Revenues............................................     $  65            $ 57
                                                                   ===             ===
        Operating income....................................     $   9            $  8
        Interest income.....................................         1              --
        Miscellaneous expense, net..........................         1              --
        Provision for income taxes..........................         4               3
        Minority equity.....................................         1               1
                                                                   ---             ---
        Earnings from discontinued operations...............     $   4            $  4
                                                                   ===             ===

INVESTMENT IN MADISON SQUARE GARDEN

     On February 18, 1997, the Company received $169 as payment of the remaining amount necessary to equalize the partnership interests of Cablevision and ITT in MSG. On April 15, 1997, ITT entered into a Partnership Interest Transfer Agreement among ITT, ITT Eden Corporation, ITT MSG Inc., Cablevision, Rainbow Media Holdings Inc., Rainbow Garden Corp., Garden L.P. Holding Corp., MSG Eden Corporation and MSG (the "Partnership Interest Transfer Agreement"). Pursuant to the Partnership Interest Transfer Agreement, Cablevision paid ITT $500 in cash on June 17, 1997. ITT also has a "put" option to require Cablevision or MSG to purchase half of ITT's continuing interest in MSG for $75 on June 17, 1998 and the other half of this continuing interest for an additional $75 on June 17, 1999 (or, if the first option is not exercised the entire continuing interest for $150). In addition, pursuant to an Aircraft Contribution Agreement dated as of April 15, 1997, among Garden L.P. Holding Corp., MSG Eden Corporation, ITT MSG, Inc., ITT Flight Operations, Inc. and MSG, ITT has agreed to contribute to MSG an ITT-owned aircraft which MSG has used for the Knicks and the Rangers. In consideration of the aircraft contribution, Cablevision has agreed to add an additional $19 to the exercise price of each of ITT's "put" options. The Partnership Interest Transfer Agreement also includes a "call" option requiring ITT to sell its remaining stake in MSG on the third anniversary of the closing at fair market value, but not below a minimum price based on the "put" prices.

NEW ACCOUNTING PRONOUNCEMENT

     In March 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings per Share," which is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. SFAS No. 128 requires replacement of primary and fully diluted earnings (loss) per share with basic and diluted earnings per share. The impact of SFAS No. 128 to the Company's current presentation is immaterial for all periods presented.

THE HILTON OFFER

     On January 31, 1997, Hilton Hotels Corporation ("Hilton") commenced a tender offer for approximately 50.1% of the outstanding shares of ITT's common stock (the "Hilton Tender Offer") at $55 per share, net to the seller in cash and without interest upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 31, 1997 and the related Letter of Transmittal. The Hilton Tender Offer has been extended to August 1, 1997.

     Hilton has announced that, if the Hilton Offer succeeds, it will obtain the entire equity interest in ITT by merging ITT with Hilton or a subsidiary of Hilton (such merger, together with the Hilton Tender Offer, the "Hilton Transaction") in a transaction pursuant to which all shares not tendered and purchased pursuant to the Hilton Tender Offer (other than shares owned by Hilton and its subsidiaries or held in ITT's treasury) would be converted into the right to receive a number of shares of Hilton common stock, par value $2.50 per share, having a nominal value of $55 per share, subject to unspecified collar provisions. The Hilton Transaction is more fully described in the Tender Offer Statement on Schedule 14D-1 filed by Hilton with the Securities and Exchange Commission.

RECLASSIFICATIONS

     Certain amounts in the 1996 financial statements have been reclassified to conform to the current year presentation.

RESTRUCTURING CHARGE

     In the 1997 first quarter, ITT recorded a $58 pretax charge to restructure and rationalize its World Headquarters operations. Of the total pretax charge, $28 represents severance and other related employee termination costs associated with the elimination of nearly 115 positions. It is expected that the majority of the severance costs will be paid by the end of 1997. The balance of the restructuring charge ($30 pretax) relates to charges for reduced facilities utilization.

SALE OF ALCATEL ALSTHOM SHARES

     During February and March 1997, ITT sold its remaining interest in the capital stock of Alcatel Alsthom. Total proceeds from these sales were approximately $830, resulting in a pretax gain of $183.

SUBSEQUENT EVENTS

     On April 29, 1997, ITT announced its intention to sell two of its Gaming
Properties: The Desert Inn in Las Vegas, Nevada, and The Sheraton Casino in Tunica, Mississippi. For financial reporting purposes, the assets and liabilities attributable to these two properties have been classified in the Consolidated Balance Sheet as "Net assets held for sale."

     On May 12, 1997, ITT Dow Jones Television, a general partnership in which each of ITT and Dow Jones & Company Inc. ("Dow Jones") owns a 50% interest, agreed to sell the Federal Communications Commission license of WBIS+ Channel 31 in New York City, to Paxson Communications Corporation for a purchase price of approximately $258. This agreement is subject to the approval of the Federal Communications Commission, which is expected to be received in 1997. This transaction is expected to be completed by the end of 1997.

                          BUSINESS SEGMENT INFORMATION
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                 REVENUES             INCOME
                                                             -----------------     -------------
                                                                THREE MONTHS ENDED MARCH 31,
                                                             -----------------------------------
                                                              1997       1996      1997     1996
                                                             ------     ------     ----     ----
Hotels.....................................................  $1,041     $  966     $ 72     $ 56
Gaming.....................................................     263        265       47       53
                                                             ------     ------     ----     ----
  Ongoing Segments.........................................   1,304      1,231      119      109
Dispositions...............................................      29         59      (23)      --
                                                             ------     ------     ----     ----
  Total Segments...........................................   1,333      1,290       96      109
Other......................................................      --         --      (79)     (22)
                                                             ------     ------     ----     ----
                                                              1,333      1,290       17       87
Interest expense, net......................................                         (38)     (46)
Gain on sale of Alcatel Alsthom shares.....................                         183       --
Miscellaneous expenses, net................................                         (20)      (2)
Provision for income taxes.................................                         (59)     (17)
Minority equity............................................                           2        2
                                                                                   ----     ----
Income from continuing operations..........................                          85       24
Discontinued operations....................................                          (5)      (4)
                                                             ------     ------     ----     ----
                                                             $1,333     $1,290     $ 80     $ 20
                                                             ======     ======     ====     ====

                    COMMON STOCK MARKET PRICE AND DIVIDENDS
                                  (IN DOLLARS)

                                                                   THREE MONTHS ENDED
                                                                          1996
                                                                   -------------------
                                                                    HIGH         LOW
                                                                   ------       ------
        March 31,................................................  $62.63       $47.38
        June 30,.................................................  $68.25       $56.88
        September 30,............................................  $66.63       $43.00
        December 31,.............................................  $46.50       $40.88

                                                                          1995
                                                                   -------------------
                                                                    HIGH         LOW
                                                                   ------       ------
        Period commencing December 20, 1995 and ending December
          31, 1995...............................................  $53.13       $48.25
                                                                   ======       ======

     The above table reflects the range of market prices of ITT common stock subsequent to the 1995 Spin-off, as reported in the consolidated transaction reporting system of the New York Stock Exchange, the principal market in which this security is traded, under the trading symbol "ITT".

     During the period from January 1, 1997 through March 24, 1997, the high and the low reported market prices of ITT common stock were $60.00 and $41.13, respectively.

     The Company has not declared any dividends to date and at present have no plans to declare or pay any dividends.

     There were approximately 56,000 holders of record of ITT Common Stock on March 24, 1997.

     The Company's common stock is listed on the New York Stock Exchange.

                                                                     SCHEDULE II

                             ITT DESTINATIONS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN MILLIONS)

                                                                 ADDITIONS (DEDUCTIONS)
                                                       -------------------------------------------
                                                       CHARGED TO                      WRITE-OFFS/
                                          BALANCE      COSTS AND      TRANSLATIONS     RECOVERIES/       BALANCE
              DESCRIPTION                JANUARY 1      EXPENSES       ADJUSTMENT         OTHER        DECEMBER 31
---------------------------------------  ---------     ----------     ------------     -----------     -----------
YEAR ENDED DECEMBER 31, 1996
Trade Receivables -- Allowance for
  doubtful accounts....................     $81           $ 39             $--            $   1           $ 121
Notes Receivable -- Allowance for
  doubtful accounts....................     $98           $ --             $--            $ (48)          $  50
YEAR ENDED DECEMBER 31, 1995
Trade Receivables -- Allowance for
  doubtful accounts....................     $26           $ 50             $--            $   5           $  81
Notes Receivable -- Allowance for
  doubtful accounts....................     $78           $ --             $--            $  20           $  98
YEAR ENDED DECEMBER 31, 1994
Trade Receivables -- Allowance for
  doubtful accounts....................     $13           $ 33             $--            $ (20)          $  26
Notes Receivable -- Allowance for
  doubtful accounts....................     $76           $  6             $--            $  (4)          $  78

                                                                         ANNEX B
                                ITT CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                  AND SCHEDULE

                                                                                      PAGE
                                                                                      -----
Report of Independent Public Accountants............................................    B-2
Consolidated Income for the three years ended December 31, 1996.....................    B-3
Consolidated Balance Sheet as of December 31, 1996 and 1995.........................    B-4
Consolidated Cash Flow for the three years ended December 31, 1996..................    B-5
Consolidated Stockholders Equity (Deficit) for the three years ended December 31,
  1996..............................................................................    B-6
Notes to Financial Statements.......................................................    B-7
Business Segment Information........................................................   B-14
Geographical Information -- Total Segments..........................................   B-15
Quarterly Results for 1996 and 1995 (Unaudited).....................................   B-15
Consolidated Income for the three months ended March 31, 1997 and 1996
  (Unaudited).......................................................................   B-16
Consolidated Balance Sheet as of March 31, 1997 (Unaudited) and December 31, 1996...   B-17
Consolidated Cash Flow for the three months ended March 31, 1997 and 1996
  (Unaudited).......................................................................   B-18
Notes to Financial Statements (Unaudited)...........................................   B-19
Valuation and Qualifying Accounts...................................................   SB-1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO ITT CORPORATION:

     We have audited the accompanying consolidated balance sheet of ITT Corporation (a Nevada corporation, which is expected to be renamed ITT Information Services, Inc.) and subsidiaries, as defined in the notes, as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flow and stockholders equity (deficit) for each of the three years in the period ended December 31, 1996, as described in the accompanying Index to Financial Statements and Schedule. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ITT Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the Index to Financial Statements and Schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                             ARTHUR ANDERSEN LLP

New York, New York
July 15, 1997

                                ITT CORPORATION

                              CONSOLIDATED INCOME
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                         YEARS ENDED DECEMBER
                                                                                 31,
                                                                        ----------------------
                                                                        1996     1995     1994
                                                                        ----     ----     ----
Revenues..............................................................  $647     $654     $646
Costs and expenses:
  Salaries, benefits and other operating..............................   332      342      402
  Selling, general and administrative.................................    91      135       91
  Depreciation and amortization.......................................    16       17       12
                                                                        ----     ----     ----
                                                                         439      494      505
                                                                        ----     ----     ----
                                                                         208      160      141
Interest expense......................................................   (72)     (77)     (76)
Miscellaneous expense, net............................................    (1)      --       --
                                                                        ----     ----     ----
                                                                         135       83       65
Provision for income taxes............................................   (50)     (42)     (26)
Minority equity.......................................................   (31)     (20)     (16)
                                                                        ----     ----     ----
Net income............................................................  $ 54     $ 21     $ 23
                                                                        ====     ====     ====
Earnings per share....................................................  $.46     $.18     $.20
                                                                        ====     ====     ====

Weighted average common and common equivalent shares..................   118      118      117
                                                                        ====     ====     ====

The accompanying notes to financial statements are an integral part of the above statement.

                                ITT CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                 (IN MILLIONS)

                                                                               DECEMBER 31,
                                                                             -----------------
                                                                              1996       1995
                                                                             ------     ------
ASSETS
Current assets:
  Cash and cash equivalents................................................  $   13     $   30
  Receivables, net.........................................................     358        341
  Directories in progress..................................................      44         41
  Prepaid expenses and other...............................................       5          8
                                                                              -----      -----
          Total current assets.............................................     420        420
Plant, property and equipment, net.........................................      27         31
Goodwill, net..............................................................      34         37
Long-term receivables, net.................................................       8          9
Other assets...............................................................      21         22
                                                                              -----      -----
                                                                             $  510     $  519
                                                                              =====      =====

LIABILITIES AND STOCKHOLDERS DEFICIT
Current liabilities:
  Accounts payable.........................................................  $   43     $   57
  Accrued expenses.........................................................      93        122
  Notes payable............................................................      46        104
  Accrued taxes............................................................      57         47
                                                                              -----      -----
          Total current liabilities........................................     239        330
Deferred income taxes......................................................      10         11
Long-term debt.............................................................   1,000        941
Other liabilities..........................................................       8          7
Minority interest..........................................................      61         39
                                                                              -----      -----
                                                                              1,318      1,328
                                                                              -----      -----
STOCKHOLDERS DEFICIT.......................................................    (808)      (809)
                                                                              -----      -----
                                                                             $  510     $  519
                                                                              =====      =====

The accompanying notes to financial statements are an integral part of the above statement.

                                ITT CORPORATION

                             CONSOLIDATED CASH FLOW
                                 (IN MILLIONS)

                                                                        YEARS ENDED DECEMBER
                                                                                 31,
                                                                       -----------------------
                                                                       1996     1995      1994
                                                                       ----     -----     ----
OPERATING ACTIVITIES
Net income...........................................................  $ 54     $  21     $ 23
Adjustments to net income:
  Depreciation and amortization......................................    16        17       12
  Provision for doubtful receivables.................................    14        18       14
  Minority equity in net income......................................    31        20       16
Changes in working capital:
  Receivables........................................................    (8)       (3)     (10)
  Directories in progress............................................    (7)       (4)      --
  Accounts payable...................................................   (11)       13       (4)
  Accrued expenses...................................................   (26)       26      (29)
Accrued and deferred taxes...........................................     4        (9)     (13)
Other, net...........................................................    (9)      (14)       1
                                                                       ----     -----     ----
  Cash from operating activities.....................................    58        85       10
                                                                       ----     -----     ----
INVESTING ACTIVITIES
Additions to plant, property and equipment...........................    (6)       (7)      (6)
Acquisition, net of acquired cash....................................    --       (19)      --
Other, net...........................................................     1         1       (1)
                                                                       ----     -----     ----
  Cash used for investing activities.................................    (5)      (25)      (7)
                                                                       ----     -----     ----
FINANCING ACTIVITIES
Short-term debt, net.................................................   (54)       98        2
Transfers (to)/from Destinations.....................................   (12)     (134)       3
Other, net...........................................................    (3)       (1)      (7)
                                                                       ----     -----     ----
  Cash used for financing activities.................................   (69)      (37)      (2)
                                                                       ----     -----     ----
EXCHANGE RATE EFFECT ON CASH AND CASH EQUIVALENTS....................    (1)        2       --
                                                                       ----     -----     ----
(Decrease)/increase in cash and cash equivalents.....................   (17)       25        1
Cash and Cash Equivalents -- Beginning of Year.......................    30         5        4
                                                                       ----     -----     ----
CASH AND CASH EQUIVALENTS -- END OF YEAR.............................  $ 13     $  30     $  5
                                                                       ====     =====     ====
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest...........................................................  $ 81     $  76     $ 77
                                                                       ====     =====     ====
  Income taxes.......................................................  $ 69     $  26     $ 37
                                                                       ====     =====     ====

The accompanying notes to financial statements are an integral part of the above statement.

                                ITT CORPORATION

                   CONSOLIDATED STOCKHOLDERS EQUITY (DEFICIT)
                                 (IN MILLIONS)

Balance -- January 1, 1994.........................................................  $   170
Net income.........................................................................       23
Translation of financial statements................................................      (15)
Transfers from Destinations, net...................................................       21
                                                                                     -------
Balance -- December 31, 1994.......................................................      199
Net income.........................................................................       21
Translation of financial statements................................................       (6)
Transfers to Destinations, net.....................................................   (1,023)
                                                                                     -------
Balance -- December 31, 1995.......................................................     (809)
Net income.........................................................................       54
Translation of financial statements................................................      (15)
Transfers to Destinations, net.....................................................      (38)
                                                                                     -------
Balance -- December 31, 1996.......................................................  $  (808)
                                                                                     =======

The accompanying notes to financial statements are an integral part of the above statement.

                                ITT CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

DISTRIBUTIONS AND BASIS OF PRESENTATION

     On July 15, 1997, the Board of Directors of ITT Corporation ("ITT") approved a plan to distribute (the "Distributions") to the holders of ITT's common stock all the outstanding shares of common stock of ITT Destinations, Inc. ("Destinations"), a newly formed company that will hold the hotels and gaming businesses of ITT, and all the shares representing its approximately 83% interest in ITT Educational Services, Inc. ("ITT Educational"), its publicly-traded postsecondary technical education business. After the Distributions, the shares of ITT (which is expected to be renamed ITT Information Services, Inc. and is herein referred to as the "Company") will represent its interest in its telephone directories publishing businesses.

     The Company publishes telephone directories -- alphabetical and classified -- and also publishes specialized directories. The Company's principal source of revenue is advertisements published in its directories. Its principal publications are in Belgium, The Netherlands, Portugal, the Republic of Ireland, the Republic of South Africa, Puerto Rico and the United States Virgin Islands. The Company publishes directories in these jurisdictions either pursuant to a contract with the national telecommunications provider or as a proprietary directory in such jurisdiction.

     The accompanying consolidated financial statements, which include the accounts of the Company and its wholly and majority owned directory publishing subsidiaries, present the financial position, results of operations and cash flows of the Company in a manner that accounts for the Distributions as if the Company was spun-off by Destinations. Consequently, the accompanying financial statements present the historical basis in the operations of the Company, after adjustment for certain indebtedness not allocated to Destinations. All material intercompany transactions and balances have been eliminated. Investments in affiliated companies, owned more than 20%, but not in excess of 50%, are recorded on the equity method.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING POLICIES

  Revenue Recognition

     Revenues are recognized as directories are published and are comprised of the total value of advertising contracts sold by the Company. Costs and expenses include remuneration and franchise fees paid to telephone authorities in jurisdictions where the Company operates as a publisher of directories or operates as an agent.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Directories in Progress

     Directories in progress include direct and indirect costs applicable to unpublished directories. Such costs include the costs of soliciting advertising, compiling and printing the directories. Where the Company is the publisher of these directories, income and the related costs are recognized concurrently with the distribution of the telephone directories. Revenues on multibook contracts, however, are recognized at the time of publication of the first book; costs for future books are accrued at that time. Where the Company operates as an agent of the telephone authorities, income and related costs are recognized concurrently with performance of contractual responsibilities.

  Plant, Property and Equipment

     Plant, property and equipment are recorded at cost. The Company normally claims the maximum deduction allowable for tax purposes. In general, for financial reporting purposes, depreciation is provided on a straight-line basis over the useful economic lives of the assets involved as follows: Buildings and improvements -- primarily 15 to 40 years, Machinery, furniture and equipment -- 2 to 10 years, and Other -- 5 to 10 years. Gains or losses on the sale or retirement of assets are included in income.

  Deferred Charges and Other Non-Current Assets

     Costs in connection with computer systems development have been deferred and are being amortized over three years. At December 31, 1996 and 1995, $9 and $9, respectively, of these costs were deferred net of accumulated amortization of $5 and $5, respectively. Amortization expense charged to income was $4, $5 and $4 in 1996, 1995 and 1994, respectively.

  Income Taxes

     Prior to the Distributions, the Company and its U.S. subsidiaries were included in the consolidated U.S. Federal tax return of ITT and/or ITT Industries as applicable and remitted to (received from) ITT and/or ITT Industries an income tax provision (benefit) computed in accordance with a tax sharing arrangement. This arrangement generally required that the Company determine its tax provision (benefit) as if it were filing a separate U.S. Federal income tax return. During 1996, 1995 and 1994, ITT allocated interest expense along with the corresponding tax benefit to the Company.

  Foreign Currency

     Balance sheet accounts are translated at the exchange rates in effect at each year end and income and expense accounts are translated at the average rates of exchange prevailing during the year. The national currencies of foreign operations are generally the functional currencies. Gains and (losses) from foreign currency transactions are reported currently in costs and expenses and were insignificant for all periods presented.

  Goodwill

     The difference between the purchase price and the value ascribed to net tangible assets of operations acquired has been recorded as goodwill. The Company does not amortize goodwill relating to companies acquired prior to November 1, 1970. Unamortized balances were $4 and $4 respectively, as of December 31, 1996 and 1995.

     Goodwill recorded after November 1, 1970 is amortized on a straight-line basis over varying periods not exceeding forty years. This goodwill is attributable to directory franchises which management believes to have indefinite lives based on the expectation of continuing operations either through the renewal of the franchise contracts or independently. At December 31, 1996 and 1995 goodwill of $34 and $37, respectively, is presented net of accumulated amortization of $9 and $6, respectively. Amortization expense charged to income was $4 in 1996, $1 in 1995, and $-- in 1994.

     The Company continually reviews goodwill to assess recoverability from future operations using undiscounted cash flows. Impairments would be recognized in operating results if a permanent diminution in value is deemed to have occurred.

  Earnings Per Share

     Earnings per share were computed based upon the number of ITT common and common equivalent shares which were outstanding during the applicable periods presented.

ACQUISITION

     On October 31, 1995, the Company acquired a 60% interest in Maister Directories (1981) (Pty) Ltd. and an additional 10% interest in Maister Management Company (Pty) Ltd. (collectively "Maister") of the Republic of South Africa (bringing its ownership to 60%). Accordingly, the accompanying consolidated financial statements include the results of Maister from October 31, 1995. The costs of these acquisitions of $38 were allocated to the proportionate share of the assets acquired and liabilities assumed with the excess of $30 allocated to goodwill.

     The following unaudited pro forma information presents the results of operations assuming the Maister acquisition occurred at the beginning of the respective periods:

                                                                         YEARS ENDED
                                                                        DECEMBER 31,
                                                                        -------------
                                                                        1995     1994
                                                                        ----     ----
        Revenues......................................................  $704     $717
        Net income....................................................  $ 24     $ 29
        Earnings per share............................................  $.20     $.24
                                                                        ====     ====

     The pro forma information is not necessarily indicative of the results that would have occurred had the acquisition taken place at the beginning of the respective periods.

RECEIVABLES

     Current receivables are net of allowance for doubtful accounts of $19 and $24 at December 31, 1996 and 1995, respectively. Included in current receivables are interest bearing advances to Destinations subsidiaries of $142 and $47 at December 31, 1996 and 1995, respectively, which are expected to be settled prior to the Distributions. Such advances bear interest at current market rates. The fair value of receivables at December 31, 1996 approximates their book value.

PLANT, PROPERTY AND EQUIPMENT

     Plant, property and equipment consisted of the following:

                                                                        DECEMBER 31,
                                                                        -------------
                                                                        1996     1995
                                                                        ----     ----
        Land and improvements.........................................  $ --     $  2
        Buildings and improvements....................................    14       14
        Machinery, furniture and equipment............................    51       57
        Other.........................................................    17       15
                                                                        ----     ----
                                                                          82       88
        Less: Accumulated depreciation and amortization...............   (55)     (57)
                                                                        ----     ----
                                                                        $ 27     $ 31
                                                                        ====     ====

FORMATION OF JOINT VENTURE

     On January 1, 1997, the Company consummated the merger of ITT
Portugal -- Sociedade Gestora de Participacoes Socias, Lda., ITT Paginas Amarelas, S.A. and ITT Pecas Automoveis Lda. and Portugal Telecom, S.A. contributed capital to the merged entity. Under the new ownership structure, the Company owns 50% of the outstanding shares of common stock and the other 50% is owned by Portugal Telecom, S.A.. All preferred shares are held by the Company. The preferred shares give right to a preferred dividend of 50% of the distributable profit of the year with a guaranteed minimum payment, as defined. The Company receives 75% of the merged entity's net income through a combination of its common and preferred stock ownership. The merged company has been named Paginas Amarelas, S.A.

RESTRUCTURING

     The Company recorded a $28 pretax charge in the 1995 third quarter to restructure and rationalize headquarter operations and provide for the planned disposal of non-core assets.

     Of the total pretax charge, approximately $11 represents severance and other related employee termination costs. The balance of the restructuring charge ($17 pretax) related primarily to asset write-offs, lease commitments and termination penalties and reserve actions in connection with the disposal of non-core assets and reduced facilities utilization. As of December 31, 1996, substantially all of these restructuring costs had been paid.

GENERAL AND ADMINISTRATIVE EXPENSES

     Included in selling, general and administrative expenses is $2, $2, and $3 in 1996, 1995 and 1994, respectively, which represents the Company's share of costs incurred by ITT for legal, financial, communication and other administrative services. In the opinion of management, ITT's methods for allocating costs are reasonable. However, the net cost of these services to ITT are not necessarily indicative of the costs that would have been incurred if the Company had been operated as an unaffiliated entity. It is not practical to estimate such costs on a stand-alone basis.

DEBT

     Debt consisted of the following:

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1996       1995
                                                                     ------     ------
        Bank loans and other short-term............................  $   46     $  104
        Allocated debt of ITT......................................   1,000        941
                                                                     ------     ------
                                                                     $1,046     $1,045
                                                                     ======     ======

     ITT's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, a portion of the corporate debt of ITT along with the corresponding interest expense has been allocated to the Company. Interest expense was allocated at a rate equivalent to the overall weighted average interest rate of ITT, which was 7.5% for 1996, 1995 and 1994. Total pre-tax interest allocated to the Company was $75, $71 and $67 in 1996, 1995 and 1994, respectively.

     Long-term corporate debt, including indebtedness allocated to Destinations, consisted of the following:

                                                                      DECEMBER 31,
                                                                   -------------------
                               DESCRIPTION                          1996        1995
        ---------------------------------------------------------  -------     -------
        Commercial paper
          (5.75% and 5.94% weighted average rate in 1996 and
             1995, respectively).................................  $ 1,102     $ 1,329
        6.25% notes due 2000.....................................      698         698
        6.75% notes due 2003.....................................      250          --
        6.75% notes due 2005.....................................      449         449
        7.375% debentures due 2015...............................      448         448
        7.75% debentures due 2025................................      148         148
                                                                   -------     -------
        Total....................................................    3,095       3,072
        Less: indebtedness allocated to Destinations.............   (2,095)     (2,131)
                                                                   -------     -------
                                                                   $ 1,000     $   941
                                                                   =======     =======

     Prior to the Distributions, ITT intends to realign its existing indebtedness. As part of the debt realignment, ITT will commence tender offers for all publicly held debt securities issued by ITT and repay certain other debt. These tender offers will be financed by a combination of new lines of credit of Destinations and the Company. Upon completion of the debt realignment, the Company will have responsibility for approximately $1.0 billion of debt, subject to certain adjustments, and Destinations will have responsibility for the remaining indebtedness of ITT. The fair value of indebtedness approximates its book value.

INCOME TAX

     Income tax data is as follows:

                                                                    1996     1995     1994
                                                                    ----     ----     ----
    Pretax income (loss)
      U.S.........................................................  $(54)    $(69)    $(39)
      Foreign.....................................................   189      152      104
                                                                    ----     ----     ----
                                                                    $135     $ 83     $ 65
                                                                    ====     ====     ====
    Provision (benefit) for income tax*
    Current:
      U.S. Federal................................................  $(24)    $(31)    $(17)
      Foreign.....................................................    69       77       58
                                                                    ----     ----     ----
                                                                      45       46       41
                                                                    ----     ----     ----
    Deferred:
      U.S. Federal................................................     1        1        1
      Foreign and other...........................................     4       (5)     (16)
                                                                    ----     ----     ----
                                                                       5       (4)     (15)
                                                                    ----     ----     ----
                                                                    $ 50     $ 42     $ 26
                                                                    ====     ====     ====

---------------
* The provision (benefit) for income taxes was computed in accordance with tax sharing arrangements among the Company, ITT Industries, Inc. and ITT that generally requires that such provision (benefit) be computed as if the Company were a stand-alone entity. The primary exception to the stand-alone computation relates to the benefits arising from the allocation of interest expense to the Company. On a pro forma basis, the Company's tax provision, assuming the benefits of interest allocation had been limited to the Company's ability to deduct them on its separate U.S. Federal tax return, would have been $73, $72 and $42 for the years ended December 31, 1996, 1995 and 1994, respectively.

     No provision was made for U.S. taxes payable on undistributed foreign earnings amounting to approximately $125 since these amounts are permanently reinvested.

     Deferred income taxes represent the tax effect of differences between the book and tax basis of assets and liabilities. Deferred tax (assets) liabilities include the following:

                                                                        DECEMBER 31,
                                                                        -------------
                                                                        1996     1995
                                                                        ----     ----
        Plant, property and equipment.................................  $  2     $ 2
        Basis differentials...........................................    18      17
        Other.........................................................   (10)     (8)
                                                                        ----     ---
                                                                        $ 10     $11
                                                                        ====     ===

     A reconciliation of the tax provision at the U.S. statutory rate to the provision for income taxes as reported is as follows:

                                                                      1996     1995     1994
                                                                      ----     ----     ----
    Tax provision at U.S. statutory rate............................  $ 47     $ 29     $ 23
    Tax on repatriation of foreign earnings.........................     4        3        3
    Non-deductible goodwill.........................................     1       --       --
    Foreign tax rate differential...................................     3       13       --
    Other...........................................................    (5)      (3)      --
                                                                       ---      ---      ---
    Provision for income taxes......................................  $ 50     $ 42     $ 26
                                                                       ===      ===      ===

CAPITAL STOCK

     ITT is authorized to issue 50 million shares of preferred stock, none of which was outstanding at December 31, 1996.

     In connection with its distribution from ITT Industries, ITT issued one Series A Participating Cumulative Preferred Stock Purchase Right (a "Right") for each share of ITT common stock outstanding. Additionally, Rights will be issued in respect of common stock subsequently issued until the Rights Distribution Date, as defined, and, in certain circumstances, with respect to common stock issued after the Rights Distribution Date. In the event a person or group has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of the outstanding shares of common stock or certain specified tender offers occur for more than 15% of the common stock, or in the event ITT is acquired in a merger or other business combination or certain other specified events occur, the Right entitles each holder, subject to certain exceptions, to purchase the number of 1/1000ths of a share of Series A Participating Cumulative Preferred Stock of ITT equivalent to the number of shares of ITT common stock or common stock of the surviving corporation or other specified entity, as applicable, which have a market value of twice the specified Purchase Price at the relevant date. The Rights, which do not have voting rights, expire on the tenth anniversary of the related rights agreement and are redeemable by ITT at any time at a price of $.01 per Right.

EMPLOYEE BENEFITS

     Certain employees of the Company, Destinations and ITT Educational participate in ITT's stock incentive plans. The ITT incentive stock plan provides for the granting of ITT common stock options and other stock awards at a price not greater than market value at the date of grant. Outstanding options on ITT common stock held by the Company, Destinations and ITT Educational employees will be converted into new options of the Company, Destinations and ITT Educational, as applicable, so as to preserve the aggregate economic value of the options held prior to the Distribution.

     Certain employees of the Company participate in ITT's Salaried Retirement Plan and ITT 401(k) Retirement Savings Plan. Subsequent to the Distribution, the Company intends to establish similar employee benefit plans. The Company sponsors defined benefit pension plans covering a significant percentage of its employees. The plans' assets are comprised of a broad range of domestic and foreign equity securities, fixed income investments and real estate.

     The components of net periodic pension cost are as follows:

                                                                      1996     1995     1994
                                                                      ----     ----     ----
    Service cost....................................................  $ 5      $ 4      $ 4
    Interest cost...................................................    5        5        4
    Return on assets................................................   (6)      (6)      --
    Net amortization and deferral...................................    1        1       (4)
                                                                      ---      ---      ---
         Net periodic expense.......................................  $ 5      $ 4      $ 4
                                                                      ===      ===      ===

     The following table sets forth the funded status of the Company's pension plans, amounts recognized in the Company's Balance Sheet at December 31, 1996 and 1995, and the principal weighted average assumptions inherent in their determination:

                                                                    DECEMBER 31,
                                                    ---------------------------------------------
                                                            1996                     1995
                                                    --------------------     --------------------
                                                    DOMESTIC     FOREIGN     DOMESTIC     FOREIGN
                                                    --------     -------     --------     -------
    Actuarial present value of benefit
      obligation --
      Vested benefit obligation...................    $  5        $  61        $  4        $  56
      Accumulated benefit obligation..............    $  5        $  64        $  4        $  60
                                                       ===         ====         ===          ===
    Projected benefit obligation..................    $  7        $  79        $  4        $  78
    Plan assets at fair value.....................       2          101          --           81
                                                       ---         ----         ---          ---
    Projected benefit obligation (in excess of)
      less than plan assets.......................      (5)          22          (4)           3
    Unrecognized net gain.........................      --          (23)         --           (5)
    Unrecognized net obligation...................      --            4          --            4
                                                       ---         ----         ---          ---
    Pension asset (liability) recognized in the
      consolidated balance sheet..................    $ (5)       $   3        $ (4)       $   2
                                                       ===         ====         ===          ===
    Discount rate.................................    7.50%        6.82%       7.50%        7.08%
    Rate of return on invested assets.............    9.75%        7.53%       9.75%        7.51%
    Salary increase assumption....................    4.50%        5.08%       6.00%        5.42%

     For substantially all foreign plans, the total of assets and recorded liabilities exceed accumulated benefits.

COMMITMENTS AND CONTINGENCIES

     The following presents the Company's obligations for future minimum rental payments under long-term operating lease contracts which have an initial or remaining term in excess of one year:

                1997...................................................  $ 9
                1998...................................................    6
                1999...................................................    3
                2000...................................................    2
                2001...................................................    1
                Thereafter.............................................    8
                                                                         ---
                                                                         $29
                                                                         ===

     Rental expense related to operating leases amounted to $11, $11 and $13 in 1996, 1995 and 1994, respectively.

     The Company has entered into contracts with various foreign telephone companies to publish telephone directories for varying periods through 2000. As of December 31, 1996, the Company is required to make guaranteed aggregate minimum payments of $162 through 2000. Directory publishing contracts are renegotiable at the time of their expiration. The 1996 revenues of contracts renewable in future years is summarized below:

                                                                   YEAR OF
                                                                   RENEWAL
                                                                -------------
                                                                1999     2000
                                                                ----     ----
                Revenues......................................  $60      $111

     The Company and its subsidiaries are involved in various legal matters. Reserves have been established when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, the Company does not expect that the resolution of all legal matters will have a material adverse effect on its consolidated results of operations, financial position or cash flow.

     In order to assist in the orderly transition of Destinations and ITT Educational into separate, publicly held companies, the Company intends to modify, amend or enter into certain contractual agreements with Destinations and ITT Educational, including a tax sharing agreement (see "Income Taxes"), an employee benefits agreement, an insurance agreement, an administrative services agreement and other ancillary agreements. These agreements will provide, among other things that: (i) Destinations will become the sole sponsor of the ITT Retirement Plan for Salaried Employees, the ITT Investment Savings Plan, and various ITT welfare benefit plans; (ii) an allocation of responsibilities for tax payments owing in respect of the Distributions will be made among the Company, Destinations and ITT Educational; (iii) Destinations and ITT Educational will retain specific insurance policies relating to their businesses and will continue to have rights and obligations under certain parent-company level insurance policies of the Company and (iv) Destinations will provide certain transition services to the Company for a limited period of time following the Distributions. The Company may be liable to or due reimbursement from Destinations relating to the resolution of certain matters under these agreements.

NEW ACCOUNTING PRONOUNCEMENT

     In March 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings per Share," which is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. SFAS No. 128 requires replacement of primary and fully diluted earnings per share with basic and diluted earnings per share. The impact of SFAS No. 128 to the Company's current presentation is immaterial for all periods presented.

BUSINESS SEGMENT INFORMATION

     The Company is primarily engaged in the business of publishing telephone directories. It does not operate in any other industry segment.

SUBSEQUENT EVENT

     On July 15, 1997, the Company entered into a definitive agreement with an investor to purchase approximately 32.9% of the outstanding Common Stock of the Company and warrants to purchase shares representing an additional 13.7% of the outstanding Common Stock of the Company for aggregate consideration of $225. The warrants will have a ten year term and permit the investor to buy Common Stock of the Company at a 50% premium to the investor's initial purchase price. Consummation of this transaction is subject to certain conditions including, among other things, approval of the Company's stockholders following the Distributions.

     In addition, on July 15, 1997, the Company purchased for $254 the 20% minority interest in ITT World Directories, Inc., which will be the only direct subsidiary of the Company after the Distributions, bringing its ownership of ITT World Directories, Inc. to 100%.

GEOGRAPHICAL INFORMATION

                                                                           REVENUES
                                                                    ----------------------
                                                                    1996     1995     1994
                                                                    ----     ----     ----
    Western Europe................................................  $512     $558     $578
    Africa........................................................    73       26       --
    United States.................................................    62       70       68
                                                                    ----     ----     ----
    Total Segments................................................  $647     $654     $646
                                                                    ====     ====     ====

                                                                       OPERATING INCOME
                                                                    ----------------------
                                                                    1996     1995     1994
                                                                    ----     ----     ----
    Western Europe................................................  $181     $146     $121
    Africa........................................................    11        6        2
    United States.................................................     9       (5)       6
    Other -- Asia.................................................     7       13       12
                                                                    ----     ----     ----
    Total Segments................................................  $208     $160     $141
                                                                    ====     ====     ====

                                                                     IDENTIFIABLE ASSETS
                                                                    ----------------------
                                                                    1996     1995     1994
                                                                    ----     ----     ----
    Western Europe................................................  $335     $348     $297
    Africa........................................................    85      111       --
    United States.................................................    84       54       88
    Other -- Asia.................................................     6        6        6
                                                                    ----     ----     ----
    Total Segments................................................  $510     $519     $391
                                                                    ====     ====     ====

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                  --------------------------------------------
                                                  MAR. 31     JUNE 30     SEPT. 30     DEC. 31     YEAR
                                                  -------     -------     --------     -------     ----
                                                             (IN MILLIONS EXCEPT PER SHARE)
1996
Revenues........................................   $  41       $ 250       $  170       $ 186      $647
Costs and expenses..............................   $  36       $ 153       $  116       $ 134      $439
Net income (loss)...............................   $  (8)      $  34       $   12       $  16      $ 54
Earnings (loss) per share.......................   $(.07)      $ .28       $  .10       $ .14      $.46
                                                   =====        ====        =====        ====      ====
1995
Revenues........................................   $  41       $ 257       $  148       $ 208      $654
Costs and expenses..............................   $  37       $ 167       $  124       $ 166      $494
Net income (loss)...............................   $ (10)      $  29       $   (5)      $   7      $ 21
Earnings (loss) per share.......................   $(.09)      $ .24       $ (.04)      $ .06      $.18
                                                   =====        ====        =====        ====      ====

                                ITT CORPORATION

                              CONSOLIDATED INCOME
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                           -------------------
                                                                           1997          1996
                                                                           -----         -----
Revenues.................................................................  $  42         $  41
Costs and expenses:
  Salaries, benefits and other operating.................................     14            10
  Selling, general and administrative....................................     22            22
  Depreciation and amortization..........................................      4             4
                                                                           ------        ------
                                                                              40            36
                                                                           ------        ------
                                                                               2             5
Interest expense.........................................................    (18)          (18)
Miscellaneous income, net................................................      1            --
                                                                           ------        ------
                                                                             (15)          (13)
Benefit for income taxes.................................................      6             5
                                                                           ------        ------
Net loss.................................................................  $  (9)        $  (8)
                                                                           ======        ======
Loss per share...........................................................  $(.08)        $(.07)
                                                                           ======        ======
Weighted average common equivalent shares................................    118           119
                                                                           ======        ======

The accompanying notes to financial statements are an integral part of the above statement.

                                ITT CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                 (IN MILLIONS)

                                                                                      DECEMBER 31,
                                                                                          1996
                                                                       MARCH 31,      ------------
                                                                         1997
                                                                      -----------
                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........................................    $    27          $   13
  Receivables, net..................................................        319             358
  Directories in progress...........................................         48              44
  Prepaid expenses and other........................................         12               5
                                                                         ------          ------
          Total current assets......................................        406             420
Plant, property and equipment, net..................................         25              27
Goodwill, net.......................................................         34              34
Long-term receivables, net..........................................          3               8
Other assets........................................................         21              21
                                                                         ------          ------
                                                                        $   489          $  510
                                                                         ======          ======
LIABILITIES AND STOCKHOLDERS DEFICIT
Current liabilities:
  Accounts payable..................................................    $    27          $   43
  Accrued expenses..................................................         74              93
  Notes payable.....................................................         83              46
  Accrued taxes.....................................................         46              57
                                                                         ------          ------
          Total current liabilities.................................        230             239
Deferred income taxes...............................................          9              10
Long-term debt......................................................      1,000           1,000
Other liabilities...................................................          8               8
Minority interest...................................................         59              61
                                                                         ------          ------
                                                                          1,306           1,318
                                                                         ------          ------
STOCKHOLDERS DEFICIT................................................       (817)           (808)
                                                                         ------          ------
                                                                        $   489          $  510
                                                                         ======          ======

The accompanying notes to financial statements are an integral part of the above statement.

                                ITT CORPORATION

                             CONSOLIDATED CASH FLOW
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                          THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                          -------------------
                                                                          1997           1996
                                                                          ----           ----
OPERATING ACTIVITIES
Net loss................................................................  $ (9)          $ (8)
Adjustment to net loss:
  Depreciation and amortization.........................................     4              4
Changes in working capital:
  Receivables...........................................................    70             90
  Directories in progress...............................................    (6)            (7)
  Accounts payable......................................................   (16)           (21)
  Accrued expenses......................................................   (10)           (15)
Accrued and deferred taxes..............................................    (7)           (10)
Other, net..............................................................    (8)           (10)
                                                                          ----           ----
  Cash from operating activities........................................    18             23
                                                                          ----           ----
INVESTING ACTIVITIES
Additions to plant, property and equipment..............................    (1)            (1)
Other, net..............................................................    (1)            --
                                                                          ----           ----
  Cash used for investing activities....................................    (2)            (1)
                                                                          ----           ----
FINANCING ACTIVITIES
Short-term debt, net....................................................    41            (37)
Transfers (to)/from Destinations........................................   (42)            13
Other, net..............................................................    (1)             3
                                                                          ----           ----
  Cash used for financing activities....................................    (2)           (21)
                                                                          ----           ----
Increase in cash and cash equivalents...................................    14              1
Cash and Cash Equivalents -- Beginning of Period........................    13             30
                                                                          ----           ----
CASH AND CASH EQUIVALENTS -- END OF PERIOD..............................  $ 27           $ 31
                                                                          ====           ====
Supplemental disclosures of cash flow information:
Cash paid during the period for:
  Interest..............................................................  $ 20           $ 20
                                                                          ====           ====
  Income taxes..........................................................  $  9           $  9
                                                                          ====           ====

The accompanying notes to financial statements are an integral part of the above statement.

                                ITT CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

DISTRIBUTIONS AND BASIS OF PRESENTATION

     On July 15, 1997, the Board of Directors of ITT Corporation ("ITT") approved a plan to distribute (the "Distributions") to the holders of ITT's common stock all the outstanding shares of common stock of ITT Destinations, Inc. ("Destinations"), a newly formed company that will hold the hotels and gaming businesses of ITT, and all the shares representing its approximately 83% interest in ITT Educational Services, Inc. ("ITT Educational"), its publicly-traded postsecondary technical education business. After the Distributions, the shares of ITT (which will be renamed ITT Information Services, Inc. and is herein referred to as the "Company") will represent its interest in its telephone directories publishing businesses.

     The Company publishes telephone directories -- alphabetical and classified -- and also publishes specialized directories. The Company's principal source of revenue in connection with its operations is advertisements published in its directories. Its principal publications are in Belgium, The Netherlands, Portugal, the Republic of South Africa, the Republic of Ireland, Puerto Rico and the United States Virgin Islands. The Company publishes in these jurisdictions either pursuant to a contract with the national telecommunications provider or as a proprietary directory in such jurisdiction.

     Prior to the Distributions, ITT intends to realign its existing indebtedness. As part of the debt realignment, certain debt of Destinations will be offered in exchange for certain issues of ITT debt. ITT will commence tender offers for all publicly held debt securities issued by ITT and repay certain other debt. These tender offers will be financed by a combination of new lines of credit of Destinations and the Company. Upon completion of the debt realignment, the Company will have responsibility for approximately $1.0 billion of debt, subject to certain adjustments and Destinations will have responsibility for the remaining indebtedness of ITT.

     The accompanying consolidated financial statements, which include the accounts of the Company and its wholly and majority owned directory publishing subsidiaries, present the financial position, results of operations and cash flows of the Company in a manner that accounts for the Distributions as if the Company was spun-off by Destinations. Consequently, the accompanying financial statements present the historical basis in the operations of the Company, after adjustment for certain indebtedness not allocated to Destinations. All material intercompany transactions and balances have been eliminated. Investments in affiliated companies, owned more than 20%, but not in excess of 50%, are recorded on the equity method.

INTERIM PERIOD FINANCIAL STATEMENTS

     The unaudited consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company at March 31, 1997 and their results of operations and cash flows for the three months ended March 31, 1997 and 1996. Interim results are not necessarily indicative of full year performances.

EARNINGS PER SHARE

     Earnings per share were computed based upon the number of ITT common and common equivalent shares which were outstanding on March 31, 1997.

SUBSEQUENT EVENT

     On July 15, 1997, the Company entered into a definitive agreement with an investor to purchase approximately 32.9% of the outstanding Common Stock of the Company and warrants to purchase Shares representing an additional 13.7% of the outstanding Common Stock of the Company for aggregate consideration of $225. The warrants will have a ten year term and permit the investor to buy Common Stock of the Company at a 50% premium to the investor's initial purchase price. Consummation of this transaction is subject to certain conditions including, among other things, approval of the Company's stockholders following the Distributions.

     In addition, on July 15, 1997, the Company purchased for $254 the 20% minority interest in ITT World Directories, Inc., which will be the only direct subsidiary of the Company after the Distributions, bringing its ownership of ITT World Directories, Inc. to 100%.

                                                                     SCHEDULE II

                                ITT CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN MILLIONS)

                                                                 ADDITIONS (DEDUCTIONS)
                                                         --------------------------------------
                                                         CHARGED TO                 WRITE-OFFS/
                                              BALANCE    COSTS AND    TRANSLATION   RECOVERIES      BALANCE
                DESCRIPTION                  JANUARY 1    EXPENSES    ADJUSTMENT       OTHER      DECEMBER 31
-------------------------------------------  ---------   ----------   -----------   -----------   -----------
YEAR ENDED DECEMBER 31, 1996
Trade Receivables -- Allowance for doubtful
  accounts.................................     $24         $ 14          $(1)         $ (18)         $19
YEAR ENDED DECEMBER 31, 1995
Trade Receivables -- Allowance for doubtful
  accounts.................................     $26         $ 18          $ 1          $ (21)         $24
YEAR ENDED DECEMBER 31, 1994
Trade Receivables -- Allowance for doubtful
  accounts.................................     $23         $ 14          $ 2          $ (13)         $26

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and/or Rights and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                                 CITIBANK, N.A.
                                 (800) 422-2077

         By Mail:                    By Carrier:             By Facsimile Transmission:           By Hand:
      CITICORP DATA                 CITICORP DATA                  (201) 262-3240              CITIBANK, N.A.
    DISTRIBUTION, INC.            DISTRIBUTION, INC.                                           111 Wall Street
      P.O. Box 7072                404 Sette Drive                                             Broker Services
Paramus, New Jersey 07653     Paramus, New Jersey 07652                                           5th Floor
                                                                                             New York, New York

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                     (LOGO)
                               Wall Street Plaza
                            New York, New York 10005

                        Banks and Brokers Call Collect:
                                 (212) 440-9800

                                       or

                           All Others Call Toll Free:
                                 (800) 223-2064

                     The Dealer Managers for the Offer are:

                    GOLDMAN, SACHS & CO.                                            LAZARD FRERES & CO. LLC
                       85 Broad Street                                               30 Rockefeller Plaza
                  New York, New York 10004                                         New York, New York 10020
                       (800) 323-5678                                                   (212) 632-6717

July 17, 1997